Exhibit 10.1

LOAN AGREEMENT

Dated as of August 29, 2014

By and Among

SHC CHOPIN PLAZA, LLC

and

DTRS INTERCONTINENTAL MIAMI, LLC

collectively, as Borrower
and

GERMAN AMERICAN CAPITAL CORPORATION,
as Lender

PROPERTY: InterContinental Hotel- Miami

TABLE OF CONTENTS

i

Schedules and Exhibits
Schedules:
Schedule I    -    Rent Roll
Schedule II    -    Required Repairs
Schedule III    -    Organization of Borrower
Schedule IV    -    Exceptions to Representations and Warranties
Schedule V    -    Definition of Special Purpose Bankruptcy Remote Entity
Schedule VI    -    Intellectual Property/Websites
Schedule VII    -    Intentionally Omitted
Schedule VIII    -    Operating Lease
Schedule IX    -    Pre-Approved Managers/Franchisors
Schedule X    -    Pre-Approved Transferees
Schedule XI    -    Board of Director Members
Exhibits:
Exhibit A    -    Legal Description
Exhibit B    -    Secondary Market Transaction Information

v

LOAN AGREEMENT
THIS LOAN AGREEMENT, dated as of August 29, 2014 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between GERMAN AMERICAN CAPITAL CORPORATION, a Maryland corporation, having an address at 60 Wall Street, 10th Floor, New York, New York 10005 (together with its successors and assigns, collectively, “Lender”), and SHC CHOPIN PLAZA, LLC (together with its permitted successors and assigns, “Fee Borrower”), a Delaware limited liability company and having an address at c/o Strategic Hotels & Resorts, Inc., 200 W. Madison Street, Suite 1700, Chicago, Illinois 60606.
All capitalized terms used herein shall have the respective meanings set forth in Article 1 hereof.
W I T N E S S E T H:
WHEREAS, Borrower desires to obtain the Loan from Lender; and
WHEREAS, DTRS Intercontinental Miami, LLC (together with its permitted successors and assigns, “Lessee Borrower” and together with Fee Borrower, collectively “Borrower” and each a “Borrower”), leases the Property from the Fee Borrower pursuant to the Operating Lease and is a Close Control Affiliate of Fee Borrower and will therefor benefit from the Loan; and
WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms and conditions of this Agreement and the other Loan Documents.
NOW, THEREFORE, in consideration of the covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, represent and warrant as follows:
ARTICLE 1

DEFINITIONS; PRINCIPLES OF CONSTRUCTION
Section 1.1    Specific Definitions.
For all purposes of this Agreement, except as otherwise expressly provided:
“Affiliate” shall mean, as to any Person, any other Person that (i) owns directly or indirectly ten percent (10%) or more of all equity interests in such Person, and/or (ii) is in Control of, is Controlled by or is under common ownership or Control with such Person, and/or (iii) is a director or officer of such Person or of an Affiliate of such Person, and/or (iv) is the spouse, issue or parent of such Person or of an Affiliate of such Person.
"Agreement" shall have the meaning set forth in the introductory paragraph hereto.
“ALTA” shall mean American Land Title Association, or any successor thereto.
“Alteration Threshold” shall mean for so long as original Guarantor is Guarantor, $7,000,000.00 and thereafter, $5,500,000.
“Annual Budget” shall mean (i) so long as Current Manager is the Manager, the operating and capital budget for the Property prepared consistent with the requirements of the Management Agreement for the applicable Fiscal Year, and (ii) thereafter, the operating and capital budget for the Property setting forth on a month by month basis, in reasonable detail, each line item of Borrower's good faith estimate of anticipated Operating Income, Operating Expenses and Capital Expenditures for the applicable Fiscal Year.
“Approved FF&E Expenditures” shall mean the cost of FF&E Expenditures incurred by Borrower and either (i) included in the Approved Annual Budget or (ii) approved by Lender, which approval shall not be unreasonably withheld or delayed.
“Approved Replacement Guarantor” shall mean a Person (A) that satisfies the conditions set forth in clauses (x) and (y) of the definition of “Qualified Transferee,” (B) whose identity, experience, and creditworthiness are as at least as good as that of original Guarantor as of the date hereof, in each case, in Lender’s reasonable discretion, (C) that has a Net Worth of not less than $250,000,000 and satisfies the Guarantor Financial Covenants, (D) for which Lender has received a Rating Agency Confirmation from each applicable Rating Agency, (E) who Controls Borrower (or Transferee Borrower, as applicable) and (F) who owns a direct or indirect interest in Borrower (or Transferee Borrower, as applicable). If two or more Approved Replacement Guarantors are delivering replacement guaranties and replacement environmental indemnities to Lender, then (i) only one such Approved Replacement Guarantor must Control Borrower (or Transferee Borrower, as applicable), directly or indirectly (provided that each such Approved Replacement Guarantor must own a direct or indirect interest in Borrower (or Transferee Borrower, as applicable)) and (ii) the obligations of all Approved Replacement Guarantors shall be joint and several.
“Assignment of Agreements” shall mean that certain Assignment of Agreements, Licenses, Permits and Contracts, dated as of the date hereof, from Borrower, as assignor, to Lender, as assignee.
“Assignment of Leases” shall mean that certain first priority Assignment of Leases and Rents, dated as of the date hereof, from Borrower, as assignor, to Lender, as assignee.

“Assignment of Management Agreement” shall mean collectively, the Consent to Assignment and the Manager’s Subordination.
“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect to all or any part of the Property.
“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights.
“Beneficial” when used in the context of beneficial ownership has the analogous meaning to that specified in Rule 13d-3 under the Securities Exchange Act of 1934, as amended.
“Borrower” shall have the meaning set forth in the introductory paragraph hereto.
“borrower’s knowledge” shall mean the actual (as opposed to imputed or constructive) present knowledge of Thomas Healy and Jonathan P. Stanner, in each case, after due inquiry, without creating any personal liability on the part of such individuals.
“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday on which national banks are not open for general business in (i) the State of New York, (ii) the state where the corporate trust office of the Trustee is located, or (iii) the state where the servicing offices of the Servicer are located.
“Calculation Date” shall mean the last day of each calendar quarter during the Term.
“Capital Expenditures” for any period shall mean amounts expended for replacements and alterations to the Property (excluding tenant improvements) and required to be capitalized according to GAAP.
“Cash” shall mean the legal tender of the United States of America.
“Cash Management Agreement” shall mean that certain Cash Management Agreement of even date herewith between Lender and Borrower.
“Cash Management Deposit Account” shall mean an Eligible Account at the Cash Management Deposit Bank.
“Cash Management Deposit Bank” shall mean the bank or banks selected by Lender to maintain the Cash Management Deposit Account. Lender may in its sole discretion change the Cash Management Deposit Bank from time to time.

“Clearing Account Agreement” shall mean that certain Clearing Account Agreement by and among Borrower, Lender and Borrower’s local bank to be entered into during such time as the Pre-Approved Manager Conditions are not satisfied.
“Close Affiliate” shall mean with respect to any Person (the “First Person”) any other Person (each, a “Second Person”) and in respect of which any of the following are true: (a) the Second Person owns, directly or indirectly, at least 75% of all of the legal, Beneficial and/or equitable interest in such First Person, (b) the First Person owns, directly or indirectly, at least 75% of all of the legal, Beneficial and/or equitable interest in such Second Person, or (c) a third Person owns, directly or indirectly, at least 75% of all of the legal, Beneficial and/or equitable interest in both the First Person and the Second Person.
“Close Control Affiliate” shall mean with respect to any Person (the “First Person”) any other Person (each, a “Second Person”) which is a Control Affiliate of the First Person and in respect of which any of the following are true: (a) the Second Person owns, directly or indirectly, at least 75% of all of the legal, Beneficial and/or equitable interest in such First Person, (b) the First Person owns, directly or indirectly, at least 75% of all of the legal, Beneficial and/or equitable interest in such Second Person, or (c) a third Person owns, directly or indirectly, at least 75% of all of the legal, Beneficial and/or equitable interest in both the First Person and the Second Person and is an Control Affiliate of both the First Person and the Second Person.
“Closing Date” shall mean the date of the funding of the Loan.
“Code” shall mean the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.
“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.
“Common Charges” shall mean all common charges, assessments, special assessments and any other amounts payable by the owner of the Hotel Unit pursuant to the terms of the Condominium Documents.
“Common Elements” shall have the meaning given such term in the Condominium Documents.
“Condominium” shall mean the Miami Center, a Condominium.

"Condominium Articles" shall mean the Articles of Incorporation of the Condominium Association.
“Condominium Association” shall mean Miami Center Owner’s Association, Inc., a Florida corporation not for profit.
“Condominium Board” shall mean the board of directors or members of the Condominium Association appointed pursuant to the Condominium Documents.
“Condominium By-Laws” shall mean those certain By-Laws of Miami Center, a Condominium, dated August 31, 1990, adopted in connection with the Condominium Declaration.
“Condominium Conditional Resignation of Board Member” shall mean that certain agreement executed by any member of the Board of Directors elected by Borrower or its Affiliates dated the date hereof in which such members of the Board of Directors agree to take direction from Lender during the continuation of an Event of Default and to resign upon (i) the failure of any member elected by Borrower to comply with the Insurance Trustee Requirements, (ii) the failure of any member elected by Borrower to vote or refrain from voting (including calling a meeting of the Board of Directors) as instructed by Lender during the continuation of an Event of Default, (iii) to the extent such member is an employee of Current Manager, Current Manager is no longer the Manager or such employee no longer an employee of Current Manager or (iv) the acceleration of the Loan.
“Condominium Declaration” shall mean that certain Declaration of Condominium for Miami Center, a Condominium, Recorded in Official Records Book 14008, Page 1398 of The Public Records of Dade County, Florida, as amended First Amendment recorded August 31, 1990, in Book 14688 at Page 987 of the Public Records of Dade County, Florida.
“Condominium Documents” shall mean, collectively, (a) the Condominium Declaration, (b) the Condominium Articles and (c) the Condominium By-Laws.
“Consent to Assignment” shall mean that certain Consent to Assignment, Agreement and Estoppel, dated the date hereof, among Borrower, Lender and Manager.
“Control” shall mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, by contract or otherwise, and the terms Controlled, Controlling and Common Control shall have correlative meanings.
“ Control Affiliate” shall mean, as to any Person, any other Person that (i) owns directly or indirectly ten percent (10%) or more of all equity interests in such Person, and (ii) is in Control of, is Controlled by or is under common ownership or Control with such Person.

“CPS Parking Contract” shall mean that certain Lease Agreement dated March 21, 2003 by and between Central Parking System of Florida, Inc. and IHG Management (Maryland) LLC, as manager and authorized agent of DTRS Intercontinental Miami, LLC relating to parking at the Property, as amended by that certain (i) First Amendment to the Lease Agreement dated February 18th, 2005; (ii) Second Amendment to the Lease Agreement dated July 30th, 2007, but effective as of April 1st, 2007; (iii) Third Amendment to the Lease Agreement dated February 3, 2010, but effective as of January 1, 2010; (iv) Services Addendum effective April 1, 2007, but commencing January 1, 2010 and (v) Fourth Amendment to the Lease Agreement dated December 20, 2013, and as may be further amended, modified, extended or otherwise replaced as provided in Section 4.13.
“Current Manager” shall mean IHG Management (Maryland), LLC, a Maryland limited liability company and its permitted successors and assigns (to the extent permitted under the Management Agreement without the consent of Borrower).
“Debt” shall mean the Outstanding Principal Balance together with all interest accrued and unpaid thereon and all other sums (including any applicable Prepayment Fee) due to Lender from time to time in respect of the Loan under the Note, this Agreement, the Mortgage, the Environmental Indemnity or any other Loan Document.
“Debt Service” shall mean, with respect to any particular period, the scheduled interest payments due under the Note and, if applicable, the note(s) evidencing any New Mezzanine Loan in such period; provided that solely with respect to the calculation of the Debt Service Coverage Ratio, "Debt Service" shall mean, with respect to any particular period, the sum of (i) the scheduled interest payments due under the Note and, if applicable, the note(s) evidencing any New Mezzanine Loan in such period and (ii) an amount equal to the assumed principal repayment on the Note and, if applicable, the note(s) evidencing any New Mezzanine Loan that would be required using a 30 year principal amortization term, assuming that the amortization commenced on the first Monthly Payment Date.
“Debt Service Coverage Ratio” shall mean, a ratio, as reasonably determined by Lender in which:
(a)    the numerator is the Underwritten Net Cash Flow; and
(b)    the denominator is the annual Debt Service.
“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would constitute an Event of Default.
“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (i) the Maximum Legal Rate or (ii) four percent (4%) above the Interest Rate.

“Discount Rate” shall mean the rate which, when compounded monthly, is equivalent to the Treasury Rate when compounded semiannually.
“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (i) an account or accounts (or subaccounts thereof) maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (ii) a segregated trust account or accounts (or subaccounts thereof) maintained with the corporate trust department of a federal depository institution or state chartered depository institution subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulations §9.10(b), having in either case corporate trust powers, acting in its fiduciary capacity, and a combined capital and surplus of at least $50,000,000, subject to supervision or examination by federal and state authorities and having a long-term unsecured debt rating of “BBB-” or higher by S&P and “A2” or higher by Moody’s and a short-term unsecured debt rating of “A-1” or higher by S&P and “P-1”. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.
“Eligible Institution” shall mean a depository institution or trust company insured by the Federal Deposit Insurance Corporation the short term unsecured debt obligations or commercial paper of which are rated at least A-1 by S&P, P-1 by Moody’s and F-1 by Fitch (and the long term unsecured debt obligations of such depository institution are rated at least “A” by Fitch) in the case of accounts in which funds are held for thirty (30) days or less or, in the case of accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least (i) “A” by S&P, (ii) “A” by Fitch (and the short term deposits or short term unsecured debt obligations or commercial paper of such depository institution are rated no less than “F1” by Fitch), and (iii) “A2” by Moody’s, or in the case of Letters of Credit, the long term unsecured debt obligations of which are rated at least (i) “A+” by S&P, (ii) “A+” by Fitch (and the short term deposits or short term unsecured debt obligations or commercial paper of such depository institution are rated no less than “F1” by Fitch) and (iii) “A1” by Moody’s; provided, however, for purposes of the Cash Management Deposit Bank, the definition of Eligible Institution shall have the meaning set forth in the Cash Management Agreement.
“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement dated as of the date hereof executed by Borrower and Guarantor in connection with the Loan for the benefit of Lender.
“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) which is a member of the same controlled group of corporations or group of trades or businesses under common control with Borrower or the Guarantor, or is treated as a single employer together with Borrower or the Guarantor under Section 414 of the Code or Title IV of ERISA.

“Fee Borrower” shall have the meaning set forth in the introductory paragraph hereto.
“FF&E” shall mean fixtures, furnishings, equipment, furniture, and other items of tangible personal property now or hereafter located in or on the Property or the Improvements or used in connection with the use, occupancy, operation and maintenance of all or any part of the hotel located on the Property, other than stocks of food and other supplies held for consumption in normal operation but including, without limitation, appliances, machinery, equipment, signs, artwork, office furnishings and equipment, guest room furnishings, and specialized equipment for kitchens, laundries, bars, restaurant, public rooms, health and recreational facilities, linens, dishware, all partitions, screens, awnings, shades, blinds, floor coverings, hall and lobby equipment, heating, lighting, plumbing, ventilating, refrigerating, incinerating, elevators, escalators, air conditioning and communication plants or systems with appurtenant fixtures, vacuum cleaning systems, call or beeper systems, security systems, sprinkler systems and other fire prevention and extinguishing apparatus and materials; reservation system computer and related equipment; all equipment, manual, mechanical or motorized, for the construction, maintenance, repair and cleaning of, parking areas, walks, underground ways, truck ways, driveways, common areas, roadways, highways and streets; and the Vehicles (as defined in the Uniform System of Accounts for Hotels, current edition).
“FF&E Deposit Account” shall mean an Eligible Account at the FF&E Deposit Bank.
“FF&E Deposit Account Control Agreement” shall mean that certain Deposit Account Control Agreement dated the date hereof by and among Borrower, Lender, Manager and FF&E Deposit Bank.
“FF&E Deposit Bank” shall mean the bank or banks selected by Lender to maintain the FF&E Deposit Account. Lender may in its sole discretion change the FF&E Deposit Bank from time to time. State Street Bank and Trust Company, through its service provider Boston Financial Data Services, Inc., for and on behalf of Federated Treasury Obligations Fund shall be the initial FF&E Deposit Bank.
“FF&E Expenditure” for any period shall mean the amount expended for FF&E Work in, at or to the Property.
“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the Term.
“Fitch” shall mean Fitch, Inc.
“Franchise Agreement” shall mean an agreement between Borrower and Person that is not an Affiliate of Borrower (a “Franchisor”) pursuant to which Borrower is given the right to operate the hotel located on the Property under a name and/or hotel system controlled by such Franchisor.

“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession.
“Governmental Authority” shall mean any court, board, agency, commission, office or governmental authority of any nature whatsoever or any governmental unit (federal, state, commonwealth, county, district, municipal, city or otherwise) whether now or hereafter in existence.
“Gross Revenue” shall mean all revenue derived from the ownership and operation of the Property from whatever source, including Rents and any Insurance Proceeds (whether or not Lender elects to treat any such Insurance Proceeds as business or rental interruption Insurance Proceeds pursuant to Section 5.4(f) hereof).
“Guarantor” shall mean Strategic Hotel Funding, L.L.C., a Delaware limited liability company, or any other Person that now or hereafter guarantees any of Borrower’s obligations under any Loan Document.
“Guarantor Financial Covenants” shall mean those covenants set forth in Section 6.2 of the Guaranty.
“Guaranty” shall mean that certain Guaranty of Recourse Obligations of even date herewith from Guarantor for the benefit of Lender.
“Hotel Unit” shall have the meaning set forth in the Condominium Declaration.
“Indebtedness” shall mean, for any Person, without duplication: (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (ii) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced as an extension of credit thereunder, (iii) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, (iv) all indebtedness guaranteed by such Person, directly or indirectly, (v) all obligations under leases that constitute capital leases for which such Person is liable, (vi) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case for which such Person is liable or its assets are liable, whether such Person (or its assets) is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss and (vii) any other contractual obligation for the payment of money which are not settled within ninety (90) days.
“Independent” shall mean, when used with respect to any Person, a Person who: (i) does not have any direct financial interest or any material indirect financial interest in Borrower or in any Affiliate of Borrower, (ii) is not connected with Borrower or any Affiliate of Borrower as an officer, employee, promoter, underwriter, trustee, partner, member, manager, creditor, director, supplier, customer or person performing similar functions and (iii) is not a member of the immediate family of a Person defined in (i) or (ii) above.
“Independent Accountant” shall mean (i) a firm of nationally recognized, certified public accountants which is Independent and which is selected by Borrower and reasonably acceptable to Lender or (ii) such other certified public accountant(s) selected by Borrower, which is Independent and reasonably acceptable to Lender.
“Insolvency Opinion” shall mean that certain bankruptcy non-consolidation opinion letter dated the date hereof delivered by Perkins Coie LLP in connection with the Loan.
"Insurance Trustee Requirements" shall mean collectively or individually, Borrower's obligations set forth in Section 4.35(h) and Section 5.5.
“Interest Rate” shall mean a rate of 3.99% per annum (or, when applicable pursuant to this Agreement or any other Loan Document, the Default Rate).
“Inventory” shall mean, as defined in the UCC, and including items which would be entered on a balance sheet under the line items for “Inventories” or “china, glassware, silver, linen and uniforms” under the Uniform System of Accounts for Hotels, current edition.
“Lease” shall mean any lease, sublease or sub-sublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy, all or any portion of any space in the Property (other than ordinary course (i) short-term occupancy rights of hotel guests which are not the subject of a written agreement, (ii) occupancy agreements for groups of hotel guests for transitory periods of time and (iii) agreements for catering, business and similar special events or functions at the Property), and every modification, amendment or other agreement (whether written or oral and whether now or hereafter in effect) relating to such lease, sublease, sub-sublease or other agreement entered into in connection with such lease, sublease, sub-sublease or other agreement, and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto, whether before or after the filing by or against Borrower of any petition for relief under the Bankruptcy Code. The term “Lease” shall not include a Major Contract, a Material Contract, the Management Agreement, the Operating Lease

or the Condominium Documents. In addition, an agreement with respect to parking or valet parking services shall be deemed not to be a Lease regardless of the title of such agreement, but shall instead be deemed to be a Material Contract.
“Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting the Loan, any Secondary Market Transaction with respect to the Loan, Borrower or the Property or any part thereof or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the Securities Act, the Exchange Act, Regulation AB, the rules and regulations promulgated pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, zoning and land use laws, the Americans with Disabilities Act of 1990, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting the Property or any part thereof, including any which may (i) require repairs, modifications or alterations in or to the Property or any part thereof, or (ii) in any way limit the use and enjoyment thereof.
“Lender” shall have the meaning set forth in the introductory paragraph hereto.
“Lessee Borrower” shall have the meaning set forth in the recitals hereto.
“Letter of Credit” shall mean an irrevocable, unconditional, transferable (without payment of any transfer fee), clean sight draft letter of credit acceptable to Lender and the Rating Agencies (either an evergreen letter of credit or one which does not expire until at least thirty (30) Business Days after the Stated Maturity Date) in favor of Lender and entitling Lender to draw thereon in New York, New York, issued by a domestic Eligible Institution or the U.S. agency or branch of a foreign Eligible Institution. If at any time the bank issuing any such Letter of Credit shall cease to be an Eligible Institution, Lender shall have the right immediately to draw down the same in full and hold the proceeds of such draw in accordance with the applicable provisions hereof unless Borrower shall have replaced such Letter of Credit with a Letter of Credit issued by an Eligible Institution within ten (10) Business Days after written notice thereof. Notwithstanding anything to the contrary contained in the above, Lender is not obligated to draw any Letter of Credit upon the happening of an event specified above and shall not be liable for any losses sustained by Borrower or applicable/obligor due to the insolvency of the bank issuing the Letter of Credit if Lender has not drawn the applicable Letter of Credit.
“Lien” shall mean any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, easement, restrictive covenant, preference, assignment, security interest, or any other encumbrance, charge or transfer of, or any agreement to enter into or create any of the foregoing, on or affecting all or any portion of the Property or any interest therein, or any direct or indirect interest in Borrower, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.
“Liquor License Cooperation Agreement” shall mean that certain Cooperation Agreement Regarding Liquor License, dated as of even date herewith, by Borrower and Manager in favor of Lender.
“Loan” shall mean the loan in the original principal amount of One Hundred Fifteen Million and No/100 Dollars ($115,000,000.00) made by Lender to Borrower pursuant to this Agreement.
“Loan Documents” shall mean, collectively, this Agreement, the Note, the Mortgage, the Assignment of Leases, the Cash Management Agreement, the Clearing Account Agreement, the FF&E Deposit and Control Agreement, the Assignment of Agreements, the Environmental Indemnity, the Assignment of Management Agreement, the Liquor License Cooperation Agreement and the Guaranty and any other documents, agreements and instruments now or hereafter evidencing, securing or delivered to Lender in connection with the Loan, as the same may be (and each of the foregoing defined terms shall refer to such documents as they may be) amended, restated, replaced, supplemented or otherwise modified from time to time.
“Loan to Value Ratio” shall mean the ratio, as of a particular date, in which the numerator is equal to the Outstanding Principal Balance and the denominator is equal to the appraised value of the Property, as determined by Lender in its sole discretion.
“Low Debt Service Period” shall commence if, as of any Calculation Date, the Debt Service Coverage Ratio is less than 1.50:1.00 and shall end if the Property has achieved a Debt Service Coverage Ratio of exceeds 1.55:1.00 for two consecutive Calculation Dates (as determined by Lender) or if Borrower makes a permitted repayment of outstanding principal pursuant to Section 2.6 hereof, such that the DSCR shall exceed 1.55:1.00 after such repayment. The DSCR will be tested by Lender quarterly.
“Luxury Brand” shall mean an upper- upscale or luxury hotel brand or franchise of a Pre-Approved Manager, or that of a Qualified Manager, and in each case with an STR Global chain scale classification at least equal to or higher than the IHG STR Global chain scale classification for the Property as of the Closing Date (as of the Closing Date, the IHG STR Global chain scale for the Property is "luxury").
“Major Contract” shall mean (i) so long as the current Management Agreement is in effect, any license or concession (but in each case excluding any Lease) for any hotel operations, any restaurant food service operations or for any other commercial operation in or about the Property which is of a material nature (materiality for these purposes to include, without limitation, contracts which has a term in excess of one year (unless cancelable on thirty (30) days or less notice without requiring the payment of termination fees or payments in excess of $100,000 for the applicable contract); (ii) if the current Management Agreement is replaced with a new Management Agreement with a replacement Manager, any cleaning, maintenance, service, security or other contract or agreement of any kind (other than Leases) of a material nature (materiality for these purposes to include, without limitation, contracts which has a term in excess of one year (unless cancelable on thirty (30) days or less notice without requiring the payment of termination fees or payments in excess of $100,000 for the applicable contract), (iii) any contract or agreement with respect to parking or valet services (other than, with respect to the CPS Parking Contract, as provided in Section 4.13) for a term in excess of one-year, or, if for a term less than one-year, then on commercially reasonable local market rates and on arm’s length terms with bona fide, independent third-parties; or (iv) any contract or agreement with an Affiliate of Borrower, or an Affiliate of Manager in any case relating to the ownership, management, use, operation, maintenance, repair or restoration of the Property, whether written or oral. The term "Major Contract" shall not include the Management Agreement, the Operating Lease, the Condominium Documents or any Lease.
“Major Lease” shall mean any Lease which, either individually, or when taken together with any other Lease with the same Tenant or its Affiliates, and assuming the exercise of all expansion rights and all preferential rights to lease additional space contained in such Lease, (i) covers more than 5,000 rentable square feet, (ii) where a Borrower is a tenant, (iii) contains an option or other preferential right to purchase all or any portion of the Property, (iv) is with an Affiliate of Borrower or Manager as Tenant, (v) generates Gross Revenue in excess of One Million Dollars ($1,000,000) in any 365 day period, or (vi) is entered into during the continuance of an Event of Default.
“Management Agreement” shall mean, initially, the Hotel Management Agreement, dated as of April 1, 2005, between Borrower’s predecessor in interest and Current Manager, as amended by assignment dated October 6, 2006 and amendments dated August 27, 2010 and November 14, 2011 or any replacement management agreement entered into by and between Borrower and a Manager in accordance with the terms of the Loan Documents, in each case, pursuant to which the Manager is to provide management and other services with respect to the Property.
“Manager” shall mean, initially, Current Manager or any other manager engaged in accordance with the terms and conditions of the Loan Documents.
“Manager Accounts” shall mean, collectively or individually, the “Bank Accounts.” “Operating Account” and “Reserve Account” (as each is defined in the Management Agreement), maintained by Manager in the name of Fee Borrower or Lessee Borrower with respect to the Property and in accordance with the terms of the Management Agreement.

“Manager Reimbursable Expenses” shall mean the “Reimbursable Expenses” as defined in Section 5.4 of the Management Agreement.
“Manager’s Subordination” shall mean that certain Subordination, Non-Disturbance and Attornment Agreement, dated the date hereof, among Borrower, Lender and Manager.
“Manager Termination Event” shall mean either that (i) Borrower (or Lender to the extent permitted by the Loan Documents including the Assignment of Management Agreement) has terminated the Manager pursuant to the Management Agreement or (ii) Manager has terminated the Management Agreement pursuant to the Management Agreement and the Loan Documents.
“Material Alteration” shall mean any alteration affecting structural elements of the Improvements, utility or HVAC system contained in any Improvements or the exterior of the Property, the cost of which exceeds the Alteration Threshold; provided, however, that in no event shall (i) any tenant improvement work performed pursuant to any Lease existing on the date hereof or entered into hereafter in accordance with the provisions of this Agreement, (ii) alterations that are funded from a PIP where the funds for such PIP are deposited in advance with Lender, or (iii) alterations performed as part of a Restoration, constitute a Material Alteration.
"Material Contract” shall mean (i) any Major Contract described in clause (i) or (ii) of the definition of Major Contract that generates Gross Revenue or Operating Expenses (as applicable) in excess of One Million Dollars ($1,000,000) in any 365 day period or (ii) any Major Contract described in clauses (iii) or (iv) of the definition of Major Contract. The term "Material Contract" shall not include the Management Agreement, the Operating Lease, the Condominium Documents or a Lease.
“Maturity Date” shall mean the date on which the final payment of principal of the Note becomes due and payable as herein and therein provided, whether at the Stated Maturity Date, by declaration of acceleration, extension or otherwise.
“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such Governmental Authority whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.
Mezzanine Trigger Period” shall commence and continue for so long as any New Mezzanine Loan is outstanding.
"Miami Center Lease" shall mean that Lease, effective June 5, 2008, between Crescent Miami Center, LLC, as landlord, and Fee Borrower, as tenant

"Monetary Default" shall mean a Default (i) that can be cured with the payment of money or (ii) arising pursuant to Section 8.1(vii) through (ix).
“Monthly Operating Expense Budgeted Amount” shall mean, during a Trigger Period, the monthly amount set forth in the Approved Annual Budget for Operating Expenses for the calendar month in which such Monthly Payment Date occurs; provided that aggregate of management fees payable to Manager and franchise fees payable to a Franchisor as part of the Monthly Operating Expense Budgeted Amount shall not exceed 3% of Rents; provided that such Monthly Operating Expense Budgeted Amount shall be increased for any particular calendar month to reflect any actual expenditures made or to be made during such calendar month that (i) are for real estate taxes, insurance premiums, electric, gas, oil, water, sewer or other utility service to the Property or otherwise not discretionary in nature and reasonably required for the ongoing operation of the business conducted at the Property, (ii) excluding Operating Expenses included in clause (i), above, are in excess of the amount budgeted for such calendar month, but when aggregated with other expenditures of the same nature made during the applicable Fiscal Year, do not exceed the corresponding line item set forth in the Approved Annual Budget by more than five percent (5%) or (iii) have otherwise been approved by Lender as provided in Section 4.9.5.
“Monthly Payment Date” shall mean the sixth (6th) day of every calendar month occurring during the Term. The first Monthly Payment Date shall be October 6, 2014.
“Moody’s” shall mean Moody’s Investors Service, Inc.
“Mortgage” shall mean that certain first priority Amended and Restated Fee and Leasehold Mortgage, Assignment of Leases and Rents and Security Agreement and Notice of Future Advance, dated the date hereof, executed and delivered by Borrower as security for the Loan and encumbering the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
"Net Worth" shall have the meaning set forth in the Guaranty.
“New Mezzanine Loan Default” shall mean an “Event of Default” under the New Mezzanine Loan and as defined in the New Mezzanine Loan Documents and Lender may conclusively rely on any notice from New Mezzanine Loan Lender of such New Mezzanine Loan Default without any inquiry into the validity thereof.
“New Mezzanine Loan Default Revocation Notice” shall mean a notice from New Mezzanine Lender, with respect to the New Mezzanine Loan (upon which Lender may conclusively rely without any inquiry into the validity thereof) that a New Mezzanine Loan Default under the New Mezzanine Loan of which Lender was previously notified has either been cured or waived.
“NRSRO” shall mean any credit rating agency that has elected to be treated as a nationally recognized statistical rating organization for purposes of Section 15E of the Exchange Act, without regard to whether or not such credit rating agency has been engaged by Lender or its designees in connection with, or in anticipation of, a Securitization.
“Obligations” shall mean, collectively, Fee Borrower’s obligations for the payment of the Debt and the Borrower's performance of the Other Obligations.
“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by an authorized senior officer of Borrower and to be made solely in such authorized signatory’s representative capacity (such authorized signatory having no individual liability in respect thereof).
“Open Prepayment Date” shall mean March 6, 2024.
“Operating Expenses” shall mean, for any period, without duplication, all expenses actually paid or payable by Borrower (or by Manager on account of Borrower) during such period in connection with the operation, management, maintenance, repair and use of the Property, determined on an accrual basis, and, except to the extent otherwise provided in this definition, in accordance with GAAP and the Uniform System of Accounts for Hotels, current edition. Operating Expenses specifically shall include (i) all expenses incurred in the immediately preceding twelve (12) month period based on quarterly financial statements delivered to Lender in accordance with Section 4.9.2 hereof, (ii) all payments required to be made pursuant to any Operations Agreements, (iii) property management fees in an amount equal to the management fees actually paid under the Management Agreement, (iv) administrative, payroll, security and general expenses for the Property, (v) the cost of utilities, inventories and fixed asset supplies consumed in the operation of the Property, (vi) a reasonable reserve for uncollectible accounts, (vii) costs and fees of Independent professionals (including, without limitation, legal, accounting, consultants and other professional expenses), technical consultants, operational experts (including quality assurance inspectors) or other third parties retained to perform services required or permitted hereunder, (viii) cost of attendance by employees at training and manpower development programs, (ix) association dues, (x) computer processing charges, (xi) operational equipment and other lease payments, (xii) Taxes and Other Charges (other than income taxes or Other Charges in the nature of income taxes) and insurance premiums (xiii) Common Charges, (xiv) rents, expenses and costs payable under the Miami Center Lease, and (xv) all underwritten reserves required by Lender hereunder (without duplication). Operating Expenses shall also include all franchise fees and expenses incurred in connection with any Franchise Agreement. Notwithstanding the foregoing, Operating Expenses shall not include (1) depreciation or amortization, (2) income taxes or Other Charges in the nature of income taxes, (3) any expenses (including legal, accounting and other professional fees, expenses and disbursements) incurred in connection with the making of the Loan or the sale, exchange, transfer, financing or refinancing of all or any portion of the Property or in connection with the recovery of Insurance Proceeds or Awards which are applied to prepay the Note, (4) Capital Expenditures,

(5) Debt Service, (6) Rent payable by Lessee Borrower to Fee Borrower under the Operating Lease, and (7) any item of expense which would otherwise be considered within Operating Expenses pursuant to the provisions above but is paid directly by any Tenant.
“Operating Income” shall mean, for any period, all income of Borrower during such period from the use, ownership or operation of the Property, including:
(a)    all amounts payable to Borrower (or to Manager on the account of Borrower) by any Person as Rent and other amounts under Leases or other agreements relating to the Property;
(b)    business interruption insurance proceeds allocable to the applicable reporting period; and
(c)    all other amounts which in accordance with GAAP, the Uniform System of Accounts for Hotels, current edition, are included in Borrower’s annual financial statements as operating income attributable to the Property.
Notwithstanding the foregoing, Operating Income shall not include (a) any Insurance Proceeds (other than business interruption and/or rental loss insurance proceeds and only to the extent allocable to the applicable reporting period), (b) any proceeds resulting from the Transfer of all or any portion of the Property, (c) any Rent attributable to a Lease prior to the date in which the Tenant thereunder has taken occupancy or in which the actual payment of rent is required to commence thereunder, (d) any item of income otherwise included in Operating Income but paid directly by any Tenant to a Person other than Borrower as an offset or deduction against Rent payable by such Tenant, provided such item of income is for payment of an item of expense (such as payments for utilities paid directly to a utility company) and such expense is otherwise excluded from the definition of Operating Expenses pursuant to clause “(6)” of the definition thereof, (e) security deposits received from Tenants until forfeited or applied, (f) any Lease Termination Payments (g) Rent payable by Lessee Borrower to Fee Borrower under the Operating Lease and (h) any Rents paid by or on behalf of any Tenant under a Lease which is the subject of any proceeding or action relating to its bankruptcy, reorganization or other arrangement pursuant to federal bankruptcy law or any similar federal or state law or which has been adjudicated a bankrupt or insolvent unless such Lease has been assumed by the trustee in such proceeding or action. Operating Income shall be calculated on the accrual basis of accounting and, except to the extent otherwise provided in this definition, in accordance with the Uniform System of Accounts for Hotels, current edition.
“Operating Lease” shall mean that certain Operating Lease more particularly described on Schedule VIII attached hereto and made a part hereof as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

“Operating Rent” shall mean any rent, additional rent or other charge payable by the tenant under the Operating Lease.
“Operations Agreements” shall mean any covenants, restrictions, easements, declarations or agreements of record relating to the construction, operation or use of the Property, together with all amendments, modifications or supplements thereto.
“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes and any other charges, including vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.
“Other Obligations” shall mean (a) the performance of all obligations of Borrower contained herein; (b) the performance of each obligation of Borrower contained in any other Loan Document; and (c) the performance of each obligation of Borrower contained in any renewal, extension, amendment, modification, consolidation, change of, or substitution or replacement for, all or any part of this Agreement, the Note or any other Loan Document.
“Outstanding Principal Balance” shall mean, as of any date, the outstanding principal balance of the Loan.
“Owner’s Debt Restrictions” shall mean the restrictions set forth in Section 22.18 of the Management Agreement.
“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT ACT) of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.
“Permitted Borrower Transferee” shall mean any entity (i) that is experienced in owning and operating (including acting as asset manager) properties similar to the Property, (ii) (a) with a net worth together with its Close Affiliates, as of a date no more than six (6) months prior to the date of the transfer of at least $1 Billion (exclusive of the Property) and (b) who, immediately prior to such transfer, controls, together with its Close Affiliates real estate equity assets of at least $1 Billion, (iii) which, together with its Close Affiliates owns or has under management or acts as the exclusive fund manager or investment advisor, at the time of the transfer, not fewer than ten (10) first class full service resort hotels or business hotel properties (excluding the Property) containing not fewer than 5,000 hotel rooms in the aggregate (excluding the Property) and (iv) is a Qualified Transferee.
“Permitted Encumbrances” shall mean, collectively, (i) the Liens and security interests created by the Loan Documents, (ii) all encumbrances and other matters disclosed in the Title

Insurance Policy, (iii) Liens, if any, for Taxes or Other Charges imposed by any Governmental Authority not yet due or delinquent, (iv) any workers’, mechanics’ or other similar Liens on the Property provided that any such Lien is bonded or discharged within thirty (30) days after Borrower first receives written notice of such Lien or which is being contested in good faith in accordance with the requirements of Section 4.3, (v) Liens in connection with Permitted Equipment Financing, and (vi) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s reasonable discretion.
“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other entity, any Governmental Authority and any fiduciary acting in such capacity on behalf of any of the foregoing.
“Phase I Report” shall mean that certain Phase I Environmental Site Assessment Report, prepared by AEI Consultants and dated as of June 30, 2014.
“Physical Conditions Report” shall mean that certain Property Condition Report, prepared by AEI Consultants and dated as of June 30, 2014.
"Pre-Approved Franchisor" shall mean at any time after the Closing Date, any pre-approved Franchisor listed on Schedule IX hereto provided that the Property is operated as a Luxury Brand of such Pre-Approved Franchisor and provided further that the credit, reputation and operational quality of such Pre-Approved Franchisor has not materially decreased from the Closing Date.
"Pre-Approved Manager" shall mean any pre-approved Manager listed on Schedule IX hereto or any Close Control Affiliate thereof.
“Pre-Approved Manager Conditions” shall mean that (i) the Manager is Current Manager or a Pre-Approved Manager, (ii) the Management Agreement contains the cash management provisions of Section 4.02 and Article 8 of the Management Agreement (as modified as among Manager, Lender and Borrower by the Manager Consent), or, in Lender’s reasonable discretion, provisions substantially similar thereto, (iii) in the case of any replacement Manager, such entity is a Pre-Approved Manager and shall have executed and delivered to Lender a new Assignment of Management Agreement and Deposit Account Control Agreement, as well as satisfied the other conditions to the replacement of Manager set forth in Section 4.34 hereof.
“Pre-Approved Transferee” shall mean any of the entities set forth on Schedule X hereof, or any Close Affiliates thereof, provided any of the foregoing entities or their Close Affiliates shall only be a “Pre-Approved Transferee” if (i) such entity continues to be Controlled by substantially the same Persons Controlling such entity as of the Closing Date or if such Pre-Approved Transferee is a widely held, publicly traded company, such Pre-Approved Transferee continues to be a widely held, publicly traded on an established securities market, (ii) there has been no material adverse change in the financial condition or results of operations of such entity since the Closing Date, (iii)

such entity is a Qualified Transferee and (iv) such entity's long term, unsecured debt (a) as of the Closing Date, is rated no less than "BBB" by S&P and the equivalent from either Moody's or Fitch, (b) since the Closing Date, has continued to be rated no less than "BBB" by S&P and the equivalent from either Moody's or Fitch, and (c) as of the applicable transfer date, is rated "BBB" by S&P and the equivalent by the other Rating Agencies providing the rating of the Securities (or if not rated by all such other Rating Agencies, the equivalent rating by Moody's or Fitch).
“Prepayment Fee” shall mean an amount equal to the greater of (i) the Yield Maintenance Amount, or (ii) one percent (1%) of the unpaid principal balance of the Note as of the Repayment Date.
“Prepayment Notice” shall mean a prior written notice to Lender specifying the proposed Business Day on which a prepayment of the Debt is to be made pursuant to Section 2.4 hereof, which date must be a Monthly Payment Date and shall be no earlier than thirty (30) days after the date of such Prepayment Notice and no later than sixty (60) days after the date of such Prepayment Notice. A Prepayment Notice may be rescinded by Borrower upon delivery of written notice to Lender not less than five (5) Business Days prior to the date of prepayment set forth in such Prepayment Notice being rescinded; provided, however that Borrowers shall pay any breakage costs and out of pocket costs and expenses incurred by Lender in connection therewith.
“Property” shall mean the parcel of real property described on Exhibit A attached hereto and made a part hereof, the Hotel Unit, the Common Elements and the Improvements now or hereafter erected or installed thereon and all personal property owned by Borrower and encumbered by the Mortgage, together with all rights pertaining to such property, the Hotel Unit and Improvements, all as more particularly described in the Granting Clauses of the Mortgage.
“Qualified Manager” shall mean (i) the Current Manager, (ii) at any time after the Closing Date, a Pre-Approved Manager operating under its own Luxury Brand, provided that the credit, reputation and operational quality of such Pre-Approved Manager has not materially decreased from the Closing Date, (iii) at any time after the Closing Date, any other hotel management company that manages a system of at least five (5) hotels or resorts of a class and quality at least comparable to the Property (as reasonably determined by Lender) and containing not fewer than 2,000 hotel rooms (including hotel/condominium units under management) in the aggregate, and will operate the Property as a Luxury Brand, which hotel management company and Luxury Brand shall both be acceptable to Lender, or (iv) at any time after the Closing Date, any other hotel management company which will operate the Property as a Luxury Brand, which hotel management company and Luxury Brand shall both be acceptable to Lender; provided that after a Securitization, in addition to the above requirements in clause (iii) and (iv), each hotel management company referenced in clause (iii) or (iv) hereof (and the applicable Luxury Brand), shall be subject to the receipt of a Rating Agency Confirmation from the applicable Rating Agencies.
“Qualified Transferee” shall mean a transferee for whom, prior to the Transfer, Lender shall have received: (x) evidence that the proposed transferee (1) has never been indicted or convicted of, or pled guilty or no contest to, a felony, (2) has never been indicted or convicted of, or pled guilty or no contest to, a Patriot Act Offense and is not on any Government List, (3) has never been the subject of a voluntary or involuntary (to the extent the same has not been discharged) bankruptcy proceeding and (4) has no material outstanding judgments against such proposed transferee and (y) if the proposed transferee will obtain Control of or obtain a direct or indirect interest of 10% or more in Borrower as a result of such proposed transfer, a credit check against such proposed transferee that is reasonably acceptable to Lender.
“Rating Agencies” shall mean any nationally-recognized statistical rating organization (e.g. S&P, Moody’s, Fitch, DBRS, Inc. or any successor thereto) that has been or will be engaged by Lender or its designees in connection with, or in anticipation of, a Securitization.
“Rating Agency Confirmation” shall mean a written affirmation from each of the Rating Agencies (but subject to Section 10.3(b)) that the credit rating of the Securities by such Rating Agency immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion.
“Regulation AB” shall mean Regulation AB under the Securities Act and the Exchange Act, as such Regulation may be amended from time to time.
“Related Loan” shall mean a loan to an Affiliate of Borrower or any Guarantor or secured by a Related Property, that is included in a Securitization with the Loan, and any other loan that is cross-collateralized with the Loan.
“Related Property” shall mean a parcel of real property, together with improvements thereon and personal property related thereto, that is “related” within the meaning of the definition of Significant Obligor, to the Property.
“REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Note.
“Rents” shall mean all rents, rent equivalents, revenues from the rental of rooms, guest suites, conference and banquet rooms, food and beverage facilities, health clubs, spas or other amenities, telephone services, laundry, vending, television and parking, moneys payable as damages (including payments by reason of the rejection of a Lease in a bankruptcy proceeding) or in lieu of rent or rent equivalents, royalties (including all oil and gas or other mineral royalties and bonuses), income, fees, receivables, receipts, revenues, deposits (including security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other payment and consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower,

Manager or any of their respective agents or employees from any and all sources arising from or attributable to the Property and the Improvements, including all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of the Property or rendering of services by Borrower, Manager or any of their respective agents or employees and all other items of revenue, receipts or other income as identified in the Uniform System of Accounts, current edition, and Insurance Proceeds, if any, from business interruption or other loss of income insurance, but only to the extent such Insurance Proceeds are treated as business or rental interruption Insurance Proceeds pursuant to Section 5.4(f) hereof.
“Repayment Date” shall mean the date of a defeasance or prepayment (as applicable) of the Loan pursuant to the provisions of Section 2.4 hereof.
“Reserve Accounts” shall have the meaning set forth in the Management Agreement.
“Reserve Funds” shall mean, collectively, all funds deposited by Borrower with Lender, FF&E Deposit Bank or Cash Management Deposit Bank pursuant to Article 6 of this Agreement, including, but not limited to, the Insurance Funds, the Tax Funds, the Casualty and Condemnation Funds, the Common Charges Funds, FF&E Reserve Funds, and the Excess Cash Funds.
“Restoration” shall mean the repair, restoration and full service reopening of the hotel at the Property in the standard required by the Management Agreement and, if applicable, the Franchise Agreement (but no less than the standard of a Luxury Brand) after a Casualty or Condemnation to as nearly as possible to the condition the Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Lender.
“Restoration DSCR” shall mean, as of any date of determination, the ratio of (a) the Underwritten Net Cash Flow of the Property, based on Rents in place (annualized and including rental loss insurance proceeds), Gross Revenue and expenses on a pro forma basis (excluding non-recurring expenses for which business interruption insurance is not applicable), to (b) an amount equal to the annual Debt Service.
“S&P” shall mean Standard & Poor’s Ratings Group, a division of the McGraw-Hill Companies.
“Significant Obligor” shall have the meaning set forth in Item 1101(k) of Regulation AB under the Securities Act.
“State” shall mean the State of Florida.
“Stated Maturity Date” shall mean September 6, 2024.

“Survey” shall mean a survey of the Property prepared by a surveyor licensed in the State and satisfactory to Lender and the company or companies issuing the Title Insurance Policy, and containing a certification of such surveyor satisfactory to Lender.
“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Property or part thereof, together with all interest and penalties thereon.
“Tenant” shall mean any Person obligated by contract or otherwise to pay monies (including a percentage of gross income, revenue or profits) under any Lease (other than the Operating Lease) now or hereafter affecting all or any part of the Property.
“Term” shall mean the entire term of this Agreement, which shall expire upon repayment in full of the Debt and full performance of each and every obligation to be performed by Borrower pursuant to the Loan Documents.
“Title Insurance Policy” shall mean an ALTA mortgagee title insurance policy in the form acceptable to Lender issued with respect to the Property and insuring the Lien of the Mortgage.
“Treasury Rate” shall mean the yield calculated by the linear interpolation of the yields, as reported in Federal Reserve Statistical Release H.15 Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities for the week ending prior to the Repayment Date, of U.S. Treasury constant maturities with maturity dates (one longer and one shorter) most nearly approximating the Maturity Date. (In the event Release H.15 is no longer published, Lender shall select a comparable publication to determine the Treasury Rate.)
“TRIPRA” shall mean the Terrorism Risk Insurance Program Reauthorization Act of 2002 or any extension, renewal or replacement thereof.
“Trigger Period” shall commence upon the occurrence of (i) an Event of Default or (ii) the commencement of a Low Debt Service Period or (iii) the commencement of a New Mezzanine Loan Default ; and shall end if, (A) with respect to a Trigger Period continuing pursuant to clause (i), the Event of Default commencing the Trigger Period has been cured and such cure has been accepted by Lender (and no other Event of Default is then continuing) or (B) with respect to a Trigger Period continuing due to clause (ii), the Low Debt Service Period has ended pursuant to the terms hereof or (C) with respect to a Trigger Period continuing due to clause (iii), receipt by Lender of a Mezzanine Loan Default Revocation Notice.
“Trustee” shall mean any trustee holding the Loan in a Securitization.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State (with respect to fixtures), the State of New York or the state in which any of the Cash Management Deposit Accounts are located, as the case may be.
“Underwritten Net Cash Flow” shall mean, as of the end of any calendar quarter for which Underwritten Net Cash Flow is determined (or such other date for which Underwritten Net Cash Flow is determined) the excess of: (a) the sum of: (i) actual Rents received by Borrower for the twelve (12) months preceding such calculation; over (b) for the twelve (12) month period preceding the month in which such Underwritten Net Cash Flow is calculated, Operating Expenses over such twelve months, in each case adjusted to reflect Lender’s determination of: (i) subtraction of an imputed capital improvement/FF&E requirement amount equal to the greater of (X) four percent ( 4%) of Rents per annum (regardless of whether Borrower is actually required to reserve such amount) of (Y) the amount per annum that Borrower is actually required to reserve for FF&E pursuant to the Management Agreement; (ii) an adjustment so that property management fees (and any fees payable under a Franchise Agreement ) are equal to the greater of three percent (3%) of Rent and the property management fees and franchise fees actually paid under the Management Agreement and/or Franchise Agreement, (iii) if applicable, an adjustment to reflect Taxes and Insurance that will be payable with respect to the Property for the twelve (12) months following such calculation, based on the most recent tax and/or insurance assessments, bills or invoices, and (iv) exclusion of (X) amounts representing non-recurring items and (Y) other than with respect to ordinary course (1) short-term occupancy rights of hotel guests which are not the subject of a written agreement, (2) occupancy agreements for groups of hotel guests for transitory periods of time and (3) agreements for catering, business and similar special events or functions at the Property, amounts received from Tenants not currently in occupancy and paying full, unabated rent, from Tenants affiliated with Borrower or Guarantor, from Tenants in default or in bankruptcy and from Tenants under Leases where the term is about to expire. Lender’s calculation of Underwritten Net Cash Flow shall be final absent manifest error.
“U.S. Obligations” shall mean securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are (i) (a) direct obligations of the United States of America for the payment of which its full faith and credit is pledged and/or (b) other “governmental securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, and otherwise accepted by, and in compliance with all requirements of, the applicable Rating Agencies, and (ii) not subject to prepayment, call or early redemption.
“Yield Maintenance Amount” shall mean the present value, as of the Repayment Date, of the remaining scheduled payments of principal and interest from the Repayment Date through the Stated Maturity Date (including any balloon payment) determined by discounting such payments at the Discount Rate, less the amount of principal being prepaid on the Repayment Date.
Section 1.2    Index of Other Definitions. The following terms are defined in the sections or Loan Documents as indicated below:
“Accounts” - 6.1.2
“Act” - Schedule V
“Acceptable Blanket Policy” - 5.1.1(c)
“Applicable Taxes” - 10.24
“Approved Annual Budget” - 4.9.5
“Approved Extraordinary Operating Expense” - 4.9.6
“Approved Monthly BI Expenses” - 5.4(g)
“Available Cash” - 6.10.1
"Bankruptcy Event" – 10.1
“Board of Directors” - 3.1.38(i)
“Borrower” - Introductory Paragraph
"Borrower's Account" – 6.10.1(xi)(B)
“Borrower’s Recourse Liabilities” - 10.1
“Cash Management Deposit Account” - 6.9
“Casualty” - 5.2
“Casualty and Condemnation Account” - 6.6
“Casualty and Condemnation Funds” - 6.6
“Casualty Consultant” - 5.4(b)(iii)
“Casualty Retainage” - 5.4(b)(iv)
“Cause” - Schedule V
“Clearing Account” - 6.1
“Clearing Bank” - 6.1
"Commencement of the Open Period" – 2.4.3
“Committee” - Schedule V
"Common Charges Account” - 6.7
“Common Charges Funds” - 6.7
“Condemnation Proceeds” - 5.4(b)
“Consolidation Breach” – 10.1
“Continuing Guarantor Conditions” – 7.1(a)(xi)

“Debt Service Account” - Cash Management Agreement
“Defeasance Collateral” - 2.4.2(b)(i)
“Defeasance Security Agreement” - 2.4.2(b)(i)
“Disclosure Document” - 9.2(a)
“Easements” - 3.1.11
“Embargoed Person” - 4.32(c)
"Environmental Event" – 4.10
“Equipment” - Mortgage
“ERISA” - 4.31
“Event of Default” - 8.1
"Excess Cash Account" 6.9
"Excess Cash Funds" -6.9
“Exchange Act” - 9.2(a)
“Exchange Act Filing” - 9.1(d)
“Extraordinary Operating Expense” - 4.9.6
"FF&E Reserve Account – 6.5.1
“FF&E Reserve Funds” - 6.5.1
“FF&E Work” - 6.5.1
"Flood Acts" – 5.1.1(a)
“Government Lists” - 4.32(b)
“Improvements” - Mortgage
“Indemnified Liabilities” - 4.30
“Independent Director” - Schedule V
“Independent Manager” - Schedule V
“Initial Interest Period” - 2.3.1
“Insurance Account” - 6.4.1
“Insurance Funds” - 6.4.1
“Insurance Premiums” - 5.1.1(b)
“Insurance Proceeds” - 5.4(b)
"Insured Common Elements" – 5.1(a)
“Intellectual Property” - 3.1.33
“Interest Period” - 2.3.2
“Lender Group” - 9.2(b)
“Liabilities” - 9.2(b)
“Licenses” - 3.1.9
“Losses” - 10.1
“Monthly Interest Payment Amount” - 2.3.1
“Nationally Recognized Service Company” - Schedule V
“Net Proceeds” - 5.4(b)

“Net Proceeds Deficiency” - 5.4(b)(vi)
“New Mezzanine Loan” - 9.3.2
“New Mezzanine Loan Borrower” - 9.3.2
“NFIP Insurance Amount” – 5.1.1
“Note” - 2.1.3
“Notice” - 10.6
"Office Unit" – 4.35
“OFAC” - 4.32(b)
“Patriot Act Offense” - 4.32(b)
“Permitted Equipment Financing” - 4.21
“Permitted Indebtedness” - 4.21
“Permitted Investments” - Cash Management Agreement
“Permitted Transfer” - 7.2
"PIP" – 4.34(a)
“Policies” - 5.1.1(b)
“Qualified Carrier” - 5.1.1(i)
"REIT" – 7.2(a)
“Release Date” - 2.4.2(b)(i)
"Required Flood Insurance" – 5.1.1(a)
“Required Records” - 4.9.7
“Review Waiver” - 10.3(b)
“Secondary Market Transaction” - 9.1(a)
“Securities” - 9.1(a)
“Securities Act” - 9.2(a)
“Securitization” - 9.1(a)
“Servicer” - 10.21
“Servicing Agreement” - 10.21
“Severance Transaction” – 9.4
“Similar Law” – 7.1(a)(vii)
“Sole Member” - Schedule V
“Solvency Covenant” – 10.1
“SPE Covenant” – 10.1(xvii)
“Special Member” - Schedule V
“Special Purpose Bankruptcy Remote Entity” - Schedule V
“Springing Recourse Event” - 10.1
“Successor Borrower” - 2.4.2(b)
“Tax Account” - 6.3.1
“Tax Funds” - 6.3.1
“Terrorism Premium Cap” - 5.1.1(i)

“Transfer” - 4.2
“Transfer and Assumption” - 7.1
“Transfer Tax” – 10.1(x)
“Underwriter Group” - 9.2(b)
“Updated Information” - 9.1(b)(i)
Section 1.3    Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document as a whole and not to any particular provision hereof or thereof. When used in this Agreement or any other Loan Document, the word “including” shall mean “including but not limited to”. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.
ARTICLE 2

THE LOAN
Section 2.1    The Loan.
2.1.1    Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender shall make the Loan to Fee Borrower and Fee Borrower shall accept the Loan from Lender on the Closing Date.
2.1.2    Single Disbursement to Borrower. Fee Borrower shall receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.
2.1.3    The Note. The Loan shall be evidenced by that certain Amended and Restated Promissory Note of even date herewith, in the stated principal amount of One Hundred Fifteen Million and No/100 Dollars ($115,000,000.00) executed by Fee Borrower and payable to the order of Lender in evidence of the Loan (as the same may hereafter be amended, supplemented, restated, increased, extended or consolidated from time to time, the “Note”) and shall be repaid in accordance with the terms of this Agreement, the Note and the other Loan Documents.
2.1.4    Use of Proceeds. Borrower shall use proceeds of the Loan to (i) pay and discharge any existing loans relating to the Property, (ii) pay all past-due Taxes, Insurance Premiums and Other Charges, if any, in respect of the Property, (iii) make initial deposits of the Reserve Funds, (iv) pay costs and expenses incurred in connection with the closing of the Loan, and (v) the extent any proceeds remain after satisfying clauses (i) through (iv) above, for such other general and lawful corporate purpose as Borrower shall designate, provided such purpose does not violate the terms of any Loan Documents.
Section 2.2    Interest Rate.
2.2.1    Interest Rate. Interest on the Outstanding Principal Balance shall accrue throughout the Term at the Interest Rate.
2.2.2    Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the Outstanding Principal Balance and, to the extent not prohibited by applicable law, all other portions of the Debt, shall accrue interest at the Default Rate, calculated from the date such payment was due or such Default shall have occurred without regard to any grace or cure periods contained herein. Interest at the Default Rate shall be paid immediately upon demand, which demand may be made as frequently as Lender shall elect, to the extent not prohibited by applicable law.
2.2.3    Interest Calculation. Interest on the Outstanding Principal Balance shall be calculated by multiplying (A) the actual number of days elapsed in the period for which the calculation is being made by (B) a daily rate based on a three hundred sixty (360) day year (that is, the Interest Rate expressed as an annual rate divided by 360) by (C) the Outstanding Principal Balance. The accrual period for calculating interest due on each Monthly Payment Date shall be the Interest Period immediately prior to such Monthly Payment Date.
2.2.4    Usury Savings. This Agreement and the other Loan Documents are subject to the express condition that at no time shall Borrower be required or obligated to pay interest on the Outstanding Principal Balance at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the Outstanding Principal Balance at a rate in excess of the Maximum Legal Rate, the Interest Rate shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.
Section 2.3    Loan Payments.

2.3.1    Payments. On the date hereof, Fee Borrower shall pay interest on the unpaid Outstanding Principal Balance from the Closing Date through and including September 5, 2014 (the “Initial Interest Period”). On October 6, 2014 and each Monthly Payment Date thereafter through and including the Stated Maturity Date, Fee Borrower shall make a payment of interest on the Outstanding Principal Balance accrued at the Interest Rate during the Interest Period immediately preceding such Monthly Payment Date (the “Monthly Interest Payment Amount”).
2.3.2    Payments Generally. After the Initial Interest Period, each interest accrual period thereafter (each, an “Interest Period”) shall commence on the sixth (6th) day of each calendar month during the Term and shall end on and include the fifth (5th) day of the next occurring calendar month. For purposes of making payments hereunder, but not for purposes of calculating interest accrual periods, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately preceding Business Day. Lender shall have the right from time to time, until the earlier of (i) a Securitization or (ii) the date that is fifteen (15) months after the Closing Date, in Lender's sole discretion, upon not less than ten (10) days prior written notice to Borrower, to change the Monthly Payment Date to a different calendar day and, if requested by Lender, Borrower shall promptly execute an amendment to this Agreement to evidence such change; provided, however, that if Lender shall have elected to change the Monthly Payment Date as aforesaid, Lender shall have the option, but not the obligation, to adjust the Interest Period accordingly. With respect to payments of principal due on the Maturity Date, interest shall be payable at the Interest Rate, through and including the day immediately preceding such Maturity Date. All amounts due pursuant to this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever.
2.3.3    Payment on Maturity Date. Fee Borrower shall pay to Lender on the Maturity Date the Outstanding Principal Balance, without duplication, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Mortgage and the other Loan Documents.
2.3.4    Late Payment Charge. If any principal, interest or any other sum due under the Loan Documents (other than the Outstanding Principal Balance due and payable on the Maturity Date) is not paid by Fee Borrower on the date on which it is due, Fee Borrower shall pay to Lender upon demand an amount equal to the lesser of four percent (4%) of such unpaid sum or the maximum amount permitted by applicable law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Mortgage and the other Loan Documents to the extent permitted by law.

2.3.5    Method and Place of Payment.
(a)    Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 2:00 p.m., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office or at such other place as Lender shall from time to time designate, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.
(b)    Whenever any payment to be made hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, the due date thereof shall be the immediately preceding Business Day.
(c)    All payments required to be made by Borrower hereunder or under the Note or the other Loan Documents shall be made irrespective of, and without deduction for, any setoff, claim or counterclaim and shall be made irrespective of any defense thereto.
Section 2.4    Prepayments.
2.4.1    Prepayments. Except as otherwise provided herein, Fee Borrower shall not have the right to prepay the Loan in whole or in part prior to the Stated Maturity Date.
2.4.2    Voluntary Prepayments or Defeasance.
(a)    Yield Maintenance Prepayment. Fee Borrower shall have the right, on any Business Day, to prepay the Outstanding Principal Balance in whole, but not in part, upon satisfaction of the following conditions:
(i)    Fee Borrower shall deliver to Lender a Prepayment Notice; and
(ii)    Fee Borrower shall comply with the provisions set forth in Section 2.4.6.
(b)    Defeasance.
(i)    Provided no Event of Default has occurred and is continuing, at any time after the date which is the earlier of: (A) two (2) years after the “startup day,” within the meaning of Section 860G(a)(9) of the Code, of the final “real estate mortgage investment conduit,” established within the meaning of Section 860D of the Code, that holds any note that evidences all or any portion of the Loan or (B) three (3) years after the date hereof, Borrower may cause the release of the Property (in whole but not in part) from the Lien of the Mortgage and the other Loan Documents upon the satisfaction of the following conditions:
(A)    not less than forty-five (45) days prior written notice shall be given to Lender specifying a date (the “Release Date”) on which the Defeasance Collateral is to be delivered, such Release Date to occur only on a Monthly Payment Date;
(B)    all accrued and unpaid interest and all other sums due under the Note and under the other Loan Documents up to the Release Date, including, without limitation, all costs and expenses incurred by Lender or its agents in connection with such release (including, without limitation, the fees and expenses incurred by attorneys and accountants in connection with the review of the proposed Defeasance Collateral and the preparation of the Defeasance Security Agreement and related documentation), shall be paid in full on or prior to the Release Date; and
(C)    Fee Borrower shall deliver to Lender on or prior to the Release Date:
a.    an amount equal to that which is sufficient to purchase U.S. Obligations that provide for payments (1) on or prior to, but as close as possible to and including, all successive scheduled Monthly Payment Dates after the Release Date through the Commencement of the Open Period, and (2) in amounts equal to or greater than the Monthly Interest Payment Amount through and including the Commencement of the Open Period together with payment in full of the Outstanding Principal Balance as of the Commencement of the Open Period (the “Defeasance Collateral”), each of which shall be duly endorsed by the holder thereof as directed by Lender or accompanied by a written instrument of transfer in form and substance wholly satisfactory to Lender (including, without limitation, such instruments as may be required by the depository institution holding such securities to effectuate book-entry transfers and pledges through the book-entry facilities of such institution) in order to create a first priority security interest therein in favor of the Lender in conformity with all applicable state and federal laws governing granting of such security interests;
b.    a pledge and security agreement, in form and substance satisfactory to Lender in its sole discretion, creating a first priority security interest in favor of Lender in the Defeasance Collateral (the “Defeasance Security Agreement”), which shall provide, among other things, that any payments generated by the Defeasance Collateral shall be paid directly to Lender and applied by Lender in satisfaction of all amounts then due and payable hereunder and any excess received by Lender from the Defeasance Collateral over the amounts payable by Borrower hereunder or under the Note shall be refunded to Borrower promptly after each Monthly Payment Date;
c.    a certificate of Borrower certifying that all of the requirements set forth in this Section 2.4.2(b) have been satisfied;
d.    an opinion of counsel for Borrower in form and substance and delivered by counsel satisfactory to Lender in its sole discretion stating, among other things, that (1) Lender has a perfected first priority security interest in the Defeasance Collateral and that the Defeasance Security Agreement is enforceable against Borrower in accordance with its terms; and (2) that any REMIC Trust formed pursuant to a Securitization will not fail to maintain its status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code as a result of such defeasance;
e.    at Lender’s request, a Rating Agency Confirmation from each applicable Rating Agency or each such Rating Agency as is required by Lender;
f.    a certificate from a firm of independent public accountants acceptable to Lender certifying that the Defeasance Collateral is sufficient to satisfy the provisions of Section 2.4.2(b)(i)(C)(a) above;
g.    such other certificates, documents or instruments as Lender may reasonably require; and
h.    in connection with the conditions set forth above in this Section 2.4.2(b)(i)(C), Borrower hereby appoints Lender as its agent and attorney in fact for the purpose of using the amounts delivered pursuant to Section 2.4.2(b)(i)(C)(a) above to purchase the Defeasance Collateral.
(ii)    Upon the defeasance of the Loan under this Section 2.4.2(b), Borrower may, or at option of Lender shall, assign all of its Obligations, together with the pledged Defeasance Collateral, to a successor entity designated by Lender in its sole discretion or, at the option of Lender, designated by Borrower and approved by Lender (in each case, the “Successor Borrower”). Lender shall have the right to establish or designate the Successor Borrower and to purchase, or cause to be purchased, the Defeasance Collateral, which rights may be exercised in Lender’s sole discretion and shall be retained by the Lender named herein notwithstanding the transfer or securitization of the Loan. Such successor entity shall execute an assumption agreement in form and substance satisfactory to Lender in its sole discretion pursuant to which it shall assume Borrower’s Obligations and the Defeasance Security Agreement. As conditions to such assignment and assumption, Borrower shall (i) deliver to Lender an opinion of counsel in form and substance and delivered by counsel satisfactory to Lender in its sole discretion stating, among other things, that such assumption agreement is enforceable against Borrower and such successor entity in accordance with its terms and that the Note, the Defeasance Security Agreement and the other Loan Documents, as so assumed, are enforceable against such successor entity in accordance with their respective terms, and (ii) pay all costs and expenses incurred by Lender or its agents in connection with such assignment and assumption (including, without limitation, the review of the proposed transferee and the preparation of the assumption agreement and related documentation). Additionally, Borrower shall pay all costs and expenses incurred by Successor Borrower, including attorneys’ fees and expenses, incurred in connection therewith. In connection with a transfer of the Defeasance Collateral to the Successor Borrower, Borrower shall, as a condition to such defeasance, deliver or cause to be delivered a non-consolidation opinion in form and substance satisfactory to Lender and the Rating Agencies. Upon such assumption, Borrower shall be relieved of its Obligations hereunder, under the other Loan Documents and under the Defeasance Security Agreement other than those Obligations which are specifically intended to survive the termination, satisfaction or assignment of this Agreement or the exercise of Lender’s rights and remedies hereunder.
(iii)    Appointment as Attorney in Fact. Upon the defeasance of the Loan in accordance with clauses (i) and (ii) of this Section 2.4.2(b), Borrower shall have no further right to prepay the Note pursuant to the other provisions of this Section 2.4.2(b) or otherwise. In connection with the conditions set forth in this Section 2.4.2(b), Borrower hereby appoints Lender as its agent and attorney-in-fact for the purpose of purchasing the Defeasance Collateral with funds provided by Borrower. Borrower shall pay any and all expenses incurred in the purchase of the Defeasance Collateral and any revenue, documentary stamp or intangible taxes or any other tax or charge due in connection with the transfer of the Note or otherwise required to accomplish the agreements of this Section 2.4.2(b).
(iv)    Release of Reserve Funds. Upon the defeasance of the Loan in accordance with clauses (i) and (ii) of this Section 2.4.2(b) and Borrower's payment of the expenses as set forth in clause (iii) of this Section 2.4.2(b), Lender shall cause Servicer to promptly release any and all Reserve Funds in Servicer's control and possession but no later than five (5) Business Days after the Release Date and the satisfaction of the requirements of this Section 2.4.2(b).
2.4.3    Open Prepayment. Notwithstanding anything to the contrary contained herein, and provided that Borrower shall deliver to Lender a Prepayment Notice, Borrower may prepay the entire principal balance of the Note and any other amounts outstanding under the Note, this Agreement, or any of the other Loan Documents, without payment of the Prepayment Fee or any other prepayment premium, penalty or fee, on any Business Day on or after the Open Prepayment Date (the Open Prepayment Date being the "Commencement of the Open Period"). If such prepayment is not made on a Monthly Payment Date, Fee Borrower shall also pay interest that would have accrued on the principal balance of the Note to, but not including, the next Monthly Payment Date.
2.4.4    Mandatory Prepayments. If Lender is not obligated to make Net Proceeds available to Borrower for Restoration, on the next occurring Monthly Payment Date following the date on which (a) Lender actually receives any Net Proceeds, and (b) Lender has determined that such Net Proceeds shall be applied against the Debt, Borrower shall prepay, or authorize Lender to apply Net Proceeds as a prepayment of, the Debt in an amount equal to one hundred percent (100%) of such Net Proceeds. Except during an Event of Default, such Net Proceeds shall be applied by Lender as follows in the following order of priority: First, to all amounts (other than principal and interest) then due and payable under the Loan Documents, including any costs and expenses of Lender in connection with such prepayment; Second; accrued and unpaid interest at the Interest Rate; and Third, to principal. Notwithstanding anything herein to the contrary, so long as no Event of Default is continuing, no Prepayment Fee or any other prepayment premium, penalty or fee shall be due in connection with any prepayment made pursuant to this Section 2.4.4.

2.4.5    Prepayments After Default. If, during the continuance of an Event of Default, payment of all or any part of the Debt is tendered by Fee Borrower and accepted by Lender or is otherwise recovered by Lender (including through application of any Reserve Funds, to the extent controlled by Lender; Lender acknowledging that as of the date hereof, the only Reserve Funds currently controlled by Lender are funds which would be held in the Casualty and Condemnation Account and the Excess Cash Account), such tender or recovery shall be deemed to be a voluntary prepayment by Fee Borrower in violation of the prohibition against prepayment set forth in Section 2.4.1 hereof, and Fee Borrower shall pay, as part of the Debt, all of: (i) all accrued interest at the Interest Rate and, if such tender and acceptance is not made on a Monthly Payment Date, interest that would have accrued on the Debt to, but not including, the next Monthly Payment Date and (ii) an amount equal to the Prepayment Fee.
2.4.6    Prepayment/Repayment Conditions.
(a)    On the date on which a prepayment, voluntary or mandatory, is made under the Note or as required under this Agreement, which date must be a Business Day, Fee Borrower shall pay to Lender all unpaid interest on the portion of the Outstanding Principal Balance prepaid plus, if the Repayment Date is not a Monthly Payment Date, all interest accruing for the full Interest Period in which the Repayment Date falls.
(b)    On the Repayment Date, Fee Borrower shall pay to Lender (i) the Prepayment Fee (if such payment is made prior to the Open Prepayment Date) and (ii) all other sums, then due under the Note, this Agreement, the Mortgage, and the other Loan Documents.
(c)    Fee Borrower shall pay all reasonable costs and expenses of Lender incurred in connection with the repayment or prepayment (including without limitation, if applicable, any costs and expenses associated with a release of the Lien of the Mortgage as set forth in Section 2.5.2 below and reasonable attorneys’ fees and expenses).
Section 2.5    Release of Property.
2.5.1    Release Upon Defeasance. If Fee Borrower has elected to defease the Note and the requirements of Section 2.4.2(b) have been satisfied, the Property shall be released from the Lien of the Mortgage and the other Loan Documents, and the Defeasance Collateral pledged pursuant to the Defeasance Security Agreement shall constitute the only collateral which shall secure the Note and all other Obligations. In connection with the release of the Lien, Borrower shall submit to Lender, not less than ten (10) Business Days prior to the Release Date (or such shorter time as is acceptable to Lender in its sole discretion), a release of Lien (and related Loan Documents) for execution by Lender. Such release shall be in a form appropriate in the jurisdiction in which the Property is located and contain standard provisions protecting the rights of the releasing lender. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, and (ii) will effect such release in accordance with the terms of this Agreement. Borrower shall pay all costs, taxes and expenses associated with the release of the Lien of the Mortgage, including Lender’s reasonable attorneys’ fees. Fee Borrower, pursuant to the Defeasance Security Agreement, shall authorize and direct that the payments received from Defeasance Collateral be made directly to Lender and applied to satisfy the Obligations, including payment in full of the Outstanding Principal Balance as of the Commencement of the Open Period.
2.5.2    Release on Payment in Full. Lender shall, upon the written request and at the expense of Fee Borrower , upon payment in full of the Debt in accordance with the terms and provisions of the Loan Documents, release the Lien of the Mortgage. In connection with the release of the Lien, Fee Borrower shall submit to Lender, not less than ten (10) days prior to the Repayment Date (or such shorter time as is acceptable to Lender in its sole discretion), a release of Lien (and related Loan Documents) for execution by Lender. Such release shall be in a form appropriate in the jurisdiction in which the Property is located and contain standard provisions protecting the rights of the releasing lender. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, and (ii) will effect such release in accordance with the terms of this Agreement. Borrower shall pay all costs, taxes and expenses associated with the release of the Lien of the Mortgage, including Lender’s reasonable attorneys’ fees.
Section 2.6    Partial Prepayments. Notwithstanding the restriction on partial prepayments set forth in Section 2.4 above, provided no Event of Default has occurred and is then continuing, and provided further that Borrower satisfies all the other requirements to prepayment set forth in Section 2.4.2(a) (including without limitation the requirements of Section 2.4.6) on a Business Day, Borrower shall be entitled to prepay the Loan in part in an amount sufficient to (i) eliminate a Low Debt Service Period (such that the DSCR would exceed 1.55:1:00 after giving effect to such partial prepayment). or (ii) to cure an alleged breach by Borrower of Owner’s Debt Restrictions under the Hotel Management Agreement asserted by Property Manager.
ARTICLE 3

REPRESENTATIONS AND WARRANTIES
Section 3.1    Borrower Representations. Each Borrower represents and warrants that, except to the extent (if any) disclosed on Schedule IV hereto with reference to a specific subsection of this Section 3.1:
3.1.1    Organization; Special Purpose. Borrower is duly organized, validly existing and in good standing with full power and authority to own its assets and conduct its business, and is duly qualified and in good standing in the State and in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such qualification, and Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents by it, and has the power and authority to execute, deliver and perform under this Agreement, the other Loan Documents and all the transactions contemplated hereby. Borrower is a Special Purpose Bankruptcy Remote Entity and satisfies the requirements of a Special Purpose Bankruptcy Remote Entity as set forth in Schedule V.
3.1.2    Proceedings; Enforceability. This Agreement and the other Loan Documents have been duly authorized, executed and delivered by Borrower and constitute a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower or Guarantor including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable, and neither Borrower nor Guarantor has asserted any right of rescission, set-off, counterclaim or defense with respect thereto.
3.1.3    No Conflicts. The execution and delivery of this Agreement and the other Loan Documents by Borrower and the performance of its Obligations hereunder and thereunder will not conflict with any provision of any law or regulation to which Borrower is subject, or conflict with, result in a breach of, or constitute a default under, any of the terms, conditions or provisions of Borrower’s organizational documents or any agreement or instrument to which Borrower is a party or by which it is bound, or any order or decree applicable to Borrower, or result in the creation or imposition of any Lien on Borrower’s assets or property (other than pursuant to the Loan Documents).
3.1.4    Litigation. There is no action, suit, proceeding or investigation pending or, to Borrower’s knowledge, threatened against Borrower, Guarantor or the Property in any court or by or before any other Governmental Authority which, if adversely determined, might materially adversely affect the condition (financial or otherwise) or business of Borrower (including the ability of a Borrower to carry out the transactions contemplated by this Agreement), Guarantor or the condition or ownership of the Property, in each case, taken as a whole.
3.1.5    Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction which might materially adversely affect Borrower or the Property, or Borrower’s business, properties or assets, operations or condition, financial or otherwise, in each case, taken as a whole. Borrower is not in default with respect to any order or decree of any court or any order, regulation or demand of any Governmental Authority, which default might have consequences that would materially adversely affect the condition (financial or other) or operations of a Borrower or its properties, in each case, taken as a whole, or might have consequences that would materially adversely affect its performance hereunder. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Permitted Encumbrance or any other agreement or instrument to which it is a party or by which it or the Property is bound.
3.1.6    Consents. No consent, approval, authorization or order of any court or Governmental Authority is required for the execution, delivery and performance by Borrower of, or compliance by Borrower with, this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby, other than those which have been obtained by such Borrower.
3.1.7    Property; Title.
(a)    Fee Borrower has good, marketable and insurable fee simple title to the real property comprising part of the Property and good title to the balance of the Property owned by it, free and clear of all Liens whatsoever except the Permitted Encumbrances. Lessee Borrower has good, marketable and insurable leasehold title to the real property comprising part of the Property and good title to the balance of the Property owned by it, free and clear of all Liens whatsoever except the Permitted Encumbrances. The Mortgage, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (i) a valid, first priority, perfected Lien on Borrower’s interest in the Property, subject only to Permitted Encumbrances, and (ii) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to the Permitted Encumbrances. Except for the four (4) "notices of commencement" disclosed in the Title Insurance Policy (for which insured coverage is being provided), there are no mechanics’, materialman’s or other similar Liens or claims which have been filed for work, labor or materials affecting the Property which are or may be Liens prior to, or equal or coordinate with, the Lien of the Mortgage. None of the Permitted Encumbrances, individually or in the aggregate, (a) materially interfere with the benefits of the security intended to be provided by the Mortgage and this Agreement, (b) materially and adversely affect the value of the Property, taken as a whole (c) impair the use or operations of the Property (as currently used), or (d) impair Borrower’s ability to pay its Obligations in a timely manner.
(b)    All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid under applicable Legal Requirements in connection with the transfer of the Property to the applicable Borrower and the creation of the leasehold estate have been paid or are being paid simultaneously herewith. All mortgage, mortgage recording, documentary, stamp, intangible or other similar tax required to be paid under applicable Legal Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including the Mortgage, have been paid or are being paid simultaneously herewith. All taxes and governmental assessments due and owing in respect of the Property have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established hereunder or are insured against by the Title Insurance Policy.
(c)    The Property is comprised of one (1) or more parcels which constitute separate tax lots and do not constitute a portion of any other tax lot not a part of the Property.
(d)    No Condemnation or other proceeding has been commenced or, to Borrower’s knowledge, is contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.
(e)    There are no pending or, to Borrower's knowledge, proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.
3.1.8    ERISA; No Plan Assets. As of the date hereof and throughout the Term (i) neither Borrower, Guarantor nor any ERISA Affiliates sponsor, are obligated to contribute to, and are themselves an “employee benefit plan,” as defined in Section 3(3) of ERISA or Section 4975 of the Code, (ii) none of the assets of Borrower or Guarantor constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101 as modified in operation by Section 3(42) of ERISA, (iii) neither Borrower nor Guarantor are or will be a “governmental plan” within the meaning of Section 3(32) of ERISA, and (iv) transactions by or with Borrower or Guarantor are not and will not be subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans. As of the date hereof, neither Borrower, Guarantor nor any ERISA Affiliate maintains, sponsors or contributes to or has any obligations with respect to a “defined benefit plan” (within the meaning of Section 3(35) of ERISA) or a “multiemployer pension plan” (within the meaning of Section 3(37)(A) of ERISA). Borrower has not engaged in any transaction in connection with which it could be subject to either a material civil penalty assessed pursuant to the provisions of Section 502 of ERISA or a material tax imposed under the provisions of Section 4975 of the Code.

3.1.9    Compliance. Borrower and the Property (including, but not limited to the Improvements) and the use thereof comply in all material respects with all applicable Legal Requirements, including parking, building and zoning and land use laws, ordinances, regulations and codes. Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority, the violation of which might materially adversely affect the condition (financial or otherwise) or business of Borrower. Borrower has not committed any act which may give any Governmental Authority the right to cause such Borrower to forfeit the Property or any part thereof or any monies paid in performance of such Borrower’s Obligations under any of the Loan Documents. The Property is used exclusively a luxury hotel and other appurtenant and related uses. In the event that all or any part of the Improvements are destroyed or damaged, said Improvements can be legally reconstructed to their condition prior to such damage or destruction, and thereafter exist for the same use without violating any zoning or other ordinances applicable thereto and without the necessity of obtaining any variances or special permits. No legal proceedings are pending or, to the knowledge of Borrower, threatened with respect to the zoning of the Property. Neither the zoning nor any other right to construct, use or operate the Property is in any way dependent upon or related to any property other than the Property. All certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits required of Borrower and the Manager for the legal use, occupancy and operation of the Property for its current use (collectively, the “Licenses”), have been obtained and are in full force and effect. The use being made of the Property is in conformity, all material respects with the certificate of occupancy issued for the Property and all other restrictions, covenants and conditions affecting the Property.
3.1.10    Financial Information. All financial data, including the statements of cash flow and income and operating expense, that have been delivered to Lender in connection with the Loan (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of the Property as of the date of such reports, and (iii) have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. The foregoing representation shall not apply to any such financial data that constitutes projections, provided that Borrower represents and warrants that such projections were made in good faith and that Borrower has no reason to believe that such projections are inaccurate in any material respect. Except for Permitted Encumbrances, Borrower has no contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to such Borrower and reasonably likely to have a materially adverse effect on the Property or the operation thereof taken as a whole, except as referred to or reflected in said financial statements. Since the date of the financial statements last delivered to Lender, there has been no material adverse change in the financial condition, operations or business of Borrower or the Property, taken as a whole, from that set forth in said financial statements.

3.1.11    Easements; Utilities and Public Access. All easements, cross easements, licenses, air rights and rights-of-way or other similar property interests (collectively, “Easements”), if any, necessary for the full utilization of the Improvements for their intended purposes have been obtained, are described in the Title Insurance Policy and are in full force and effect without default thereunder. The Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its intended uses. All public utilities necessary or convenient to the full use and enjoyment of the Property are located in the public right-of-way abutting the Property or in a valid, irrevocable easement, and all such utilities are connected so as to serve the Property without passing over other property absent a valid irrevocable easement. All roads necessary for the use of the Property for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities where required by the Governmental Authorities.
3.1.12    Assignment of Leases. The Assignment of Leases creates a valid assignment of, or a valid security interest in, certain rights under the Leases, subject only to a license granted to Borrower to exercise certain rights and to perform certain obligations of the lessor under the Leases, including the right to operate the Property. No Person other than Lender has any interest in or assignment of the Leases or any portion of the Rents due and payable or to become due and payable thereunder.
3.1.13    Insurance. Borrower has obtained and has delivered to Lender original or certified copies of all of the Policies (or to the extent the original or certified copies of Policies have not been delivered, certificates evidencing the same in a form acceptable to Lender), with all premiums prepaid thereunder, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No claims have been made under any of the Policies that have not been disclosed in writing to Lender in a separate notice and, neither Borrower and to Borrower's knowledge, no other Person has done, by act or omission, anything which would impair the coverage of any of the Policies.
3.1.14    Flood Zone. Except as disclosed in the Survey, none of the Improvements on the Property are located in an area identified by the Federal Emergency Management Agency as a special flood hazard area, or, if so located the flood insurance required pursuant to Section 5.1.1(a) hereof is in full force and effect with respect to the Property.
3.1.15    Physical Condition. Except as may be expressly set forth in the Physical Conditions Report, to Borrower's knowledge, the Property, including all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists no structural or other material defects or damages in the

Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which have not been remedied prior to the Closing Date and would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or any termination or threatened termination of any policy of insurance or bond.
3.1.16    Boundaries. All of the Improvements which were included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Property, and no improvements on adjoining properties encroach upon the Property, and no easements or other encumbrances affecting the Property encroach upon any of the Improvements, so as to materially affect the value or marketability of the Property, except, in all cases, those which are set forth on the Survey and insured against by the Title Insurance Policy.
3.1.17    Leases. The rent roll attached hereto as Schedule I is true, complete and correct and the Property is not subject to any Leases other than the Leases described in Schedule I. Lessee Borrower is the owner and lessor of landlord’s interest in the Leases except with respect to the Miami Center Lease where Fee Borrower is the tenant and Crescent Miami Center, LLC is the landlord. No Person has any possessory interest in the Property or right to occupy the same except under and pursuant to the provisions of the Leases. Except as set forth on the rent roll attached hereto as Schedule I: (i) the Leases are in full force and effect and there are no defaults thereunder by Borrower, or to Borrower's knowledge, the counterparty thereto beyond any applicable notice or cure period, and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder, (ii) the copies of the Leases delivered to Lender are true and complete, and there are no oral agreements with respect thereto, (iii) no Rent (including security deposits) has been paid more than one (1) month in advance of its due date, (iv) all work to be performed by Borrower under each Lease has been performed as required and has been accepted by the applicable Tenant (or, as applicable, landlord), (v) any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to any Tenant has already been received by such Tenant, (vi) the Tenants under the Leases have accepted possession of and are in occupancy of all of their respective demised Property and have commenced the payment of full, unabated rent under the Leases, (vii) Lessee Borrower has delivered to Lender a true, correct and complete list of all security deposits made by Tenants at the Property which have not been applied (including accrued interest thereon), all of which are held by Lessee Borrower in accordance with the terms of the applicable Lease and applicable Legal Requirements, (viii) to Borrower's knowledge, each Tenant (or, as applicable, landlord) under a Major Lease is free from bankruptcy or reorganization proceedings, (ix) no Tenant (or, as applicable, landlord) under any Lease (or any sublease) is an Affiliate of a Borrower, (x) the Tenants under the Leases are open for business and paying full, unabated rent and no Tenant has requested to discontinue its business at its premises, (xi) there are no brokerage fees or commissions due and payable in connection with any Lease or the leasing of space at the Property, except as has been previously disclosed to Lender in writing, and no such fees or commissions will become due and payable in the future in connection with the Leases, including by reason of any extension of such Lease or expansion of the space leased thereunder, except as has previously been disclosed to Lender in writing, (xii) no Tenant under any Lease has any right or option for additional space in the Improvements and (xiii) to Borrower's knowledge, no Tenant has assigned its Lease or sublet all or any portion of the premises demised thereby, no such Tenant holds its leased premises under assignment or sublease, nor does anyone except such Tenant and its employees occupy such leased premises. No Tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part. There has been no prior sale, transfer or assignment, hypothecation or pledge of any Lease or of the Rents received therein which is still in effect.
3.1.18    Tax Filings. To the extent required, Borrower has filed (or has obtained effective extensions for filing) all federal, state, commonwealth, district and local tax returns required to be filed and has paid or made adequate provision for the payment of all federal, state, commonwealth, district and local taxes, charges and assessments payable by Borrower. Borrower’s tax returns (if any) properly reflect the income and taxes of Borrower for the periods covered thereby, subject only to reasonable adjustments required by the Internal Revenue Service or other applicable tax authority upon audit.
3.1.19    No Fraudulent Transfer. Borrower (i) has not entered into the transaction or any Loan Document with the actual intent to hinder, delay, or defraud any creditor, and (ii) received reasonably equivalent value in exchange for its Obligations under the Loan Documents. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is, and immediately following the making of the Loan, will be, greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, nor believes that it will, incur Indebtedness and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Indebtedness and liabilities as they mature (taking into account the timing and amounts of cash to be received by such Borrower and the amounts to be payable on or in respect of the obligations of Borrower). No petition in bankruptcy has been filed against Borrower or any constituent Person of Borrower, and neither Borrower nor any constituent Person of a Borrower has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. Neither Borrower nor any of its respective constituent Persons are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of Borrower’s assets or properties, and Borrower does not have any knowledge of any Person contemplating the filing of any such petition against it or such constituent Persons.
3.1.20    Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.
3.1.21    Organizational Chart. The organizational chart attached as Schedule III, relating to Borrower and certain Affiliates and other parties, is true, complete and correct on and as of the date hereof. No Person other than those Persons shown on Schedule III have any ownership interest in, or right of control, directly or indirectly, in Borrower.
3.1.22    Organizational Status.
(a)    Fee Borrower’s exact legal name is: SHC Chopin Plaza, LLC. Fee Borrower is of the following organizational type (e.g., corporation, limited liability company): limited liability company, and the jurisdiction in which Fee Borrower is organized is: Delaware. Fee Borrower’s Tax I.D. number is 20-2519878 and Fee Borrower’s Delaware Organizational I.D. number is 3941769.
(b)    Lessee Borrower’s exact legal name is: DTRS InterContinental Miami, LLC. Lessee Borrower is of the following organizational type (e.g., corporation, limited liability company): limited liability company, and the jurisdiction in which Lessee Borrower is organized is: Delaware. Lessee Borrower’s Tax I.D. number is 20-5323947 and Lessee Borrower’s Delaware Organizational I.D. number is 4226591.
3.1.23    Bank Holding Company. Borrower is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.
3.1.24    No Casualty. The Improvements have suffered no material casualty or damage which has not been fully repaired and the cost thereof fully paid.
3.1.25    Purchase Options. Except as set forth in Section 19.04 of the Management Agreement, but subject to the Assignment of Management Agreement, neither the Property nor any part thereof are subject to any purchase options, rights of first refusal, rights of first offer or other similar rights in favor of third parties.

3.1.26    FIRPTA. Borrower is not a “foreign person” within the meaning of Sections 1445 or 7701 of the Code.
3.1.27    Investment Company Act. Borrower is not (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to any other United States federal or state law or regulation which purports to restrict or regulate its ability to borrow money.
3.1.28    Fiscal Year. The fiscal year of Borrower commences on January 1.
3.1.29    Other Debt. There is no indebtedness with respect to the Property or any excess cash flow or any residual interest therein, whether secured or unsecured, other than Permitted Encumbrances and Permitted Indebtedness.
3.1.30    Contracts.
(a)    Borrower has not entered into, or is not bound by, any Major Contract which continues in existence, except those previously disclosed in writing to Lender.
(b)    Each of the Major Contracts is in full force and effect, there are no monetary or other material defaults by Borrower thereunder and, to the best knowledge of Borrower, there are no monetary or other material defaults thereunder by any other party thereto. None of Borrower, Manager or any other Person acting on a Borrower’s behalf has given or received any notice of default under any of the Major Contracts that remains uncured or in dispute.
(c)    Borrower has delivered true, correct and complete copies of the Major Contracts (including all amendments and supplements thereto) to Lender.
(d)    No Major Contract has as a party an Affiliate of a Borrower. All fees and other compensation for services previously performed under the Management Agreement have been paid in full.
3.1.31    Full and Accurate Disclosure. No statement of fact made by a Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no material fact presently known to Borrower which has not been disclosed to Lender which adversely affects, nor as far as Borrower can reasonably foresee, would be reasonably likely to materially and adversely affect, the Property or the business, operations or condition (financial or otherwise) of Borrower.
3.1.32    Other Obligations and Liabilities. Borrower has no liabilities or other obligations that arose or accrued prior to the date hereof that, either individually or in the aggregate,

could have a material adverse effect on such Borrower, the Property and/or such Borrower’s ability to pay the Debt. Borrower does have any known contingent liabilities.
3.1.33    Intellectual Property/Websites. Other than as set forth on Schedule VI, neither Borrower nor any Affiliate (i) has or holds any tradenames, trademarks, servicemarks, logos, copyrights, patents or other intellectual property (collectively, “Intellectual Property”) with respect to the Property or the use or operations thereof or (ii) is the registered holder of any website with respect to the Property (other than Tenant or Manager websites).
3.1.34    Operations Agreements. Each Operations Agreement is in full force and effect and neither Borrower nor, to Borrower’s knowledge, any other party to any Operations Agreement, is in default thereunder, and to the best of Borrower’s knowledge, there are no conditions which, with the passage of time or the giving of notice, or both, would constitute a default thereunder. Except as described herein, the REA has not been modified, amended or supplemented.
3.1.35    Operating Lease. Borrower represents that it has delivered to Lender a true, correct and complete copy of the Operating Lease (including all amendments thereto) and the Operating Lease is in full force and effect. Borrower is not in default under the Operating Lease. Borrower represents that there are no conditions which, with the passage of time or the giving of notice, or both, would constitute a default thereunder.
3.1.36    Franchise Agreement. Borrower represents that as of the Closing Date, there is no Franchise Agreement in effect with respect to the Property or the Hotel.
3.1.37    Illegal Activity. No portion of the Property has been or will be purchased or operated with proceeds of any illegal activity.
3.1.38    Condominium Documents.
(a)    All of the Condominium Documents are in full force and effect, unmodified by any writing or otherwise.
(b)    Borrower has not sent or received a notice of default under any of the Condominium Documents.
(c)    All conditions of the Condominium Documents which were required to be satisfied, and all approvals which were required to be given, as of the date hereof, have been satisfied, given or waived.
(d)    Neither Borrower, nor to Borrower's knowledge, no other party is in default under any of the terms or provisions of the Condominium Documents and no event has occurred which with the passage of time or the giving of notice or both would constitute an event of default by Borrower under any of the Condominium Documents.
(e)    Borrower has delivered to Lender a true and correct copy of each of the Condominium Documents, certified by Borrower, together with true and correct copies of all amendments and modifications thereof.
(f)    All Common Charges and other charges, fees, assessments and reserves under the Condominium Documents that are payable by Borrower have been paid to the extent they are payable prior to the date hereof.
(g)    Borrower has no notice of any "special assessments" assessed or pending by the Association against either the Hotel Unit or the Office Unit.
(h)    Borrower has no knowledge of any casualty occurring with respect to the portion of the Condominium designated the "Office Unit."
(i)    All of the members and officers of the Board of Directors of the Association (the “Board of Directors”) are listed on Schedule XI attached hereto. The members of the Board of Directors appointed by Borrower are designated as such on Schedule XI attached hereto.
3.1.39    Miami Center Lease. Borrower represents that it has delivered to Lender a true, correct and complete copy of the Miami Center Lease and the Miami Center Lease is in full force and effect. Borrower is not in default under the Miami Center Lease and has no knowledge of a default by the landlord thereunder. Borrower represents that there are no conditions which, with the passage of time or the giving of notice, or both, would constitute a default thereunder. The Miami Center Lease has not been modified, canceled, amended or supplemented.
3.1.40     Survival of Representations. The representations and warranties set forth in Section 3.1 and elsewhere in this Agreement and the other Loan Documents shall (i) survive until the Obligations have been paid and performed in full and (ii) be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.
ARTICLE 4

BORROWER COVENANTS
Until the earlier of (a) the Release Date and (b) the end of the Term, Borrower hereby covenants and agrees with Lender that:
Section 4.1    Payment and Performance of Obligations. Borrower shall pay and otherwise perform the Obligations in accordance with the terms of this Agreement and the other Loan Documents.

Section 4.2    Due on Sale and Encumbrance; Transfers of Interests. Borrower acknowledges that Lender has examined and relied on the experience of Borrower and its stockholders, general partners and members, as applicable, and principals of Borrower in owning and operating properties such as the Property in agreeing to make the Loan, and will continue to rely on Borrower’s ownership and leasing of the Property as a means of maintaining the value of the Property as security for repayment of the Debt and the performance of the Other Obligations. Borrower acknowledges that Lender has a valid interest in maintaining the value of the Property so as to ensure that, should Borrower default in the repayment of the Debt or the performance of the Other Obligations, Lender can recover the Debt by a sale of the Property. Therefore, without the prior written consent of Lender, and except to the extent otherwise set forth in this Section 4.2 or Article 7, neither Borrower nor any other Person having a direct or indirect ownership or beneficial interest in either Borrower shall sell, convey, mortgage, grant, bargain, encumber, pledge, assign or transfer the Property or any part thereof, or any interest, direct or indirect, in either Borrower, whether voluntarily or involuntarily (a “Transfer”). A Transfer within the meaning of this Section 4.2 shall be deemed to include (i) an installment sales agreement wherein a Borrower agrees to sell the Property or any part thereof for a price to be paid in installments; (ii) an agreement by a Borrower for the leasing of all or a substantial part of the Property for any purpose other than the actual occupancy by a space Tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if a Borrower, Guarantor or any general partner, managing member or controlling shareholder of a Borrower or Guarantor is a corporation, the voluntary or involuntary sale, conveyance or transfer of such corporation’s stock (or the stock of any corporation directly or indirectly controlling such corporation by operation of law or otherwise) or the creation or issuance of new stock; (iv) if a Borrower, any Guarantor or any general partner, managing member or controlling shareholder of a Borrower or any Guarantor is a limited or general partnership, joint venture or limited liability company, the change, removal, resignation or addition of a general partner, managing partner, limited partner, joint venturer or member or the transfer of the partnership interest of any general partner, managing partner or limited partner or the transfer of the interest of any joint venturer or member (v) any surrender, termination, cancellation or assignment of the Operating Lease; (vi) any surrender, termination, cancellation, amendment, supplementation or other modification of the Condominium Documents and (vii) any pledge, hypothecation, assignment, transfer or other encumbrance of any direct or indirect ownership interest in Borrower (provided that a Transfer shall not include a Management Agreement or Lease provided such Management Agreement or Lease is entered into strictly in accordance with the limitations of this Agreement and the other Loan Documents).
Section 4.3    Liens. No Borrower shall create, incur, assume or permit to exist any Lien on any direct or indirect interest in a Borrower or any portion of the Property, except for the Permitted Encumbrances. After prior notice to Lender, a Borrower, at its own expense, may contest by appropriate legal proceeding, conducted in good faith and with due diligence, the amount or validity of any involuntary Liens, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (iv) such Borrower shall promptly upon final determination thereof pay the amount of any such Liens, together with all costs, interest and penalties which may be payable in connection therewith; (v) to insure the payment of such Liens, such Borrower shall deliver to Lender either (A) cash, or other security as may be reasonably accepted by Lender, in an amount equal to one hundred twenty-five percent (125%) of the contested amount or (B) a payment and performance bond in an amount equal to one hundred percent (100%) of the contested amount from a surety acceptable to Lender in its reasonable discretion, (vi) failure to pay such Liens will not subject Lender to any civil or criminal liability, (vii) such contest shall not affect the ownership, use or occupancy of the Property, and (viii) Borrower shall, upon request by Lender, give Lender prompt notice of the status of such proceedings and/or confirmation of the continuing satisfaction of the conditions set forth in clauses (i) through (vii) of this Section 4.3. Lender may pay over any such cash or other security held by Lender to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the entitlement of such claimant is established or the Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of the Mortgage being primed by any related Lien.
Section 4.4    Special Purpose. Without in any way limiting the provisions of this Article 4, Borrower shall at all times be a Special Purpose Bankruptcy Remote Entity in compliance with the representations and warranties, covenants and requirements set forth in Schedule V (which are incorporated herein in their entirety by reference). Borrower shall not, directly or indirectly, make any change, amendment or modification to its organizational documents, or otherwise take any action which could result in Borrower not being a Special Purpose Bankruptcy Remote Entity.
Section 4.5    Existence; Compliance with Legal Requirements. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence and all rights, licenses, permits, franchises and all applicable governmental authorizations necessary for the operation of the Property and comply with all Legal Requirements applicable to it and the Property.
Section 4.6    Taxes and Other Charges. Borrower shall pay (or cause Manager to pay) all Taxes and Other Charges now or hereafter levied, assessed or imposed as the same become due and payable, and shall furnish to Lender receipts for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent (provided, however, that a Borrower need not pay Taxes directly nor furnish such receipts for payment of Taxes to the extent that funds to pay for such Taxes have been deposited into the Tax Account pursuant to Section 6.3). Borrower shall not permit or suffer, and shall promptly discharge, any Lien or charge against the Property with respect to Taxes and Other Charges, and shall promptly pay for all utility services provided to the Property. After prior notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, conducted in good faith and with due diligence, the amount or validity of any Taxes or Other Charges, provided that (i) no Default or Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (iv) Borrower shall promptly upon final determination thereof pay (or cause Manager to pay) the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of Taxes or Other Charges from the Property; (vi) Borrower shall deposit with Lender cash, or other security as may be approved by Lender, in an amount equal to one hundred twenty-five percent (125%) of the contested amount, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon, (vii) failure to pay such Taxes or Other Charges will not subject Lender to any civil or criminal liability, (viii) such contest shall not affect the ownership, use or occupancy of the Property, and (ix) Borrower shall, upon request by Lender, give Lender prompt notice of the status of such proceedings and/or confirmation of the continuing satisfaction of the conditions set forth in clauses (i) through (viii) of this Section 4.6. Lender may pay over any such cash or other security held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established or the Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated cancelled or lost or there shall be any danger of the Lien of the Mortgage being primed by any related Lien.
Section 4.7    Litigation. Borrower shall give prompt notice to Lender of any litigation or governmental proceedings pending or upon Borrower obtaining knowledge of the same, threatened against the Property, a Borrower, Manager, or Guarantor which might materially adversely affect the Property or a Borrower’s, Manager’s, or Guarantor’s condition (financial or otherwise) or business (including Borrower’s ability to perform its Obligations hereunder or under the other Loan Documents).
Section 4.8    Title to the Property. Borrower shall warrant and defend (a) its title to the Property and every part thereof, subject only to Permitted Encumbrances and (b) the validity and priority of the Liens of the Mortgage, the Assignment of Leases and this Agreement on the Property, subject only to Permitted Encumbrances, in each case against the claims of all Persons whomsoever. Borrower shall reimburse Lender for any losses, costs, damages or expenses (including reasonable attorneys’ fees and court costs) incurred by Lender if an interest in the Property, other than as permitted hereunder, is claimed by another Person.

Section 4.9    Financial Reporting.
4.9.1    Generally. Borrower shall keep and maintain or will cause to be kept and maintained proper and accurate books and records, in accordance with GAAP, the Uniform System of Accounts for Hotels, current edition, and, to the extent required under Section 9.1 hereof, the requirements of Regulation AB, reflecting the financial affairs of Borrower and all items of income and expense in connection with the operation of the Property. Lender shall have the right from time to time during normal business hours upon reasonable notice (which may be given verbally) to Borrower to examine such books and records at the office of Borrower or other Person maintaining such books and records and to make such copies or extracts thereof as Lender shall desire. During the continuation of an Event of Default, Borrower shall pay any reasonable, out of pocket costs and expenses incurred by Lender to examine such books, records and accounts, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest.
4.9.2    Quarterly Reports. Not later than forty-five (45) days following the end of each fiscal quarter (or each calendar month prior to a Securitization of the Loan), Borrower shall deliver to Lender:
(a)    unaudited financial statements, internally prepared on an accrual basis including a balance sheet and profit and loss statement as of the end of such quarter (or month) and for the corresponding quarter (or month) of the previous year, a statement of revenues and expenses for such quarter (or month) and the year to date, a comparison of the year to date results with (i) the results for the same period of the previous year, and (ii) the Annual Budget for such period and the Fiscal Year and a summary report detailing monthly occupancy, including average daily rate. To the extent the comparison with year to date results with the Annual Budget do not set forth a comparison between year to date results with Borrower's projections for such period, such statement shall include such comparison. Such statements for each quarter (or month) shall be accompanied by an Officer’s Certificate certifying to the best of the signer’s knowledge, (A) that such statements fairly represent the financial condition and results of operations of Borrower, (B) that as of the date of such Officer’s Certificate, no Event of Default exists under this Agreement, the Note or any other Loan Document or, if so, specifying the nature and status of each such Event of Default and the action then being taken by Borrower or proposed to be taken to remedy such Event of Default, (C) that as of the date of each Officer’s Certificate, to Borrower's Knowledge, no litigation exists involving Borrower or the Property (other than litigation involving so-called “slip and fall” or similar claims which Borrower has tendered to its insurer and for which Borrower’s insurer has neither denied coverage nor asserted a reservation of rights), the amount involved is in excess of $750,000 (in the aggregate) or, if so, specifying such litigation and the actions being taking in relation thereto and (D) the amount by which actual Operating Expenses were greater than or less than the Operating Expenses anticipated in the applicable Annual Budget. Such financial statements shall contain such other information as shall be reasonably requested by Lender for purposes of calculations to be made by Lender pursuant to the terms hereof.
(b)    a true, correct and complete rent roll for the Property, dated as of the last month of such fiscal quarter (or month), showing the percentage of gross leasable area of the Property, if any, leased as of the last day of the preceding calendar quarter (or month), the current annual rent for the Property, the expiration date of each Lease, whether to Borrower’s knowledge any portion of the Property has been sublet, and if it has, the name of the subtenant, and such rent roll shall be accompanied by an Officer’s Certificate certifying that such rent roll is true, correct and complete in all material respects as of its date and stating whether Borrower, within the past three (3) months, has issued a notice of default with respect to any Lease which has not been cured and the nature of such default.
(c)    At such time that a Franchise Agreement is in effect, all franchise inspection reports received by Borrower during such quarter (or month).
4.9.3    Annual Reports. Borrower shall deliver to Lender:
(a)    Not later than seventy-five (75) days after the end of each Fiscal Year of Borrower’s operations, unaudited financial statements, internally prepared on an accrual basis, covering the Property, including a balance sheet as of the end of such year, a statement of revenues and expenses for such year and the fourth quarter thereof, and stating in comparative form the figures for the previous Fiscal Year and the Annual Budget for such Fiscal Year, as well as the supplemental schedule of net income or loss presenting the net income or loss for the Property and occupancy statistics for the Property. Such annual financial statements shall be accompanied by an Officer’s Certificate in the form required pursuant to Section 4.9.2(a) above;
(b)    Not later than one hundred twenty (120) days after the end of each Fiscal Year of Borrower’s operations, audited financial statements certified by an Independent Accountant in accordance with GAAP , the Uniform System of Accounts for Hotels, current edition, and, to the extent required under Section 9.1 hereof, the requirements of Regulation AB, covering the Property, including a balance sheet as of the end of such year, a statement of revenues and expenses for such year and the fourth quarter thereof, and stating in comparative form the figures for the previous Fiscal Year and the Annual Budget for such Fiscal Year, as well as the supplemental schedule of net income or loss presenting the net income or loss for the Property and occupancy statistics for the Property. Such annual financial statements shall be accompanied by an Officer’s Certificate in the form required pursuant to Section 4.9.2(a) above; and
(c)    Not later than ninety (90) days after the end of each Fiscal Year of Borrower’s operations, an annual summary of the comparison of the Capital Expenditures originally budgeted to be expended at the Property for such Fiscal Year and the amount actually spent on Capital Expenditures at the Property during such Fiscal Year and a description of such Capital Expenditures.
4.9.4    Other Reports.
(a)     Borrower shall, within ten (10) Business Days after request by Lender or, if all or part of the Loan is being or has been included in a Securitization, by the Rating Agencies, furnish or cause to be furnished to Lender and, if applicable, the Rating Agencies, in such manner and in such detail as may be reasonably requested by Lender or the Rating Agencies, such reasonable additional information as may be reasonably requested with respect to the Property.
(b)    Borrower shall submit to Lender the financial data and financial statements required, and within the time periods required, under clauses (f) and (g) of Section 9.1, if and when available.
(c)    Borrower shall furnish or cause to be furnished to Lender, within thirty (30) days after the end of each calendar month, the most current Smith Travel Research Reports then available to Borrower reflecting market penetration and relevant hotel properties competing with the Property.
4.9.5    Annual Budget. For each Fiscal Year during such time as the Pre-Approved Manager Conditions are satisfied, Borrower shall submit to Lender (for informational purposes only for so long as no Trigger Period exists) (a) by December 31st of each year a preliminary Annual Budget for the succeeding Fiscal Year and (b) promptly upon such Annual Budget being mutually agreed to by Borrower and Manager, the final Annual Budget for such Fiscal Year. During the continuance of a Trigger Period or at any time that the Pre-Approved Manager Conditions are not satisfied, (i) Lender may require Borrower to furnish to Lender, on the first day of each calendar quarter, an updated Annual Budget for the Property, (ii) the preliminary Annual Budget submitted to Lender as provided above shall be subject to Lender's review and comment and (iii) Borrower shall not exercise any approval rights relating to the Annual Budget (referred to as the "Yearly Budget" under the current Management Agreement) or any amendment or supplements thereto without the consent of Lender, which consent shall not be unreasonably delayed, withheld or conditioned or otherwise exercised in a manner that violates the Management Agreement of Current Manager or a Pre-Approved Manager. Final Annual Budgets (and updates thereof) delivered to Lender (other than during the continuance of a Trigger Period or such time as the Pre-Approved Manager Conditions are not satisfied) or approved by Lender during the continuance of a Trigger Period or at such time as the Pre-Approved Manager Conditions are not satisfied. shall hereinafter be referred to as an “Approved Annual Budget”. During the continuance of a Trigger Period or such time as the Pre-Approved Manager Conditions are not satisfied, until such time that any Annual Budget has been approved by Lender (as provided above), the provisions of Section 6.02(d) of the current Management Agreement shall apply with respect to unapproved portions of the Yearly Budget or if the current Management Agreement has been replaced, the prior Approved Annual Budget shall apply for all purposes hereunder (with such adjustments as reasonably determined by Lender to reflect actual increases in Taxes, Insurance Premiums and utilities expenses). To the extent Lender has approval rights over an Annual Budget pursuant to this Section 4.9.5, Borrower shall not consent to any change or modification to an Annual Budget that has been approved by Lender without the prior written consent of Lender, not to be unreasonably withheld, conditioned or delayed. Borrower shall promptly advise Lender in the event that either Manager or Borrower submits a dispute regarding a "Yearly Budget" is submitted to arbitration pursuant to Section 22.17 of the Management Agreement.
4.9.6    Extraordinary Operating Expenses. During the continuance of a Trigger Period, in the event that Borrower incurs an extraordinary operating expense not set forth in the Approved Annual Budget (each an “Extraordinary Operating Expense”), then Borrower shall promptly deliver to Lender a reasonably detailed explanation of such proposed Extraordinary Operating Expense for Lender’s approval, which approval shall not be unreasonably withheld, conditioned or delayed, unless the Lender shall have accelerated the Loan (in which case Lender may grant such approval in its sole discretion); provided however in the event such Extraordinary Operating Expenses are required due to an emergency event concerning a risk of harm to persons or material damage to the Improvements, no prior notice, nor Lender approval shall be required, but Borrower shall promptly give notice to Lender immediately upon incurring such extraordinary operating expenses. Any Extraordinary Operating Expense approved by Lender (or for which no approval is required pursuant to this Section 4.9.6, is referred to herein as an (“Approved Extraordinary Operating Expense”). Any Funds distributed to Borrower for the payment of Approved Extraordinary Operating Expenses pursuant to Section 6.10.1(viii) shall be used by Borrower only to pay for such Approved Extraordinary Operating Expense or to reimburse Borrower for such Approved Extraordinary Operating Expenses. Notwithstanding the foregoing, Lender shall not distribute funds to Borrower (or reimburse Borrower) for such Approved Extraordinary Operating Expenses to the extent Manager pays, has paid or will pay for such expenses from funds held in the Manager Accounts.

4.9.7    Breach. If Borrower fails to provide to Lender or its designee any of the financial statements, certificates, reports or information (the “Required Records”) required by this Section 4.9 within thirty (30) days after the date upon which such Required Record is due, Lender shall have the option, upon fifteen (15) days’ notice to Borrower to gain access to Borrower’s books and records and prepare or have prepared at Borrower’s expense, any Required Records not delivered by Borrower.
4.9.8    Hotel Accounting. All monthly and other operating statements to be delivered by or on behalf of Borrower hereunder shall be (and all accompanying Officer’s Certificates shall state that they have been) prepared based upon GAAP and the Uniform System of Accounts for Hotels, current edition.
Section 4.10    Access to Property. Borrower shall permit (and shall cause Manager to permit) agents, representatives, consultants and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice (which may be given verbally). During a Monetary Default, after the acceleration of the Loan or at any time after the occurrence of any event described in Section 3 of the Environmental Indemnity (an "Environmental Event") and Borrower has either failed to keep Lender adequately and reasonably informed as to the status and handling of such Environmental Event or has failed to address or remediate such Environmental Event in compliance with Legal Requirements (in Lender's reasonable opinion), then, Lender or its agents, representatives, consultants and employees as part of any inspection may take soil, air, water, building material and other samples from the Property, subject to the rights of Tenants under Leases, the Manager under the Management Agreement and guests at the hotel.
Section 4.11    Leases.
4.11.1    Generally. Upon receipt of written request, Borrower shall furnish Lender with executed copies of all Leases then in effect that have not previously been delivered to Lender by Borrower. All renewals of Major Leases and all proposed Major Leases shall provide for rental rates and terms which are either commercially reasonable or are comparable to existing local market rates and shall be arm’s length transactions with bona fide, independent third-party Tenants. Within ten (10) days after the execution of a Lease or any renewals, amendments or modification of a Lease, Borrower shall deliver to Lender a copy thereof, together with Borrower’s certification that such Lease (or such renewal, amendment or modification) was entered into in accordance with the terms of this Agreement.
4.11.2    Approval.
(a)    Any Lease and any renewals, amendments or modification of a Lease (provided such Lease or Lease renewal, amendment or modification is not a Major Lease (or a renewal, amendment or modification to a Major Lease)) that meets the following requirements may be entered into by Borrower without Lender’s prior consent: (i) provides for economic terms, including rental rates, and is otherwise on commercially reasonable terms, (ii) has a term (together with all extension and renewal options) of not more than ten (10) years, plus up to two (2) five year option terms (or equivalent combination of renewals), (iii) unless a subordination, non-disturbance and attornment agreement is delivered pursuant to this Section 4.11.2, provides that such Lease is subordinate to the Mortgage and the Assignment of Leases and that the Tenant thereunder will attorn to Lender and any purchaser at a foreclosure sale, (iv) is with Tenants that are creditworthy, (v) is written substantially in accordance with the standard form of Lease which shall have been reasonably approved by Lender (subject to any commercially reasonable changes made in the course of negotiations with the applicable Tenant), (vi) is not with an Affiliate of Borrower, Manager or any Guarantor, and (vii) does not contain any option to purchase, any right of first refusal to purchase, any right to terminate (except if such termination right is triggered by the destruction or condemnation of substantially all of the Property) or any other terms which would materially adversely affect Lender’s rights under the Loan Documents. Notwithstanding anything to the contrary herein or in any other Loan document, Borrower may, without the requirement of any approval or consent of Lender, enter into a new Lease or modify or extending the existing Lease of the Miami Center so long as such Lease, extension or modification is on terms which are substantially the same as or better than the existing Miami Center Lease, or are otherwise consistent with the current market. Subject to clause (e) below, all other Leases and all Major Leases, and all renewals, amendments and modifications thereof executed after the date hereof, shall be subject to Lender’s prior approval, which approval shall not be unreasonably withheld, conditioned or delayed.
(b)    Borrower shall not permit or consent to any assignment or sublease of any Major Lease without Lender’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed (other than assignments or subleases expressly permitted under any Major Lease pursuant to a unilateral right of the Tenant thereunder not requiring the consent of Borrower). Lender, at Borrower’s sole cost and expense, shall execute and deliver its standard form of subordination, non-disturbance and attornment agreement to Tenants under any future Major Lease approved by Lender upon request, with such commercially reasonable changes as may be requested by such Tenants and which are acceptable to Lender.
(c)    Borrower shall have the right, without the consent or approval of Lender, to terminate or accept the surrender any Lease and, with the consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed, to terminate or accept a surrender of any Major Lease.
(d)    Notwithstanding anything to the contrary contained in this Section 4.11.2, provided no Event of Default is continuing, whenever Lender’s approval or consent is required pursuant to the provisions of this Section 4.11.2, Lender’s consent shall be deemed given if:
(i)    the first correspondence from Borrower to Lender requesting such approval or consent is in an envelope marked “PRIORITY” and contains a bold-faced, conspicuous (in a font size that is not less than fourteen(14)) legend at the top of the first page thereof stating that “FIRST NOTICE: THIS IS A REQUEST FOR CONSENT UNDER THE LOAN BY GERMAN AMERICAN CAPITAL CORPORATION TO SHC CHOPIN PLAZA LLC. FAILURE TO RESPOND TO THIS REQUEST WITHIN FIFTEEN (15) BUSINESS DAYS MAY RESULT IN THE REQUEST BEING DEEMED GRANTED”, and is accompanied by the information and documents required above, and any other information reasonably requested by Lender in writing prior to the expiration of such fifteen (15) Business Day period in order to adequately review the same has been delivered; and
(ii)    if Lender fails to respond or to deny such request for approval in writing within the first seven (7) Business Days of such fifteen (15) Business Day period, a second notice requesting approval is delivered to Lender from Borrower in an envelope marked “PRIORITY” containing a bold-faced, conspicuous (in a font size that is not less than fourteen (14)) legend at the top of the first page thereof stating that “SECOND AND FINAL NOTICE: THIS IS A REQUEST FOR CONSENT UNDER THE LOAN BY GERMAN AMERICAN CAPITAL CORPORATION TO SHC CHOPIN PLAZA LLC. IF YOU FAIL TO PROVIDE A SUBSTANTIVE RESPONSE (E.G., APPROVAL, DENIAL OR REQUEST FOR CLARIFICATION OR MORE INFORMATION) TO THIS REQUEST FOR APPROVAL IN WRITING WITHIN EIGHT (8) BUSINESS DAYS, YOUR APPROVAL SHALL BE DEEMED GIVEN” and Lender fails to provide a substantive response to such request for approval within such eight (8) Business Day period.

(e)    Notwithstanding anything to the contrary contained in this Section 4.11.2, Lender shall have the right to approve a Lease (including a Major Lease), any modification, amendment or termination thereof only to the extent that either (i) Borrower has the right to approve such Lease under the Management Agreement or (ii) such Lease is not entered into by Manager pursuant to the Management Agreement.
4.11.3    Covenants. Borrower (i) shall observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) shall enforce the terms, covenants and conditions contained in the Leases upon the part of the Tenants thereunder to be observed or performed in a commercially reasonable manner, provided, however, during a Trigger Period, Borrower shall not terminate or accept a surrender of a Major Lease without Lender’s prior approval which shall not be unreasonably withheld, conditioned or delayed; (iii) shall not collect any of the Rents more than one (1) month in advance (other than security deposits); (iv) shall not execute any assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); and (v) shall not alter, modify or change any Lease so as to materially reduce the obligations of the Tenant or increase the obligations of the lessor. Upon request, Borrower shall furnish Lender with executed copies of all Leases. Borrower shall promptly send copies to Lender of all written notices of material default which Borrower shall receive under any Major Leases.
4.11.4    Security Deposits. All security deposits of Tenants, whether held in cash or any other form, shall be held in compliance with all Legal Requirements, shall not be commingled with any other funds of Borrower. During the continuance of an Event of Default, Borrower shall, upon Lender’s request, if permitted by applicable Legal Requirements, cause all such security deposits (and any interest theretofore earned thereon) to be transferred into the Cash Management Deposit Account (which shall then be held by Cash Management Deposit Bank in a separate Account), which shall be held by Cash Management Deposit Bank subject to the terms of the Leases. Any bond or other instrument which Borrower is permitted to hold in lieu of cash security deposits under any applicable Legal Requirements (i) shall be maintained in full force and effect in the full amount of such deposits unless replaced by cash deposits as herein above described, (ii) shall be issued by an institution reasonably satisfactory to Lender, (iii) shall, if permitted pursuant to any Legal Requirements, name Lender as payee or mortgagee thereunder (or at Lender’s option, be fully assignable to Lender), and (iv) shall in all respects comply with any applicable Legal Requirements and otherwise be satisfactory to Lender. Borrower shall, upon request, provide Lender with evidence reasonable satisfactory to Lender of Borrower’s compliance with the foregoing.

Section 4.12    Repairs; Maintenance and Compliance; Alterations.
4.12.1    Repairs; Maintenance and Compliance. Borrower shall at all times maintain, preserve and protect all franchises and trade names, and Borrower shall cause the Property to be maintained in a good and safe condition and repair and shall not remove, demolish or alter the Improvements or Equipment (except for alterations performed in accordance with Section 4.12.2 below and normal replacement of Equipment with Equipment of equivalent value and functionality). Borrower shall promptly comply with all Legal Requirements and immediately cure properly any violation of a Legal Requirement. Borrower shall notify Lender in writing within five (5) Business Day after Borrower first receives notice of any such non-compliance. Borrower shall promptly repair, replace or rebuild any part of the Property that becomes damaged, worn or dilapidated and shall complete and pay for any Improvements at any time in the process of construction or repair, subject to Lender making any applicable net insurance proceeds available consistent with the terms of the Loan Agreement.
4.12.2    Alterations. Borrower may, without Lender’s consent, perform alterations to the Improvements and Equipment which (i) do not constitute a Material Alteration, (ii) do not adversely affect Borrower’s financial condition or the value or net operating income of the Property, taken as whole, and (iii) are in the ordinary course of Borrower’s business. Borrower shall not perform any Material Alteration without Lender’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. Lender may, as a condition to giving its consent to a Material Alteration, require that Borrower deliver to Lender security for payment of the cost of such Material Alteration and as additional security for Borrower’s Obligations under the Loan Documents, which security may be any of the following: (i) cash, (ii) a Letter of Credit, (iii) U.S. Obligations, (iv) other securities reasonably acceptable to Lender, provided that Lender shall have received a Rating Agency Confirmation as to the form and issuer of same, (v) a completion bond or (vi) a completion guaranty from original Guarantor (such right being limited to original Guarantor only). Such security shall be in an amount equal to the excess of the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements (other than such amounts to be paid or reimbursed by Tenants under the Leases) over the Alteration Threshold, and Lender may apply such security from time to time at the option of Lender to pay for such alterations. Notwithstanding the foregoing, Borrower shall not be required to obtain such referenced security in the event such Material Alteration is being paid entirely from the FF&E Deposit Account (or as applicable FF&E Reserve Account) or with pre-funded PIP funds being held by Lender (or a combination of both). Upon substantial completion of any Material Alteration, Borrower shall provide evidence reasonably satisfactory to Lender that (i) the Material Alteration was constructed in accordance with applicable Legal Requirements, (ii) all contractors, subcontractors, materialmen and professionals who provided work, materials or services in connection with the Material Alteration have been paid in full and have delivered unconditional releases of liens, and (iii) all material licenses and permits necessary for the use, operation and occupancy of the Material Alteration (other than those which depend on the performance of tenant improvement work) have been issued. If Borrower has provided cash security, as provided above, such cash shall be released by Lender to fund such Material Alterations, and if Borrower has provided non-cash security, as provided above, except to the extent applied by Lender to fund such Material Alterations, Lender shall release and return such security upon Borrower’s satisfaction of the requirements of the preceding sentence.
Section 4.13    Approval of Major Contracts. Borrower shall be required to obtain Lender’s prior written approval of any and all Material Contracts and during the continuation of a Trigger Period, Borrower shall be required to obtain Lender's prior written approval of any and all Major Contracts, which approval, in both instances, shall not be unreasonably withheld, conditioned or delayed so long as no Event of Default has occurred and is continuing; provided further however that Lender's consent shall be required only (i) to the extent that Borrower has the corresponding right to approve such Material Contract or Major Contract under the Management Agreement or (ii) in the event the Management Agreement does not apply to such Material Contract or Major Contract and provided further that notwithstanding anything to the contrary herein or in any other Loan Document, without the requirement of any approval or consent of Lender (A) Borrower and/or Manager may enter into a new CPS Parking Contract or amend, modify or extend the existing CPS Parking Contract so long as such new contract or amendment, extension or modification is on terms which are substantially the same as or better than the existing CPS Parking Contract or are otherwise consistent with the current market and (B) current Manager may enter into contracts and other agreements with an Affiliate of current Manager with respect to purchasing systems within the meaning of Section 4.04(c) of the current Management Agreement or any contract entered into by Manager as described in Section 4.04(c) of the current Management Agreement provided in each case that Borrower has not opted out of such corporate procurement contract as provided in Section 4.04(d) of the current Management Agreement.

Section 4.14    Intentionally Deleted.
Section 4.15    Performance by Borrower; Compliance with Agreements.
(a)    Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Borrower, and, except as otherwise permitted under this Agreement or the relevant Loan Document, shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower without the prior consent of Lender.
(b)    Borrower shall at all times comply in all material respects with all Operations Agreements. Borrower agrees that without the prior written consent of Lender, Borrower will not amend, modify or terminate any of the Operations Agreements, which consent shall not be unreasonably withheld, conditioned or delayed.
Section 4.16    Licenses; Intellectual Property.
4.16.1    Licenses. Borrower shall keep and maintain (or cause Manager to keep and maintain) all Licenses necessary for the operation of the Property as a luxury hotel. Borrower shall not transfer (or permit Manager to transfer) any Licenses required for the operation of the Property.
4.16.2    Intellectual Property. Borrower shall keep and maintain all Intellectual Property relating to the use or operation of the Property and, subject to any proprietary rights in such Intellectual Property owned by the Property Manager or its Affiliates as expressly set forth in the Management Agreement, all Intellectual Property shall be held by and (if applicable) registered in the name of Borrower. Borrower shall not Transfer or let lapse any Intellectual Property without Lender’s prior consent.
Section 4.17    Further Assurances. Borrower shall, at Borrower’s sole cost and expense:
(a)    furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents or which are reasonably requested by Lender in connection therewith; provided that Lender shall not request that Borrower pay for a new appraisal more than three (3) times during the Term provided further that such limitation shall not apply (i) during the occurrence and continuation of an Event of Default, (ii) in connection with the determination of the Restoration DSCR, (iii) to satisfy Legal Requirements or other requirements of regulators applicable to Lender, the Loan, the Securities or the Securitization (as determined solely by Lender), or (iv) to satisfy Lender's self-regulatory requirements (as determined solely by Lender); with respect to appraisals referenced in clause (iii) and (iv), at Borrower's written request after Lender's submission of an invoice therefore, Lender shall identify to Borrower the Legal Requirement or internal self-regulatory policy;
(b)    cure any defects in the execution and delivery of the Loan Documents and execute and deliver, or cause to be executed and delivered, to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to correct any omissions in the Loan Documents, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the Obligations, as Lender may reasonably require; and
(c)    do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender may reasonably require from time to time.
Section 4.18    Estoppel Statement.
(a)    After request by Lender, Borrower shall within ten (10) Business Days furnish Lender with a statement, duly acknowledged and certified, stating (i) the Outstanding Principal Balance of the Note, (ii) the Interest Rate, (iii) the date installments of interest and/or principal were last paid, (iv) any offsets or defenses to the payment and performance of the Obligations, if any, and (v) that this Agreement and the other Loan Documents have not been modified or if modified, giving particulars of such modification.
(b)    Borrower shall deliver to Lender, upon request, an estoppel certificate from each Tenant (or, as applicable, each landlord) under any Lease (provided that Borrower shall only be required to use commercially reasonable efforts to obtain an estoppel certificate from any Tenant not required to provide an estoppel certificate under its Lease) in form and substance reasonably satisfactory to Lender; provided, that Borrower shall not be required to deliver such certificates more frequently than three (3) times in any calendar year.
(c)     Borrower shall deliver to Lender, upon request, estoppel certificates from each party under any Operations Agreement (provided that Borrower shall only be required to use commercially reasonable efforts to obtain an estoppel certificate from any Tenant not required to provide an estoppel certificate under its Lease), in form and substance reasonably satisfactory to Lender; provided, that Borrower shall not be required to deliver such certificates more frequently than three (3) times in any calendar year.
(d)    Borrower shall deliver to Lender, upon request, estoppel certificates from the Board of Directors, in form and substance reasonably satisfactory to Lender; provided, that Borrower shall not be required to deliver such certificates more frequently than once per calendar year (or twice during any calendar year in which a Securitization occurs).
(e)    At any time in which a Franchise Agreement is in effect with respect to the Property, Borrower shall deliver to Lender, upon request, estoppel certificates from the Franchisor, in form and substance reasonably satisfactory to Lender; provided, that Borrower shall not be required to deliver such certificates more frequently than once per calendar year (or twice during any calendar year in which a Securitization occurs).
Section 4.19    Notice of Default.
(a)    Borrower shall promptly advise Lender of the occurrence of any Default or Event of Default of which Borrower has knowledge.
(b)    Borrower shall promptly deliver to Lender any written notices of default received by Borrower or sent by Borrower in each case with respect to the Condominium and/or the Condominium Documents.
(c)    Borrower shall promptly deliver to Lender any written notices of default received or sent by Borrower in each case with respect to a Major Lease or a Major Contract.
(d)    Borrower shall promptly deliver to Lender any written notices of default received or sent by Borrower in each case with respect to an Operations Agreement.
Section 4.20    Cooperate in Legal Proceedings. Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.
Section 4.21    Indebtedness. Borrower shall not directly or indirectly create, incur or assume any indebtedness other than (i) the Debt and (ii) unsecured trade payables incurred in the ordinary course of business relating to the ownership and operation of the Property and (iii) Permitted Equipment Financing (hereinafter defined), which in the case of such unsecured trade payables and Permitted Equipment Financing (A) are not evidenced by a note, (B) do not exceed, at any time, a maximum aggregate amount of three percent (3%) of the original amount of the Outstanding Principal Balance and (C) in the case of trade payables only, are paid within sixty (60) days of the date incurred (collectively, “Permitted Indebtedness”). As used herein, “Permitted Equipment Financing” means equipment financing that is (i) entered into in the ordinary course of Borrower’s business, (ii) for equipment related to the ownership and operation of the Property whose removal would not materially damage or impair the value of the Property, and (iii) which is secured only by the financed equipment.
Section 4.22    Business and Operations. Borrower will continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Property. Borrower will qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of the Property.
Section 4.23    Dissolution. Borrower shall not (i) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (ii) engage in any business activity not related to the ownership and operation of the Property, (iii) transfer, lease or sell, in one transaction or any combination of transactions, all or substantially all of the property or assets of Borrower except to the extent expressly permitted by the Loan Documents, or (iv) cause, permit or suffer Borrower to (A) dissolve, wind up or liquidate or take any action, or omit to take any action, as a result of which Borrower would be dissolved, wound up or liquidated in whole or in part, or (B) materially amend, modify, waive or terminate the certificate of formation or operating agreement of Borrower, in each case without obtaining the prior consent of Lender.
Section 4.24    Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt (other than the termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration or in the ordinary course of Borrower’s business.
Section 4.25    Affiliate Transactions. Borrower shall not enter into, or be a party to, any transaction with an Affiliate of Borrower or any of the partners, members or shareholders, as applicable, of Borrower except in the ordinary course of business and on terms which are no less favorable to Borrower or such Affiliate than would be obtained in a comparable arm’s-length transaction with an unrelated third party.
Section 4.26    No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the Property (i) with any other real property constituting a tax lot separate from the Property, and (ii) with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the Lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Property.
Section 4.27    Principal Place of Business. Borrower shall not change its principal place of business from the address set forth on the first page of this Agreement without first giving Lender thirty (30) days prior written notice.
Section 4.28    Change of Name, Identity or Structure. Borrower shall not change Borrower’s name, identity (including its trade name or names) or convert from a limited liability company structure without notifying Lender of such change in writing at least thirty (30) days prior to the effective date of such change and without first obtaining the prior written consent of Lender; provided, however, that Borrower shall at all times be a Delaware limited liability company or a Delaware limited partnership. Borrower shall deliver to Lender, prior to or contemporaneously with the effective date of any such change, any financing statement or financing statement change required by Lender to establish or maintain the validity, perfection and priority of the security interest granted herein. At the request of Lender, Borrower shall execute a certificate in form reasonably satisfactory to Lender listing the trade names under which Borrower intends to operate the Property, and representing and warranting that Borrower does business under no other trade name with respect to the Property.
Section 4.29    Costs and Expenses.
(a)    Except as otherwise expressed herein or in any of the other Loan Documents, Borrower shall pay or, if Borrower fails to pay, reimburse Lender upon receipt of notice from Lender, for all reasonable, out of pocket costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with (i) Borrower’s ongoing performance of and compliance with Borrower’s agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including confirming compliance with environmental and insurance requirements (except to the extent expressly set forth in Section 10.21(a) hereof); (ii) Lender’s ongoing performance of and compliance with all agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date (except to the extent expressly set forth in Section 10.21(a) hereof); (iii) the negotiation, preparation, execution and delivery of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Borrower; (iv) filing and recording of any Loan Documents; (v) title insurance, surveys, inspections and appraisals; (vi) the creation, perfection or protection of Lender’s Liens in the Property and the Accounts (including fees and expenses for title and lien searches, intangibles taxes, personal property taxes, mortgage recording taxes, due diligence expenses, travel expenses, accounting firm fees, costs of appraisals, environmental reports and Lender’s Consultant, surveys and engineering reports); (vii) enforcing or preserving any rights in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, the Loan Documents, the Property, or any other security given for the Loan; (viii) fees charged by Servicer (except to the extent expressly set forth in Section 10.21) or, if a Securitization has occurred, the Rating Agencies in connection with the Loan or any modification thereof; and (ix) enforcing any Obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings (including fees and expenses for title and lien searches, intangible taxes, personal property taxes, mortgage recording taxes, due diligence expenses, travel expenses, accounting firm fees, costs of appraisals, environmental reports and Lender’s Consultant, surveys and engineering reports); provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the active gross negligence, illegal acts, fraud or willful misconduct of Lender.
(b)    In addition, in connection with any Rating Agency Confirmation, Review Waiver or other Rating Agency consent, approval or review requested or required hereunder (other than the initial review of the Loan by the Rating Agencies in connection with a Securitization), Borrower shall pay all of the reasonable, out of pocket costs and expenses of Lender, Servicer and each Rating Agency in connection therewith, and, if applicable, shall pay any fees imposed by any Rating Agency in connection therewith.
(c)    Any costs and expenses due and payable by Borrower hereunder which are not paid by Borrower within ten (10) days after demand may be paid from any amounts in the Cash Management Deposit Account, with notice thereof to Borrower. The obligations and liabilities of Borrower under this Section 4.29 shall (i) become part of the Obligations, (ii) be secured by the Loan Documents and (iii) survive the Term and the exercise by Lender of any of its rights or remedies under the Loan Documents, including the acquisition of the Property by foreclosure or a conveyance in lieu of foreclosure.
Section 4.30    Indemnity. Borrower shall indemnify, defend and hold harmless Lender from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Lender in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Lender shall be designated a party thereto), that may be imposed on, incurred by, or asserted against Lender in any manner relating to or arising out of (i) any breach by Borrower of its Obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents; (ii) the use or intended use of the proceeds of the Loan; (iii) any information provided by or on behalf of Borrower, or contained in any documentation approved by Borrower; (iv) ownership of the Mortgage, the Property or any interest therein, or receipt of any Rents; (v) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Property or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (vi) any use, nonuse or condition in, on or about the Property or on adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (vii) performance of any labor or services or the furnishing of any materials or other property in respect of the Property; (viii) any failure of the Property to comply with any Legal Requirement; (ix) any claim by brokers, finders or similar persons claiming to be entitled to a commission in connection with any Lease or other transaction involving the Property or any part thereof, or any liability asserted against Lender with respect thereto; (x) the claims of any lessee of any portion of the Property or any Person acting through or under any lessee or otherwise arising under or as a consequence of any Lease; and (xi) any losses, costs, damages or expenses (including reasonable attorneys’ fees and court costs) incurred by Lender as a result of indemnification or other claims by a cash management bank (the items set forth in clauses (i)-(xi), collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to Lender hereunder to the extent that such Indemnified Liabilities arise from the active gross negligence, illegal acts, fraud or willful misconduct of Lender. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law or public policy to the payment and satisfaction of all Indemnified Liabilities incurred by Lender.
Section 4.31    ERISA.
(a)    Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender or any assignee of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Section 4975 of the Code.
(b)    Borrower shall not maintain, sponsor, contribute to or become obligated to contribute to, or suffer or permit any ERISA Affiliate of Borrower to, maintain, sponsor, contribute to or become obligated to contribute to, any Plan or any Welfare Plan or permit the assets of Borrower to become “plan assets,” within the meaning of 29 C.F.R. 2510.3-101, as modified in application by Section 3(42) of ERISA.
(c)    Borrower shall deliver to Lender such certifications or other evidence from time to time throughout the Term, as requested by Lender in its sole discretion, that (A) Borrower and Guarantor are not and do not maintain an “employee benefit plan” as defined in Section 3(32) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (B) Borrower and Guarantor are not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (C) the assets of Borrower and Guarantor do not constitute “plan assets” within the meaning of 29 C.F.R §2510.3-101 as modified in application by Section 3(42) of ERISA of any “benefit plan investor” as defined in Section 3(42) of ERISA.
Section 4.32    Patriot Act Compliance.
(a)    Borrower will use its good faith and commercially reasonable efforts to comply with the Patriot Act and all applicable requirements of Governmental Authorities having jurisdiction over Borrower and/or the Property, including those relating to money laundering and terrorism. Lender shall have the right to audit Borrower’s compliance with the Patriot Act and all applicable requirements of Governmental Authorities having jurisdiction over Borrower and/or the Property, including those relating to money laundering and terrorism. In the event that Borrower fails to comply with the Patriot Act or any such requirements of Governmental Authorities, then Lender may, at its option, cause Borrower to comply therewith and any and all costs and expenses incurred by Lender in connection therewith shall be secured by the Mortgage and the other Loan Documents and shall be immediately due and payable.
(b)    Neither Borrower nor any of the entities listed on the organizational chart attached hereto nor, the Borrower's knowledge, any other owner of a direct or indirect interest in Borrower (i) is listed on any Government Lists, (ii) is a person who has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13224 (Sept. 23, 2001) or any other similar prohibitions contained in the rules and regulations of OFAC or in any enabling legislation or other Presidential Executive Orders in respect thereof, (iii) has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any Patriot Act Offense, or (iv) is currently under investigation by any Governmental Authority for alleged criminal activity. For purposes hereof, the term “Patriot Act Offense” means any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (A) the criminal laws against terrorism; (B) the criminal laws against money laundering, (C) the Bank Secrecy Act, as amended, (D) the Money Laundering Control Act of 1986, as amended, or (E) the Patriot Act. “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense. For purposes hereof, the term “Government Lists” means (1) the Specially Designated Nationals and Blocked Persons Lists maintained by the Office of Foreign Assets Control (“OFAC”), (2) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC that Lender notified Borrower in writing is now included in “Government Lists”, or (3) any similar lists maintained by the United States Department of State, the United States Department of Commerce or any other Governmental Authority or pursuant to any Executive Order of the President of the United States of America that Lender notified Borrower in writing is now included in “Government Lists”.
(c)    At all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower or Guarantor shall constitute property of, or shall be beneficially owned, directly or indirectly, by any Person subject to trade restrictions under United States law, including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder, with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), would be prohibited by law (each, an “Embargoed Person”), or the Loan made by Lender would be in violation of law, (b) no Embargoed Person shall have any interest of any nature whatsoever in Borrower or Guarantor, as applicable, with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), would be prohibited by law or the Loan would be in violation of law, and (c) none of the funds of Borrower or Guarantor, as applicable, shall be derived from any unlawful activity with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), would be prohibited by law or the Loan would be in violation of law.
Section 4.33    Operating Lease Covenants. Fee Borrower and Lessee Borrower shall not amend, modify, cancel, transfer, assign or terminate the Operating Lease without the prior written consent of Lender (which shall be granted or denied in Lender’s sole discretion); provided that Fee Borrower and Lessee Borrower shall be permitted to amend the Operating Lease without Lender’s consent, solely to (i) extend the term of the Operating Lease, (ii) increase the Operating Rent payable thereunder or (iii) reduce the Operating Rent payable thereunder, provided that any such amendment could not reasonably be expected to have a material adverse effect on Guarantor or the Loan or any mezzanine loan permitted hereunder; provided that Borrower shall deliver an executed copy of any such amendment to Lender within thirty (30) days after the execution thereof.
Section 4.34    Hotel Covenants.
(a)    Management Agreement.
(i)    Borrower shall cause the hotel located on the Property to be continuously operated as a Luxury Brand of a Qualified Manager pursuant to the Management Agreement with a Qualified Manager.
(ii)    Borrower shall (A) promptly perform and/or observe all of the covenants and agreements required to be performed and observed by it under the Management Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (B) promptly notify Lender of any written default notice delivered by either party under the Management Agreement; (C)  during a Trigger Period, promptly advise Lender of any default beyond notice and cure periods by Manager under the Management Agreement if such default would allow Borrower to terminate the Management Agreement, (D) within ten (10) Business Days of Borrower's receipt thereof, deliver to Lender a copy of each financial statement, budget, business plan, capital expenditures plan, written notice, written report and written estimate received by Borrower under the Management Agreement; and (E) promptly enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by the Manager under the Management Agreement.
(iii)    If Borrower shall default in the performance or observance of any material term, covenant or condition of the Management Agreement on the part of Borrower to be performed or observed, then, without limiting Lender’s other rights or remedies under this Agreement or the other Loan Documents, and without waiving or releasing Borrower from any of its Obligations hereunder or under the Management Agreement, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act as may be appropriate to cause all the material terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed or observed.
(iv)    Borrower shall not, without Lender’s prior written consent (which consent may be conditioned upon Borrower delivering a Rating Agency Confirmation from each applicable Rating Agency): (A) surrender, terminate or cancel the Management Agreement; (B) reduce or consent to the reduction of the term of the Management Agreement; (C) increase or consent to the increase of the amount of any charges under the Management Agreement; (D) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Management Agreement, (E) consent to the assignment by the Manager of its interest under the Management Agreement, or (F) waive or release any of its rights and remedies under the Management Agreement. Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing and so long as Borrower is a Close Control Affiliate of original Guarantor, neither Lender’s prior approval nor a Rating Agency Confirmation shall be required as a condition to Borrower’s termination or cancellation of the Management Agreement in accordance with its terms, provided that the foregoing shall not be deemed a waiver of the requirement that a Qualified Manager must at all times be operating the Property as a Luxury Brand hotel pursuant to an approved Management Agreement or any of the requirements set forth in this Agreement (including without limitation the other requirements of this Section 4.34); it being agreed that Borrower’s right to send a termination notice to Manager prior to (x) Lender’s approval of a replacement Manager (to the extent Lender's approval of a replacement Manager is required by this Agreement), (y) Lender's approval of a replacement Management Agreement and (z) the receipt of a Rating Agency Confirmation of a replacement Manager that is not a Pre-Approved Manager and the replacement Management Agreement, shall apply only for so long as Borrower is a Close Control Affiliate of the original Guarantor and shall not apply following a loan assumption after a Transfer of the Property.

(v)    If Borrower shall desire to enter into any new or amended Management Agreement with a new Manager (which Manager must be a Qualified Manager), Borrower shall: (i) satisfy the requirements of a Qualified Manager, (ii) obtain Lender’s prior written consent to such new or amended Management Agreement, (iii) deliver a Rating Agency Confirmation from each applicable Rating Agency as to such new Manager (but only if such new Manager is not a Pre-Approved Manager), (iv) deliver a Rating Agency Confirmation from each applicable Rating Agency as to such new or amended Management Agreement, (v) pay all costs and expenses incurred in connection with such new or amended Management Agreement (including, without limitation, pre-funding an amount equal to the cost of any work required by the new or amended Management Agreement or required by any property improvement plans (collectively, a "PIP") entered in to in connection with the new or amended Management Agreement and deposited by Borrower into the Cash Management Deposit Account, and the cost to obtain the Rating Agency Confirmation as required above, and reimbursement of Lender’s and Servicer's costs and expenses in connection with such review and approval), (vi) obtain any new or amended License as may be required in connection with such new or amended Management Agreement, (vii) simultaneously with the effective date of the new or amended Management Agreement deliver to Lender: (A) a ratification and reaffirmation of Guaranty from Guarantor, (B) a replacement FF&E Deposit Account and Control Agreement and Cash Management Agreement acceptable to Lender from Manager and Borrower, and (C) a consent and assignment of management agreement reasonably acceptable to Lender, from Manager and Borrower, in which Manager shall agree: (1) that Lender shall have the right, but not the obligation, to cure any defaults under the Management Agreement, (2) to give Lender written notice of, and a reasonable time to cure, any default of Borrower under the Management Agreement, (3) not to assert against Lender any defaults which by their nature are personal to Borrower and not curable by Lender; (4) in the event the replacement Manager is not a Pre-Approved Manager, to allow Lender to terminate the Management Agreement upon the occurrence of an event of default under the Management Agreement (provided that if such replacement Manager is an affiliate of Borrower, Lender may terminate such Management Agreement during the occurrence of an Event of Default under the Loan); (5) that, if Lender or its Affiliate shall acquire title to the Property, Lender or its Affiliate shall have an option to succeed to the interest of Borrower under the Management Agreement (or to be granted a new management agreement on the same terms as the Management Agreement) without payment of any accrued and unpaid fees, termination fees or transfer fees to Manager; (6) that the Management Agreement will remain in effect during any foreclosure proceedings by Lender provided Lender cures all monetary defaults under the Management Agreement; (7) not to modify, cancel, surrender or otherwise terminate the Management Agreement during the Term without the consent of Lender; and (8) that if Lender or its Affiliate succeeds to Borrower’s interest under the Management Agreement, Lender may assign its rights therein to any entity which acquires the Property from Lender or its Affiliate subject to exceptions as to Persons disqualified because of conviction of a felony and such limitations with respect to affiliates of Persons in competition with Manager as Lender shall agree.
(vi)    Without in any way limiting the covenants set forth in the Loan Documents, Borrower shall (A) cause the hotel located on the Property to be operated, repaired and maintained as a well-maintained Luxury Brand hotel and (B) maintain Inventory in amounts sufficient to meet the hotel industry standard for Luxury Brand hotel and at levels sufficient for the operation of the hotel located on the Property at full occupancy levels.
(vii)    Notwithstanding anything to the contrary contained herein, Lender shall have the right to require Borrower to terminate the Management Agreement and replace the Manager with a Qualified Manager selected by Lender at any time following the occurrence of an Event of Default and acceleration of the Loan provided that Borrower has the right, under the Management Agreement, to terminate the Manager and/or the Management Agreement in accordance with the terms of the Management Agreement (regardless of whether Borrower elects to exercise such termination right).
(viii)    Borrower shall deliver to Lender, upon request, estoppel certificates from Manager, in form and substance reasonably satisfactory to Lender (but limited to an update of the certifications made by Manager in Section 3.1 of the Assignment of Management Agreement,, provided, that Borrower shall not be required to deliver such certificates more frequently than once per calendar year (or twice during any calendar year in which a Securitization occurs).
(b)    Franchise Agreement. As of the Closing Date, there is no Franchise Agreement in effect at the Property. The covenants and requirements of this clause (b) shall apply with respect to any proposed Franchisor and proposed Franchise Agreement and thereafter on an ongoing basis with respect a Franchisor and Franchise Agreement approved as set forth below.
(i)    If Borrower shall desire to enter into any new or amended Franchise Agreement with a new Franchisor, (A) the Franchise Agreement shall be for a Luxury Brand acceptable to Lender, and (B) Borrower shall: (i) obtain Lender’s prior written consent thereto, (ii) deliver a Rating Agency Confirmation from each applicable rating agency as to such new or amended Franchise Agreement and new Franchisor, (iii) pay all costs and expenses incurred in connection with such new or amended Franchise Agreement (including, without limitation, pre-funding an amount equal to the cost of any work required by the new or amended Franchise Agreement or required by any PIPS entered in to in connection with the new or amended Franchise Agreement and deposited by Borrower into the Cash Management Deposit Account, and the cost to obtain the Rating Agency Confirmation as required above, and reimbursement of Lender’s and Servicer's costs and expenses in connection with such review and approval), (iv) obtain any new or amended License as may be required in connection with such new or amended Franchise Agreement and (v) deliver to Lender simultaneously with the execution of such Franchise Agreement a comfort letter from the Franchisor in which Franchisor shall agree: (1) that Lender shall have the right, but not the obligation, to cure any defaults under the Franchise Agreement, (2) to give Lender written notice of, and a reasonable time to cure, any default of Borrower under the Franchise Agreement, (3) not to assert against Lender any defaults which by their nature are personal to Borrower and not curable by Lender; (4) to allow Lender to change managers of the hotel operated at the Property; (5) that, if Lender or its Affiliate shall acquire title to the Property, Lender or its Affiliate shall have an option to succeed to the interest of Borrower under the Franchise Agreement (or to be granted a new license agreement on the same terms as the Franchise Agreement) without payment of any fees to Franchisor; (6) that the Franchise Agreement will remain in effect during any foreclosure proceedings by Lender provided Lender cures all monetary defaults under the Franchise Agreement; (7) not to modify, cancel, surrender or otherwise terminate the Franchise Agreement during the Term without the consent of Lender; and (8) that if Lender or its Affiliate succeeds to Borrower’s interest under the Franchise Agreement, Lender may assign its rights therein to any entity which acquires the Property from Lender or its Affiliate (subject to Franchisor’s reasonable approval). The foregoing to the contrary notwithstanding, Lender will not unreasonably withhold approval of a Pre-Approved Franchisor's standard form of “comfort letter” addressing those matters set forth above.
(ii)    Borrower shall (A) promptly perform and/or observe all of the covenants and agreements required to be performed and observed by it under the Franchise Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (B) promptly notify Lender of any default under the Franchise Agreement of which it is aware; (C) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by it under the Franchise Agreement; and (D) promptly enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by the Franchisor under the Franchise Agreement.
(iii)    Borrower shall not, without Lender’s prior written consent (A) surrender, terminate or cancel the Franchise Agreement; (B) reduce or consent to the reduction of the term of the Franchise Agreement; (C) increase or consent to the increase of the amount of any charges under the Franchise Agreement; or (D) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Franchise Agreement.

(iv)    Without in any way limiting the covenants set forth in the Loan Documents, Borrower shall:  (A) cause the hotel located on the Property to be operated, repaired and maintained as a well-maintained Luxury Brand hotel and (B) maintain Inventory in amounts sufficient to meet the hotel industry standard for Luxury Brand hotel and at levels sufficient for the operation of the hotel located on the Property at full occupancy levels.
Section 4.35    Condominium Declaration.
(a)    Borrower shall use all commercially reasonable efforts to cause the Condominium Association and the owner of the "Office Unit" (as defined in the Condominium Documents) (i) to keep the Common Elements insured (or shall maintain such insurance on behalf of the Condominium) as required pursuant to the Condominium Documents and (ii) in accordance with the Insurance Trustee Requirements, to deliver any insurance proceeds payable to Borrower to Lender.
(b)    Borrower shall observe and perform in all material respects each and every term to be observed by Borrower pursuant to the terms of the Condominium Documents.
(c)    Borrower shall promptly deliver to Lender a true, correct and complete copy of all notices of default, notices of casualty (or condemnation) received by Borrower with respect to any obligation or duty of Borrower under the Condominium Documents.
(d)    Borrower shall deliver copies of each annual Condominium Association budget within thirty (30) days after approval by the Board of Directors.
(e)    Borrower shall not, except with the prior written consent of Lender (i) institute any action or proceeding for partition of the Property or the Common Elements or the regime created with respect to the Property under the Condominium Declaration, (ii) vote for or consent to any modification of, amendment to or relaxation in the enforcement of the Condominium Documents, or (iii) in the event of damage to or destruction of the Condominium Property or the Common Elements, vote in opposition to a motion to repair, restore or rebuild the Condominium Property, the Common Elements.
(f)    Borrower shall not, without the prior written consent of Lender, which consent shall not be unreasonably withheld or delayed: (i) materially modify, change, supplement, alter or amend the Condominium Documents or waive or release any of its right and remedies under the Condominium Documents or (ii) take any material action with respect to the Condominium. Any agreement whereby the Condominium Declaration is terminated or the Property is withdrawn therefrom (and a replacement Condominium Declaration approved by Lender is not simultaneously recorded) shall be deemed a sale, conveyance, alienation, mortgage, encumbrance, pledge or transfer prohibited under the Loan Documents and shall constitute an Event of Default.

(g)    At no time shall Borrower directly or indirectly consent to the Condominium Association's incurrence of Indebtedness.
(h)    At all times prior to the earlier of (a) the Release Date or (b) expiration of the Term, Borrower shall use commercially reasonable efforts at all times during the Term to obtain the Board of Director's designation of Lender as the "Insurance Trustee" (as defined in the Condominium Declaration) with respect to any Net Proceeds received with respect to the Hotel Unit provided the Lender consents to a similar designation of any mortgagee with respect to the Office Unit. At no time shall Borrower (or any Board member appointed by or on behalf of Borrower) directly or indirectly vote or refrain from voting such that a party other than Lender is designated as the Insurance Trustee for the Hotel Unit without the express written consent of the Lender.
ARTICLE 5

INSURANCE, CASUALTY AND CONDEMNATION
Section 5.1    Insurance.
5.1.1    Insurance Policies.
(a)    Borrower, at its sole cost and expense, shall obtain and maintain during the entire Term, or cause to be maintained, insurance policies for Borrower and the Property providing at least the following coverages:
(i)    Casualty insurance against loss or damage by fire, lightning and such other perils as are included in a standard “special form” policy (formerly known as an “all-risk” endorsement policy), and against loss or damage by all other risks and hazards covered by a standard extended coverage insurance policy, with no exclusion for damage or destruction caused by the acts of “Terrorists” (as defined by TRIPRA) (or, subject to Section 5.1.1(i) below, standalone coverage with respect thereto) riot and civil commotion, vandalism, malicious mischief, burglary and theft (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost” of the Property, which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) containing an agreed amount endorsement with respect to the Improvements and personal property at the Property waiving all co-insurance provisions; and (C) containing an “Ordinance or Law Coverage” or “Enforcement” endorsement if any of the Improvements or the use of the Property shall at any time constitute legal non-conforming structures or uses, and compensating for loss of value or property resulting from operation of law and the cost of demolition and the increased cost of construction in amounts as required by Lender. In addition, if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area,” Borrower shall obtain flood hazard insurance in an amount equal to the (1) maximum amount (as such amount may be increased from time to time, the “NFIP Insurance Amount”) of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994 (as each may be amended, collectively, the "Flood Acts," or comparable private insurance in compliance with the Flood Acts, in the NFIP Insurance Amount, the "Required Flood Insurance"); provided that at Borrower’s election, after a full Securitization of the Loan, Borrower may substitute the Required Flood Insurance with a Letter of Credit equal to the NFIP Insurance Amount, plus (2) such additional amounts as Lender shall require, provided that the insurance required by this sentence shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i);
(ii)    commercial general liability insurance, including a broad form comprehensive general liability endorsement and coverages against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, including, without limitation, liquor liability, such insurance (A) to be on the so-called “occurrence” form and containing minimum limits per occurrence of One Million and No/100 Dollars ($1,000,000.00), with a combined limit per policy year, excluding umbrella coverage, of not less than Two Million and No/100 Dollars ($2,000,000.00); (B) to continue at not less than the aforesaid limit until required to be changed by Lender by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) Property and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; and (4) contractual liability for all legal contracts to the extent the same is available;
(iii)    rental loss and/or business income interruption insurance (A) with dual party endorsement; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above and Section 5.1.1(h) below; (C) covering a period of restoration of twenty four (24) months and containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of six (6) months from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) in an amount equal to one hundred percent (100%) of the projected Gross Revenue (which shall be reduced to reflect any expenses not projected to be incurred during a period of restoration) from the Property for a period of twenty four (24) months from the date that the Property is repaired or replaced and operations are resumed. The amount of such business income insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the Gross Revenue from the Property for the succeeding twenty four (24) month period. All proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied to the Obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its Obligations to pay the Debt on the respective dates of payment provided for in the Note and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;
(iv)    at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the Property and liability coverage forms do not otherwise apply, (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above-mentioned commercial general liability insurance policy; and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy the Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;
(v)    workers’ compensation, subject to the statutory limits of the state in which the Property is located, and employer’s liability insurance with limits which are required from time to time by Lender in respect of any work or operations on or about the Property, or in connection with the Property or its operation (if applicable);
(vi)    comprehensive boiler and machinery insurance, if applicable, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;
(vii)    umbrella liability insurance in addition to primary coverage in an amount not less than $100,000,000 per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (ii) above and subsection (viii) below;
(viii)    motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence, including umbrella coverage, with limits which are required from time to time by Lender;
(ix)    windstorm insurance in an amount equal to the greater of (A) the Full Replacement Cost of the Property (including Ordinance of Law Coverage or Enforcement) or (B) the Outstanding Principal Balance;

(x)    insurance against employee dishonesty in an amount not less than one (1) month of Gross Revenue from the Property and with a deductible not greater than Twenty Five Thousand and No/100 Dollars ($25,000.00);
(xi)    all such insurance as is required to be purchased and maintained by the Hotel Unit under the Condominium Documents (which shall include coverage for the Common Elements the owner of the Hotel Unit is require to insure, collectively, the "Insured Common Elements"); and
(xii)    upon sixty (60) days’ written notice, such other reasonable insurance and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for properties similar to the Property located in or around the region in which the Property is located.
(b)    All insurance provided for in Section 5.1.1(a) shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”) and shall be subject to the approval of Lender as to form and substance, including insurance companies, amounts, deductibles, loss payees and insureds. Not less than ten (10) days prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the Policies (and, upon the written request of Lender, certified copies of such Policies to the extent in the possession of Borrower and, if not in possession of by Borrower, promptly upon issuance by the insurance companies and delivery of such Policies to Borrower) accompanied by evidence satisfactory to Lender of payment of the premiums then due thereunder (the “Insurance Premiums”), shall be delivered by Borrower to Lender.
(c)    Any blanket insurance Policy shall otherwise provide the same protection as would a separate Policy insuring only the Property (and the in compliance with the provisions of Section 5.1.1(a) and permitted by the Association under the Condominium Documents) (any such blanket policy, an “Acceptable Blanket Policy”).
(d)    All Policies of insurance provided for or contemplated by Section 5.1.1(a) shall name Borrower as an insured and, in the case of liability policies, except for the Policies referenced in Section 5.1.1(a)(v) and (viii), shall name Lender and its successors and/or assigns as additional insured, as its interests may appear, and in the case of property insurance policies, including but not limited to all-risk/special form, rental loss/business interruption, boiler and machinery, terrorism, windstorm, flood and earthquake insurance, shall name Lender and its successors and/or assigns as mortgagee/loss payee as its interests may appear, pursuant to a standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender unless below the threshold for Borrower to handle such claim without Lender intervention as provided in Section 5.2 below. Additionally, if Borrower obtains property insurance coverage in addition to or in excess of that required by Section 5.1.1(a)(i), then such insurance policies shall also contain a standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.
(e)    All Policies of insurance provided for in Section 5.1.1(a), except for the Policies referenced in Section 5.1.1(a)(v), (a)(viii) and (a)(x), shall contain clauses or endorsements to the effect that:
(i)    no act or negligence of Borrower, or anyone acting for Borrower, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;
(ii)    the Policy shall not be canceled without at least thirty (30) days’ written notice to Lender and any other party named therein as an additional insured (other than in the case of non-payment in which case only ten days prior notice, or the shortest time allowed by applicable Legal Requirement (whichever is longer), will be required) and shall not be materially changed (other than to increase the coverage provided thereby) without such a thirty (30) day notice; and
(iii)    Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.
(f)    If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Property, including the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate and all premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and until paid shall be secured by the Mortgage and shall bear interest at the Default Rate.
(g)    In the event of foreclosure of the Mortgage or other transfer of title to the Property in extinguishment in whole or in part of the Obligations, all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.
(h)    The property insurance, public liability insurance and rental loss and/or business interruption insurance required under Sections 5.1.1(a)(i), (ii), (iii) and (vii) above shall cover perils of terrorism and acts of terrorism or, if excluded, Borrower shall provide a stand-alone policy, and Borrower shall maintain property insurance, public liability insurance and rental loss and/or business interruption insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under Sections 5.1.1(a)(i), (ii), (iii) and (vii) above at all times during the term of the Loan. For so long TRIPRA is in effect and continues to cover both foreign and domestic acts, Lender shall accept terrorism insurance with coverage against acts which are “certified” within the meaning of TRIPRA.
(i)    Notwithstanding anything in subsection (a)(i) or (h) above to the contrary, Borrower shall be required to obtain and maintain coverage in its property insurance Policy (or by a separate Policy) against loss or damage by terrorist acts in an amount equal to 100% of the “Full Replacement Cost” of the Property plus the rental loss and/or business interruption coverage required pursuant to subsection (a)(iii) above; provided that such coverage is available. In the event that such coverage with respect to terrorist acts is not included as part of the “all risk” property policy required by subsection (a)(i) above, Borrower shall, nevertheless be required to obtain coverage for terrorism (as standalone coverage) in an amount equal to 100% of the “Full Replacement Cost” of the Property plus the rental loss and/or business interruption coverage under clause (a)(iii) above; provided that such coverage is available. Borrower shall obtain the coverage required under this clause (i) from a carrier which otherwise satisfies the rating criteria specified in Section 5.1.2 below (a “Qualified Carrier”) or in the event that such coverage is not available from a Qualified Carrier, Borrower shall obtain such coverage from the highest rated insurance company providing such coverage. Notwithstanding the foregoing, with respect to any such stand-alone policy covering terrorist acts, Borrower shall not be required to pay any Insurance Premiums solely with respect to such terrorism coverage in excess of the Terrorism Premium Cap (hereinafter defined); provided that if the Insurance Premiums payable with respect to such terrorism coverage exceeds the Terrorism Premium Cap, Lender may, at its option (1) purchase such stand-alone terrorism Policy, with Borrower paying such portion of the Insurance Premiums with respect thereto equal to the Terrorism Premium Cap and the Lender paying such portion of the Insurance Premiums in excess of the Terrorism Premium Cap or (2) modify the deductible amounts, policy limits and other required policy terms to reduce the Insurance Premiums payable with respect to such stand-alone terrorism Policy to the Terrorism Premium Cap. As used herein, (i) ”Terrorism Premium Cap” means an amount equal to two times the amount of the insurance premium that is payable in respect of the Property and business interruption/rental loss insurance required under the Loan Documents (without giving effect to the cost of terrorism and wind components of such casualty and business interruption/rental loss insurance) at the time that such terrorism coverage is excluded from the applicable Policy.
5.1.2    Insurance Company.
(a)    All Policies required pursuant to Section 5.1.1 shall be issued by companies authorized to do business in the state where the Property is located, with a financial strength and claims paying ability rating of “A” or better by S&P; provided, however for multi-layered policies,

(A) if four (4) or less insurance companies issue the Policies, then at least 75% of the insurance coverage represented by the Policies must be provided by insurance companies with a claims paying ability rating of “A” or better by S&P, with no carrier below “BBB” or (B) if five (5) or more insurance companies issue the Policies, then at least sixty percent (60%) of the insurance coverage represented by the Policies must be provided by insurance companies with a claims paying ability rating of “A” or better by S&P, with no carrier below “BBB.” Borrower shall be permitted to maintain the Policies required hereunder with insurance companies which do not meet the foregoing requirements (an "Otherwise Rated Insurer"), provided Borrower obtains reinsurance with an industry standard "cut-through" endorsement (that is, an endorsement which permits recovery against the provider of such endorsement if the insurer becomes insolvent) with respect to any Otherwise Rated Insurer from an insurance company which meets the claims-paying ability ratings required above or such higher rating as may be required by a Rating Agency. Notwithstanding the foregoing, (A) solely with respect to property insurance coverage in excess of the primary layer, up to ten percent (10%) of the total amount of the required amount of coverage may be provided by carriers that do not satisfy the minimum rating by S&P of not lower than BBB, so long as such carriers maintain a Best’s Insurance Reports rating of “A:X” or better and (B) Ironshore Specialty Insurance Company (“Ironshore”), rated “A: XIV” with Best’s Insurance Reports and “Baa1” with Moody’s, shall be an acceptable insurance company with respect to the Required Flood Insurance and the other property insurance coverage in its current position and participation amount within the syndicate provided the ratings are not withdrawn or downgraded below those in effect on the date hereof. In addition, all Policies required pursuant to Section 5.1.1:  (i) shall, with respect to all property insurance policies, name Lender and its successors and/or assigns as their interest may appear as the Lender and Mortgagee; (ii) shall, with respect to all property insurance policies and rental loss and/or business interruption insurance policies, contain a Standard Mortgagee Clause and a Lender’s Loss Payable Endorsement, or their equivalents, naming Lender as the person to whom all payments made by such insurance company shall be paid; (iii) shall, with respect to all liability policies, name Lender and its successors and/or assigns as an additional insured; (iv) shall contain a waiver of subrogation against Lender; (v) shall contain such provisions as Lender deems reasonably necessary or desirable to protect its interest including endorsements providing (A) that neither Borrower, Lender nor any other party shall be a co-insurer under said Policies, (B) that Lender shall receive at least thirty (30) days prior written notice of any modification, reduction or cancellation, and (C) for a deductible per loss of an amount not more than that which is customarily maintained by prudent owners of properties with a standard of operation and maintenance comparable to and in the general vicinity of the Property, but in no event in excess of an amount reasonably acceptable to Lender; and (vi) shall be satisfactory in form and substance to Lender and shall be approved by Lender as to amounts, form, risk coverage, deductibles, loss payees and insureds. For so long TRIPRA is in effect, Lender shall accept terrorism insurance with coverage against acts which are “certified” within the meaning of TRIPRA. In addition to the insurance coverages described in Section 5.1.1 above, Borrower shall obtain such other insurance as may from time to time be reasonably required by Lender in order to protect its interests.
(b)    Upon the written request of Lender, copies of the Policies to the extent Borrower has possession of such Policies (and, if not in possession of by Borrower, promptly upon issuance by the insurance companies and delivery of such Policies to Borrower), certified by Borrower as true copies, shall be delivered to Lender at the address below (or to such other address or Person as Lender shall designate from time to time by notice to Borrower) on the date hereof with respect to the current Policies and within thirty (30) days after the effective date thereof with respect to all renewal Policies:
GERMAN AMERICAN CAPITAL CORPORATION
60 Wall Street, 10th Floor
New York, NY 10005
Attn: Mary Brundage
Borrower shall pay the Insurance Premiums annually in advance as the same become due and payable and shall furnish to Lender evidence of the renewal of each of the Policies with receipts for the payment of the Insurance Premiums or other evidence of such payment reasonably satisfactory to Lender (provided, however, that Borrower shall not be required to pay such Insurance Premiums nor furnish such evidence of payment to Lender in the event that the amounts required to pay such Insurance Premiums have been deposited into the Insurance Account pursuant to Section 6.4 hereof). Within thirty (30) days after request by Lender, Borrower shall obtain such increases in the amounts of coverage required hereunder as may be reasonably requested by Lender, taking into consideration changes in the value of money over time, changes in liability laws, changes in prudent customs and practices.
Section 5.2    Casualty. If the Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice thereof to Lender. Following the occurrence of a Casualty, Borrower, regardless of whether insurance proceeds are available, shall promptly proceed to restore, repair, replace or rebuild the Property in accordance with Legal Requirements to be of at least equal value and of substantially the same character as prior to such damage or destruction. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower. In addition and notwithstanding anything to the contrary set forth in the Condominium Documents, Borrower shall use all commercially reasonable efforts to permit Lender to participate in any settlement discussions with any insurance companies (and Borrower shall not approve any final settlement without Lender's approval) (i) if an Event of Default is continuing or (ii) with respect to any Casualty in which the Net Proceeds or the costs of completing the Restoration are equal to or greater than Two Million and No/100 Dollars ($2,000,000) or for which an Insurance Trustee is required pursuant to the Condominium Declaration. Borrower shall deliver to Lender all instruments required by Lender to permit such participation. Except as set forth in the foregoing sentence but subject to the requirements of the Condominium Declaration and Borrower's obligation to comply with the Insurance Trustee Requirements to effect the following, any Insurance Proceeds in connection with any Casualty (whether or not Lender elects to settle and adjust the claim or Borrower settles such claim) shall be due and payable solely to Lender and held by Lender in accordance with the terms of this Agreement. Subject to the Insurance Trustee Requirements, in the event Borrower or any party other than Lender is a payee on any check representing Insurance Proceeds with respect to any Casualty, Borrower shall immediately endorse, and cause all such third parties to endorse, such check payable to the order of Lender, consistent with the above limitation. Borrower hereby irrevocably appoints Lender as its attorney-in-fact, coupled with an interest, to endorse any such check payable to the order of Lender. Borrower hereby releases Lender from any and all liability with respect to the settlement and adjustment by Lender of any claims in respect of any Casualty.
Section 5.3    Condemnation. Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of all or any portion of the Property and shall deliver to Lender copies of any and all papers served in connection with such proceedings to the extent related to amounts in excess of Two Million Dollars ($2,000,000) or if an Insurance Trustee is required to be appointed pursuant to the Condominium Declaration, Borrower shall use all commercially reasonable efforts to allow Lender to participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender (to amounts in excess of Two Million Dollars ($2,000,000) or if an Insurance Trustee is required to be appointed pursuant to the Condominium Declaration), its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If the Property or any portion thereof is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute the Restoration of the Property and otherwise comply with the provisions of Section 5.4, whether or not an Award is available to pay the costs of such Restoration. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

Section 5.4    Restoration. The following provisions shall apply in connection with the Restoration:
(a)    If the Net Proceeds shall be less than One Million and No/100 Dollars ($1,000,000) and provided no Event of Default is continuing, the Net Proceeds will be disbursed by Lender to Borrower upon receipt, provided that all of the conditions set forth in Section 5.4(b)(i) are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.
(b)    If the Net Proceeds are equal to or greater than One Million and No/100 Dollars ($1,000,000), the Net Proceeds will be held by Lender (either in its capacity as Lender or as Insurance Trustee under the Condominium Declaration) and Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 5.4. The term “Net Proceeds” shall mean: (i) the net amount of all insurance proceeds received by Lender pursuant to Section 5.1.1 (a)(i), (iii) (iv), and (vi) and Section 5.1.1(h) as a result of such damage or destruction, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the Award, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.
(i)    The Net Proceeds shall be made available to Borrower for Restoration upon the determination of Lender, in its reasonable discretion, that the following conditions are met:
(A)    no Event of Default shall have occurred and be continuing;
(B)    (1) in the event the Net Proceeds are Insurance Proceeds, less than thirty percent (30%) of the total floor area of the Improvements on the Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than fifteen percent (15%) of the land constituting the Property is taken, and such land is located along the perimeter or periphery of the Property, and no portion of the Improvements is located on such land;
(C)    in the event the Office Unit has suffered damage, destruction or condemnation, Lender has received reasonable evidence that the Office Unit will be timely restored to the condition it existed before the Casualty or Condemnation;

(D)    the Board of Directors has approved the restoration (to the extent such approval is required by the Condominium Documents) of the Hotel Unit and the affected Common Elements, and if applicable, the Office Unit;
(E)    Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than sixty (60) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion; provided that the filing of building permit shall be deemed commencement for such purposes unless subsequently withdrawn or rejected;
(F)    Lender shall be satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to the Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 5.1.1(a)(iii), if applicable, or (3) by other funds of Borrower;
(G)    Lender shall be reasonably satisfied that the Restoration will be completed on or before the earliest to occur of (1) the date six (6) months prior to the Stated Maturity Date, (2) such time as may be required under applicable Legal Requirements or (3) two (2) months prior to the expiration of the insurance coverage referred to in Section 5.1.1(a)(iii);
(H)    Lender shall be reasonably satisfied that the Restoration will be completed in accordance with any requirements under the Condominium Documents and the Management Agreement (or if applicable, the Franchise Agreement);
(I)    the Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements;
(J)    the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements;
(K)    such Casualty or Condemnation, as applicable, does not result in the loss of access to the Property or the related Improvements;

(L)    such Casualty or Condemnation, as applicable, does not result in the loss of parking to the Property below the level that is required by Legal Requirements to operate the hotel at the Property;
(M)    the Restoration DSCR, after giving effect to the Restoration, shall be equal to or greater than 1.50:1.00;
(N)    the Loan to Value Ratio after giving effect to the Restoration, shall be equal to or less than seventy percent (70%);
(O)    Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be reasonably acceptable to Lender;
(P)    The Condominium has not been terminated; and
(Q)    the Net Proceeds together with any cash or cash equivalent deposited by Borrower with Lender are sufficient in Lender’s reasonable discretion to cover the cost of the Restoration.
(ii)    The Net Proceeds shall be held by Lender in the Casualty and Condemnation Account and, until disbursed in accordance with the provisions of this Section 5.4(b), shall constitute additional security for the Debt and other obligations under the Loan Documents. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence reasonable satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Property which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy.
(iii)    All plans and specifications required in connection with the Restoration shall be subject to the prior approval of Lender, which approval shall not be unreasonably withheld, conditioned or delayed, and an independent consulting engineer selected by Lender (the “Casualty Consultant”). Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts under which they have been engaged, shall be subject to the approval of Lender, which approval shall not be unreasonably withheld, conditioned or delayed and the Casualty Consultant. All costs and expenses incurred by Lender in connection with recovering, holding and advancing the Net Proceeds for the Restoration including, without limitation, reasonable attorneys’ fees and disbursements and the Casualty Consultant’s fees and disbursements, shall be paid by Borrower.
(iv)    In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, less the Casualty Retainage. The term “Casualty Retainage” shall mean, as to each contractor, subcontractor or materialman engaged in the Restoration, an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 5.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 5.4(b) and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate Governmental Authorities, and Lender receives evidence reasonable satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which (i) the Casualty Consultant certifies to Lender that such contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of such contractor’s, subcontractor’s or materialman’s contract, (ii) the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy, and (iii) Lender receives an endorsement to the Title Insurance Policy insuring the continued priority of the Lien of the Mortgage and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.
(v)    Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month; provided that if the Net Proceeds are in excess of Ten Million Dollars ($10,000,000), such disbursements may be made not more than twice every calendar month.
(vi)    If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender (for deposit into the Casualty and Condemnation Account) or deposit a Letter of Credit in such amount before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender or the proceeds of any Letter of Credit shall be deposited by Lender into the Casualty and Condemnation Account and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 5.4(b) shall constitute additional security for the Obligations.
(vii)    The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 5.4(b), and the receipt by Lender of evidence reasonable satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to Borrower, provided no Event of Default shall have occurred and shall be continuing.
(c)    Notwithstanding anything to the contrary set forth in this Agreement, including the provisions of this Section 5.4, if the Loan is included in a REMIC Trust and, immediately following a release of any portion of the Lien of the Mortgage following a Casualty or Condemnation (but taking into account any proposed Restoration of the remaining Property), the ratio of the unpaid principal balance of the Loan to the value of the remaining Property is greater than one hundred twenty five percent (125%) (such value to be determined, in Lender’s sole discretion, by any commercially reasonable method permitted to a REMIC Trust; and which shall exclude the value of personal property or going concern value, if any), the Outstanding Principal Balance must be paid down by an amount equal to the least of the following amounts: (i) the net Award (after payment of Lender’s costs and expenses and any other fees and expenses that have been approved by Lender) or the net Insurance Proceeds (after payment of Lender’s costs and expenses and any other fees and expenses that have been approved by Lender), as the case may be, or (ii) a “qualified amount” as that term is defined in the IRS Revenue Procedure 2010-30, as the same may be amended, replaced, supplemented or modified from time to time, unless Lender receives an opinion of counsel that if such amount is not paid, the applicable Securitization will not fail to maintain its status as a REMIC Trust as a result of the related release of such portion of the

Lien of the Mortgage. If and to the extent the preceding sentence applies, only such amount of the net Award or net Insurance Proceeds (as applicable), if any, in excess of the amount required to pay down the principal balance of the Loan may be released for purposes of Restoration or released to Borrower as otherwise expressly provided in this Section 5.4.
(d)    All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 5.4(b)(vii) may be retained and applied by Lender in accordance with Section 2.4.4 hereof toward the payment of the Debt whether or not then due and payable in such order, priority and proportions as Lender in its sole discretion shall deem proper, or, at the discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender shall approve, in its discretion. Additionally, throughout the term of the Loan if an Event of Default is continuing, then Borrower shall pay to Lender, with respect to any payment of the Debt pursuant to this Section 5.4(d), an additional amount equal to the Prepayment Fee; provided, however, that if an Event of Default is not continuing, then no Prepayment Fee shall be payable.
(e)    In the event of foreclosure of the Mortgage, or other transfer of title to the Property in extinguishment in whole or in part of the Debt all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.
(f)    Notwithstanding anything to the contrary contained herein, if in connection with a Casualty, any insurance company makes a payment under a property or business or rental interruption insurance Policy that Borrower proposes be treated as business or rental interruption insurance, then, notwithstanding any designation (or lack of designation) by the insurance company as to the purpose of such payment, as between Lender and Borrower, such payment shall not be treated as business or rental interruption Insurance Proceeds unless Borrower (i) has demonstrated to Lender’s satisfaction that the remaining Net Proceeds that have been received from the property insurance companies are sufficient to pay one hundred percent (100%) of the cost of the Restoration or, if such Net Proceeds are to be applied to repay the Obligations in accordance with the terms hereof, that such remaining Net Proceeds will be sufficient to satisfy the Obligations in full or (ii) to the extent Borrower is not able to satisfy Lender as to the sufficiency of the remaining funds to pay one hundred percent (100%) of the Restoration or to satisfy the Obligations in full prior to distribution of Net Proceeds, Borrower has agreed to fund any shortfall from funds other than from Gross Revenues or borrowed funds and has provided such security as Lender may require to insure payment of such shortfalls. To the extent any payment under a property or business or rental interruption insurance Policy is treated as business or rental interruption insurance in accordance with this paragraph (g), such funds shall be deposited into the Casualty and Condemnation Account. Provided that no Event of Default then exists, Insurance Proceeds treated as business or rental interruption insurance in accordance with this paragraph (g) (to the extent of available funds) shall be (A) first applied by Lender, on each Monthly Payment Date, to pay for Debt Service, deposits of Reserve Funds and payments of Approved Monthly Operating Expenses for such month and Approved Extraordinary Operating Expenses actually incurred (collectively, the “Approved Monthly BI Expenses”) for such month pursuant to, and in the priorities set forth in, Section 6.10.1, and (B) second, to the extent that Lender determines that the amount of business or rental interruption Insurance Proceeds then remaining in the Casualty and Condemnation Account is sufficient to pay for all future Approved Monthly BI Expenses through the completion of the subject Restoration, disbursed by Lender to Borrower in an aggregate amount under this clause (B) not to exceed the Approved Monthly BI Expenses actually incurred by Borrower from the date of the applicable Casualty to the date of the first installment of business or rental interruption Insurance Proceeds advanced by the applicable insurance company (as evidenced by supporting documentation by Borrower that is acceptable to Lender). Provided no Trigger Period then exists, all remaining business or rental interruption insurance proceeds shall be disbursed to Borrower upon the completion of the subject Restoration and the full service reopening of the hotel at the Property in the standard required by the Management Agreement and, if applicable, the Franchise Agreement, but no less than the standard of a Luxury Brand.
Section 5.5    Condominium Matters. The parties acknowledge that the Condominium Documents contain certain procedures with respect to Casualty, Condemnation, restoration of the Property, use of Net Proceeds and selection of an Insurance Trustee. Notwithstanding the foregoing, in connection with a vote or decision by the Condominium Board relating to a restoration or disposition of the Property after a Casualty or a Condemnation, the termination of the Condominium, settlement discussions and intermediate and final settlements with any insurance companies, or the possession and disposition of Net Proceeds or any other matters addressed in this Article 5, Borrower shall instruct the Board members representing the Hotel Unit to vote (or refrain from voting) on such matters in a manner consistent with the requirements of Section 4.35(h), Section 5.2, Section 5.3 and Section 5.4.
ARTICLE 6

CASH MANAGEMENT AND RESERVE FUNDS
Section 6.1    Cash Management Arrangements.
6.1.1    Cash Management - Pre-Approved Manager Conditions Satisfied.
(a)    At Closing and for so long as the Pre-Approved Manager Conditions are satisfied: (i) all Gross Revenues shall be collected by the Manager in accordance with the terms of the Management Agreement; (ii) Borrower shall cause all Tenants under the Leases to mail all checks and wire all funds with respect to any payments due under such Leases directly to Manager, (iii) Borrower shall cause all Rents in the nature of sums payable by issuers of credit cards accepted at the Property (collectively, “Credit Card Issuers” and such Rents, “Credit Card Receivables”), to be transmitted directly by such issuer to Manager, (iv) Borrower shall cause Manager to collect and deposit all Rents, Credit Card Receivables, Cash or other items of Gross Revenue directly into the Manager Account within one (1) Business Day after receipt thereof, (v) Borrower shall pay or cause to be paid all Rents, Cash or other items of Gross Revenue not otherwise collected by Manager within one (1) Business Day after receipt thereof by Borrower or its Affiliates directly into the Manager Account, (vi) subject to Section 6.5, Borrower shall cause Manager to deposit all amounts payable by Manager to Borrower from the Manager Account pursuant to the Management Agreement (including without limitation all funds representing Cash Flow Surplus, as defined in the Management Agreement and all funds distributed to Borrower by Manager pursuant to Section 8.01(d) of the Management Agreement) (A) into the FF&E Deposit Account (with respect to funds to be applied to the Monthly FF&E Reserve Amount) and (B) into the Cash Management Deposit Account (with respect to funds in excess of the Monthly FF&E Reserve Amount) within the period required under the Management Agreement (and if no such time period is set forth in the Management Agreement with respect to certain sources of Gross Revenue, Borrower shall cause Manager to deposit such amounts into the Cash Management Deposit Account the same time as all other amounts are deposited in the Cash Management Deposit Account by the Manager, but not less often than once per month); provided in the event that the Pre-Approved Manager Conditions are not satisfied or Manager is not reserving for the Monthly FF&E Reserve Amounts, all such funds that would have been deposited in the FF&E Deposit Account will instead be funded into the Cash Management Deposit Account, (vii) so long as the Loan shall be outstanding, neither Borrower, any Affiliate of Borrower, Manager, nor any other Person shall open any other operating accounts with respect to the Property or the collection of Rents, Cash or other items of Gross Revenue or Credit Card Receivables with respect to the Property, except for the Clearing Account and the Manager Account; provided that, Borrower shall not be prohibited from utilizing one or more separate accounts for the disbursement or retention of funds that have been transferred to Borrower pursuant to Section 6.10.1.
(b)    Lender shall at all times have a security interest in the Manager Accounts and shall file a precautionary UCC filing statement against all the Manager Accounts wherever located. Borrower shall assist and shall cause Manager to assist Lender in identifying the location of each of the Manager Accounts and the proper form of the UCC.
(c)    Any amounts from Rents, Credit Card Receivables or other amounts of Gross Revenues of the Property held by Borrower or Manager shall be deemed to be collateral for the Loan and shall be held in trust by it for the benefit, and as the property, of Lender and shall not be commingled with any other funds or property of Borrower (or its Affiliates) or Manager.

6.1.2    Cash Management - Pre-Approved Manager Conditions Not Satisfied. If at any time the Pre-Approved Manager Conditions shall cease to be satisfied (including, without limitation, as the result of a Manager Termination Event), Borrower shall cause all Gross Revenues including, without limitation, (i) all Cash received by or on behalf of Borrower with respect to Gross Revenues, (ii) all Rents to be transmitted directly by Tenants of the Property, and (iii) all Rents in the nature of Credit Card Receivables payable by Credit Card Issuers to be transmitted directly by (respectively) Borrower, such Tenants and such Credit Card Issuer into a trust account (the “Clearing Account”) established and maintained by Borrower at an Eligible Institution selected by Borrower and reasonably approved by Lender (the “Clearing Bank”). Without in any way limiting the foregoing, if Borrower or any Manager receive any Gross Revenue from the Property (other than pursuant to Section 6.10.1(xi)(B)(y)), then (i) such amounts shall be deemed to be collateral for the Obligations and shall be held in trust for the benefit, and as the property, of Lender, (ii) such amounts shall not be commingled with any other funds or property of Borrower or Manager, and (iii) Borrower or Manager shall deposit such amounts in the Clearing Account within one (1) Business Day of receipt. Funds deposited into the Clearing Account shall be swept by the Clearing Bank on a daily basis into the Cash Management Deposit Account and applied and disbursed in accordance with this Agreement. Funds in the Cash Management Deposit Account shall be invested in Permitted Investments, as more particularly set forth in the Cash Management Agreement. Lender may also establish subaccounts of the Cash Management Deposit Account which shall at all times be Eligible Accounts (and may be ledger or book entry accounts and not actual accounts) (such subaccounts are referred to herein as “Accounts”). The Cash Management Deposit Account and all other Accounts will be under the sole control and dominion of Lender, and Borrower shall have no right of withdrawal therefrom. Borrower shall pay for all expenses of opening and maintaining all of the above accounts.
Section 6.2    Required Repairs.Borrower shall perform the repairs and other work at the Property as set forth on Schedule II (such repairs and other work hereinafter referred to as “Required Repairs”) and shall complete each of the Required Repairs on or before the respective deadline for each repair as set forth on Schedule II.
Section 6.3    Tax Funds
6.3.1    Deposits of Tax Funds. At any such time that Manager either (x) does not reserve for or otherwise set aside and pay Taxes or (y) is not Current Manager or a Pre-Approved Manager, Lender shall direct Servicer to transfer from the Cash Management Deposit Account (or if there are insufficient funds in the Cash Management Deposit Account, Borrower shall deposit into the Cash Management Deposit Account) on each Monthly Payment Date, an amount equal to one-twelfth of the Taxes that Lender estimates will be payable during the next ensuing twelve (12) months, in order to accumulate sufficient funds to pay all such Taxes at least thirty (30) days prior to their respective due dates, into an Account (the “Tax Account”). Amounts deposited from time to time into the Tax Account pursuant to this Section 6.3.1 are referred to herein as the “Tax Funds”. If at any time Lender reasonably determines that the Tax Funds will not be sufficient to pay the Taxes, Lender shall notify Borrower of such determination and the monthly deposits for Taxes shall be increased by the amount that Lender reasonably estimates is sufficient to make up the deficiency at least ten (10) days prior to the respective due dates for the Taxes; provided, that if Borrower receives notice of any deficiency after the date that is ten (10) days prior to the date that Taxes are due, Borrower will deposit with or on behalf of Lender such amount within three (3) Business Days after its receipt of such notice.
6.3.2    Release of Tax Funds. Provided no Event of Default shall exist and remain uncured, Lender shall direct Servicer to apply Tax Funds in the Tax Account to payments of Taxes provided that Servicer shall use reasonable efforts to obtain Borrower's prior and timely approval of the invoice or statement in connection therewith; but the failure of Lender or Servicer to obtain Borrower's approval to such invoice or statement shall not result in any liability to Lender or Servicer or prevent Servicer from making such payment. In making any payment relating to Taxes, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax Funds shall exceed the amounts due for Taxes and provided that no Trigger Period exists, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax Funds. Any Tax Funds remaining in the Tax Account after the Obligations have been paid in full shall be returned to Borrower promptly thereafter (but no later than five (5) Business Days after the date the Obligations have been paid in full).
Section 6.4    Insurance Funds.
6.4.1    Deposits of Insurance Funds. At any such time that Manager either (x) does not reserve for or otherwise set aside and pay Insurance Premiums or (y) is not Current Manager or a Pre-Approved Manager, Lender shall direct Servicer to transfer from the Cash Management Deposit Account (or if there are insufficient funds in the Cash Management Deposit Account, Borrower shall deposit into the Cash Management Deposit Account) on each Monthly Payment Date, an amount equal to one-twelfth of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof, in order to accumulate sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies, into an Account established at Cash Management Deposit Bank to hold such funds (the “Insurance Account”). Amounts deposited from time to time into the Insurance Account pursuant to this Section 6.4.1 are referred to herein as the “Insurance Funds”. If at any time Lender reasonably determines that the Insurance Funds will not be sufficient to pay the Insurance Premiums, Lender shall notify Borrower of such determination and the monthly deposits for Insurance Premiums shall be increased by the amount that Lender reasonably estimates is sufficient to make up the deficiency at least thirty (30) days prior to expiration of the Policies.
6.4.2    Release of Insurance Funds. Provided no Event of Default shall exist and remain uncured, Lender shall direct Servicer to apply Insurance Funds in the Insurance Account to the timely payment of Insurance Premiums, provided Borrower shall furnish Lender with all bills, invoices and statements for the Insurance Premiums for which such funds are required at least thirty (30) days prior to the date on which such charges first become payable and approve same for payment; but the failure of Lender or Servicer to obtain Borrower's approval to such bill, invoice or statement shall not result in any liability to Lender or Servicer or prevent Servicer from making such payment. In making any payment relating to Insurance Premiums, Lender may do so according to any bill, statement or estimate procured from the insurer or its agent, without inquiry into the accuracy of such bill, statement or estimate. If the amount of the Insurance Funds shall exceed the amounts due for Insurance Premiums and provided that no Trigger Period exists, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Insurance Funds. Any Insurance Funds remaining in the Insurance Account after the Obligations have been paid in full shall be returned to Borrower promptly thereafter (but no later than five (5) Business Days after the date the Obligations have been paid in full).
6.4.3    Acceptable Blanket Policy. Notwithstanding anything to the contrary contained in Section 6.4.1, in the event that an Acceptable Blanket Policy is in effect with respect to the Policies required pursuant to Section 5.1, deposits into the Insurance Account required for Insurance Premiums pursuant to Section 6.4.1 above shall be suspended to the extent that Insurance Premiums relate to such Acceptable Blanket Policy. As of the date hereof, an Acceptable Blanket Policy is in effect with respect to the Policies required as of the Closing Date pursuant to Section 5.1.
Section 6.5    FF&E Reserve Funds.
6.5.1    Deposits of FF&E Reserve Funds.
(a)    For so long as the Pre-Approved Manager Conditions are satisfied, Borrower shall deposit (or cause Manager to deposit) on each Monthly Payment Date into the FF&E Deposit Account established at the FF&E Deposit Bank pursuant to the FF&E Deposit Account Control Agreement an amount equal to the greater of (i) four percent (4.0%) of the Gross Revenue for the Property for the prior month, (ii) the then-current amount required by the Management Agreement and (iii) if at such time as a Franchise Agreement in effect with respect to the Property, the then-current amount required by such Franchise Agreement for the repair and replacement of the FF&E (such amount, the “Monthly FF&E Reserve Amount”, and such repair and replacement of FF&E being the “FF&E Work”) that may be incurred following the date hereof.

(b)    In the event the Pre-Approved Manager Conditions are not satisfied or at such time as Manager is no longer reserving for FF&E Reserve Funds, Lender shall direct Servicer to transfer from the Cash Management Deposit Account (or if there are insufficient funds in the Cash Management Deposit Account, Borrower shall deposit into the Cash Management Deposit Account) on each Monthly Payment Date, the Monthly FF&E Reserve Amount into an Account (the “FF&E Reserve Account”).
(c)    Amounts deposited from time to time into the FF&E Deposit Account or FF&E Reserve Account pursuant to this Section 6.5.1 are referred to herein as the “F&E Reserve Funds”.
6.5.2    Release of FF&E Reserve Funds.
(a)    Borrower shall have no right to withdraw funds directly from the FF&E Deposit Account. Provided that (i) no Manager Termination Event has occurred and (iii) the Pre-Approved Manager Conditions continue to be satisfied, Manager shall have the unrestricted right to withdraw FF&E Reserve Funds out of the FF&E Deposit Account subject to the terms of the FF&E Deposit and Control Agreement.
(b)    Manager’s access to the FF&E Reserve Funds held in the FF&E Deposit Account shall be terminated and revoked immediately upon a Manager Termination Event and shall not be reinstituted until the Pre-Approved Manager Conditions are satisfied. So long as the Pre-Approved Manager Conditions are not satisfied and provided no Event of Default occurs and is continuing, all FF&E Reserve Funds in the FF&E Deposit Account shall be transferred by Lender from the FF&E Deposit Account to the FF&E Reserve Account and thereafter Lender shall direct Servicer to disburse FF&E Reserve Funds to Borrower out of the FF&E Reserve Account, within ten (10) days after the delivery by Borrower to Lender of a request therefor (but not more often than once per month), in increments of at least $10,000 (or a lesser amount if the total amount in the FF&E Reserve Account is less than $10,000, in which case only one disbursement of the amount remaining in the account shall be made, subject to the requirement that there shall always be a minimum balance of no less than $5,000 in the FF&E Reserve Account at all times) provided that: (i) such disbursement is for an Approved FF&E Expenditure; (ii) the request for disbursement is accompanied by (A) an Officer’s Certificate from Borrower (1) stating that the items to be funded by the requested disbursement are Approved FF&E Expenditure, and a description thereof, (2) stating that all Approved FF&E Expenditure (or the relevant portions thereof) to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, (3) stating that the Approved FF&E Expenditure to be funded have not been the subject of a previous disbursement, and (4) stating that all previous disbursements of FF&E Reserve Funds have been used to pay the previously identified Approved FF&E Expenditure, and (B) such other evidence as Lender shall reasonably request to demonstrate that the Approved FF&E Expenditure to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower.
(c)    During the occurrence and continuation of an Event of Default, Borrower shall have no right to receive any funds from the FF&E Reserve Funds.
Section 6.6    Casualty and Condemnation Account. Subject to the requirements of the Condominium Documents and the Insurance Trustee Requirements, Borrower shall pay, or cause to be paid, to Lender all Insurance Proceeds or Awards due to any Casualty or Condemnation in accordance with the provisions of Sections 5.2 and 5.3, which amounts shall be transferred into an Account (the “Casualty and Condemnation Account”). Amounts deposited from time to time into the Casualty and Condemnation Account pursuant to this Section 6.6 are referred to herein as the “Casualty and Condemnation Funds”. All Casualty and Condemnation Funds shall be held, disbursed and/or applied in accordance with the provisions of Section 5.4 hereof.
Section 6.7    Common Charge Account. At any such time that Manager either (x) does not reserve for or otherwise set aside and pay Common Charges or (y) is not Current Manager or a Pre-Approved Manager, Lender shall direct Servicer to transfer from the Cash Management Deposit Account (or if there are insufficient funds in the Cash Management Deposit Account, Borrower shall deposit into the Cash Management Deposit Account) on each Monthly Payment Date, an amount equal to the monthly amount set forth in the Approved Annual Budget for Common Charges payable on such Monthly Payment Date (or otherwise payable on any other day in the month in which such Monthly Payment Date occurs) (plus any other amounts that may be due for such Common Charges which are not included in the Approved Annual Budget), into an Account (the “Common Charges Account”). Amounts deposited from time to time in the Common Charges Account pursuant to this Section 6.7 are referred to herein as the “Common Charges Funds”. Provided that no Event of Default has occurred and is continuing, Lender will (a) remit funds in the Common Charges Account to an account designated by the Board of Directors or Association for payment of Common Charges or (b) reimburse Borrower for such amounts upon presentation of evidence of payment. In making any payment relating to Common Charges, Lender may do so according to any bill, statement or estimate procured from the Board of Directors or Association without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. Lender may increase the amount required to be maintained on deposit in the Common Charges Account to the amount Lender reasonably deems necessary to reflect any increases in the Common Charges due under the Condominium Documents.
Section 6.8    Intentionally Deleted.
Section 6.9    Excess Cash Funds. Provided no Trigger Period shall be continuing, Funds deposited into the Cash Management Deposit Account shall applied on each Monthly Payment Date as set forth in Section 6.10.1. Funds in the Cash Management Deposit Account shall be invested in Permitted Investments, as more particularly set forth in the Cash Management Agreement. If a Trigger Period shall be continuing (other than a Trigger Period continuing solely because of the continuance of a Mezzanine Trigger Period), all Available Cash shall be paid to Lender, which amounts shall be transferred by Lender into an Account (the “Excess Cash Account”) to be held by Lender as cash collateral for the Debt. Amounts on deposit from time to time in the Excess Cash Account pursuant to this Section 6.9 are referred to as the “Excess Cash Funds”. Any Excess Cash Funds on deposit in the Excess Cash Account not previously disbursed or applied shall, upon the termination of such Trigger Period, be added to the Rents disbursed on the next Monthly Payment Date pursuant to Section 6.10.1. Notwithstanding the foregoing, Lender shall have the right, but not the obligation, at any time after an Event of Default and the acceleration of the Debt, in its sole and absolute discretion to apply any and all Excess Cash Funds then on deposit in the Excess Cash Account to the Debt or Obligations, in such order and in such manner as Lender shall elect in its sole and absolute discretion, including to make a prepayment of principal (together with the applicable Prepayment Fee) or any other amounts due hereunder.
Section 6.10    Property Cash Flow Allocation.
6.10.1    Order of Priority of Funds in Cash Management Deposit Account. On each Monthly Payment Date during the Term, except during the continuance of an Event of Default, all funds deposited into the Cash Management Deposit Account during the immediately preceding Interest Period shall be applied on such Monthly Payment Date in the following order of priority (in each case, provided that same is not being paid directly by the Manager):
(i)    First, to the extent not paid by Manager, to the Tax Account, to make the required payments of Tax Funds as required under Section 6.3;
(ii)    Second, to the extent not paid by Manager, the Insurance Account, to make any required payments of Insurance Funds as required under Section 6.4;
(iii)    Third, to the extent not paid by Manager, to the Common Charge Account, to make any required payments of Common Charges as required under Section 6.7;

(iv)    Fourth, to Lender, funds sufficient to pay the Monthly Interest Payment Amount;
(v)    Fifth, to the extent not paid by Manager or if the Pre-Approved Manager Conditions are not satisfied, to the FF&E Reserve Account to make the required payments of FF&E Reserve Funds as required under Section 6.5;
(vi)    Sixth, to Lender, of any other amounts then due and payable under the Loan Documents;
(vii)    Seventh, during a Trigger Period, to the extent not paid by Manager, to Borrower or, in Lender's discretion Manager, funds in an amount equal to the Monthly Operating Expense Budgeted Amount;
(viii)    Eighth, during a Trigger Period, to the extent not paid by Manager, to Borrower or, in Lender's discretion, Manager, payments for Approved Extraordinary Operating Expenses;
(ix)    Ninth, if a New Mezzanine Loan (or any portion thereof) is outstanding and a Trigger Period is continuing (other than a Trigger Period continuing solely because a Mezzanine Trigger Period is continuing) to make payments in the amount of the monthly debt service payment payable under the terms of the New Mezzanine Loan, to the lender under the New Mezzanine Loan;
(x)    [Intentionally Deleted]; and
(xi)    Lastly all amounts remaining after payment of the amounts set forth in clauses (i) through (x) above (the “Available Cash”):
(A)    during a Trigger Period (other than a Trigger Period continuing solely because a Mezzanine Trigger Period is continuing), to the Excess Cash Account to be held or disbursed in accordance with Section 6.9; or
(B)    either (x) if a New Mezzanine Loan (or any portion thereof) is outstanding, to the lender under the New Mezzanine Loan, to be applied in accordance with the New Mezzanine Loan Documents, to pay any amount due to the lender under the New Mezzanine Loan, before any remainder is disbursed to the applicable New Mezzanine Loan Borrower or (y) otherwise, on the Monthly Payment Date, to Borrower to the account designated by Borrower in writing for such purpose (the "Borrower's Account").

6.10.2    Failure to Make Payments. The failure of Borrower (or Manager, as applicable) to make all of the payments required under clauses (i) through (x) of Section 6.10.1 in full on each Monthly Payment Date shall constitute an Event of Default under this Agreement; provided, however, if adequate funds are available in the Cash Management Deposit Account for such payments, and Borrower is not otherwise in Default hereunder, the failure by the Cash Management Deposit Bank to allocate such funds into the appropriate Accounts shall not constitute an Event of Default.
6.10.3    Application After Event of Default. Notwithstanding anything to the contrary contained in this Article 6, upon an Event of Default and an acceleration of the Debt, Lender, at its option, may apply any Gross Revenue then in the possession of Lender, Servicer, Clearing Bank, FF&E Deposit Bank or Cash Management Deposit Bank (including any Reserve Funds on deposit in any Clearing Account, the Excess Cash Account, Cash Management Deposit Account, the FF&E Reserve Account or FF&E Deposit Account) to the payment of the Debt in such order, proportion and priority as Lender may determine in its sole and absolute discretion. Lender’s right to withdraw and apply any of the foregoing funds shall be in addition to all other rights and remedies provided to Lender under the Loan Documents. Notwithstanding the foregoing, to the extent funds are available in the Cash Management Deposit Account, amounts collected specifically for the payment of sales and use taxes will be paid by Lender directly to the appropriate taxing authority (as directed by Borrower in writing) for such purposes notwithstanding the occurrence of such Event of Default and acceleration.
Section 6.11    Security Interest in Reserve Funds. As security for payment of the Debt and the performance by Borrower of all other terms, conditions and provisions of the Loan Documents, Borrower hereby pledges and assigns to Lender, and grants to Lender a security interest in, all Borrower’s right, title and interest in and to all Gross Revenue and in and to all payments to or monies held in the Manager Account, the Clearing Account, the Excess Cash Account, the FF&E Reserve Account, the FF&E Deposit Account, the Cash Management Deposit Account, and all other Accounts created pursuant to this Agreement (collectively, the “Cash Management Accounts”). Borrower hereby grants to Lender a continuing security interest in, and agrees to hold in trust for the benefit of Lender, all Rents in its possession prior to the (i) payment of such Gross Revenue to Lender or (ii) deposit of such Gross Revenue into the FF&E Deposit Account (so long as the FF&E Deposit Account is being utilized pursuant to Section 6.5) or the Cash Management Deposit Account. Borrower shall not (and shall cause Manager to agree), without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any Cash Management Account, or permit any Lien to attach thereto, or any levy to be made thereon, or any UCC Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto. This Agreement is, among other things, intended by the parties to be a security agreement for purposes of the UCC. Upon an Event of Default and acceleration of the Debt, Lender may apply any sums in any Cash Management Deposit Account in any order and in any manner as Lender shall elect in

Lender’s discretion (subject to the agreement set forth in Section 6.10.3 with respect to sales and use taxes) without seeking the appointment of a receiver and without adversely affecting the rights of Lender to foreclose the Lien of the Mortgage or exercise its other rights under the Loan Documents. The FF&E Deposit Account and the Cash Management Accounts shall not constitute trust funds and may be commingled with other monies held by Lender. All interest which accrues on the funds in any Account shall accrue for the benefit of Lender and shall be taxable to Borrower. Upon repayment in full of the Debt, all remaining funds in the Accounts, if any, shall be promptly disbursed to Borrower.
ARTICLE 7

PERMITTED TRANSFERS
Section 7.1    Permitted Transfer of the Entire Property.
(a)    Notwithstanding the provisions of Section 4.2 or any other Loan Document, upon the earlier of (i) the Securitization of the Loan or (ii) two (2) years after the date hereof, Fee Borrower and Lessee Borrower shall have the right to jointly sell, assign, convey or transfer (but not mortgage, hypothecate or otherwise encumber or grant a security interest in) legal or equitable title to all (but not less than all) of their respective interest in the Property only if, after giving effect to the proposed transaction:
(i)    the Property (and to the extent the Operating Lease remains in effect, Lessee Borrower or any successor thereto) will be owned by a Single Purpose Bankruptcy Remote Entity wholly owned (directly or indirectly) by a Permitted Borrower Transferee or Pre-Approved Transferee which will be in compliance with the representations, warranties and covenants contained in Section 3.11, Section 4.4 and the requirements of Schedule V hereof (as if such transferee shall have remade all of such representations, warranties and covenants as of, and after giving effect to, the proposed transaction); such Single Purpose Bankruptcy Remote Entity shall have executed and delivered to Lender an assumption agreement and such other agreements as Lender may reasonably request (collectively, the “Transfer and Assumption Agreement”) in form and substance acceptable to Lender, evidencing the Borrower’s agreement to transfer and proposed transferee’s agreement to abide and be bound by all the terms, covenants and conditions set forth in this Agreement, the Note, the Mortgage and the other Loan Documents and all other outstanding obligations under the Loan; the Permitted Borrower Transferee, Pre-Approved Transferee or such other approved entity shall assume the obligations of Guarantor under the Loan Documents (and such Single Purpose Bankruptcy Remote Entity and the applicable Permitted Borrower Transferee, Pre-Approved Transferee or other approved entity shall thereafter be subject to the provisions of this Article 7), and the transferee shall cause to be delivered to Lender, such legal opinions and title insurance endorsements as may be reasonably requested by Lender;
(ii)    a Qualified Manager shall continue to act as Manager for the Property pursuant to the existing Management Agreement or a Management Agreement approved pursuant Section 4.34(a) hereof and such transfer will not violate such Management Agreement;
(iii)    any Franchisor and Franchise Agreement for a Luxury Brand shall be approved pursuant to Section 4.34(b) hereof and such transfer shall not violate such Franchise Agreement;
(iv)    the Hotel at the Property shall continue to be operated as a Luxury Brand;
(v)    no Event of Default shall have occurred and be continuing;
(vi)    the Assumption Agreement shall state the applicable transferee’s agreement to abide by and be bound by the terms in the Note (or such other promissory notes to be executed by the transferee, such other promissory note or notes to be on the same terms as the Note), the Mortgage, this Agreement (or such other loan agreement to be executed by such transferee, which shall contain terms substantially identical to the terms hereof) and such other Loan Documents (or other loan documents to be delivered by such transferee, which shall contain terms substantially identical to the terms of the applicable Loan Documents) whenever arising;
(vii)    following execution of a contract for the sale of the Property and not less than thirty (30) days prior to the expected date of such proposed sale, Borrower shall submit notice of such sale to Lender. Borrower shall submit to Lender, not less than ten (10) days prior to the expected date of such sale, the Assumption Agreement for execution by Lender. Such documents shall be in a form appropriate for the jurisdiction in which the Property is located and shall be reasonably satisfactory to Lender. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such assumption, together with an Officer’s Certificate certifying that (A) the assumption to be effected will be effected in compliance with the terms of this Agreement and (B) will not impair or otherwise adversely affect the validity or priority of the Lien of the Mortgage;
(viii)    prior to any such transaction, the proposed transferee shall deliver to Lender an Officer’s Certificate stating that (x) such transferee is not an “employee benefit plan” within the meaning of Section 3(3) of ERISA that is subject Title I of ERISA or any other similar laws regulating investment of, and fiduciary obligations with respect to, plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Code currently in effect (Similar Laws) and (y) the underlying assets of the proposed transferee do not constitute assets of any such employee benefit plan for purposes of ERISA or any Similar Law;
(ix)    if the transfer is to an entity other than a Single Purpose Bankruptcy Remote Entity wholly owned directly or indirectly by a Permitted Borrower Transferee or a Pre-Approved Transferee, a Rating Agency Confirmation shall have been received in respect of such proposed transfer (or, if the proposed transfer shall occur prior to a Securitization, such transfer shall be subject to Lender’s consent in its sole discretion);
(x)    each replacement guarantor and indemnitor is an Approved Replacement Guarantor;
(xi)     each Approved Replacement Guarantor shall deliver to Lender a guaranty of recourse obligations (in the same form as the guaranty of recourse obligations delivered to Lender by Guarantor on the date hereof) and an environmental indemnity agreement (in the same form as the environmental indemnity agreement delivered to Lender by Guarantor on the date hereof), pursuant to which, in each case, the Approved Replacement Guarantor(s) agree(s) to be liable under each such guaranty of recourse obligations and environmental indemnity agreement for events that arise from and after the date of such Transfer and Assumption (whereupon the previous guarantor shall be released from any further liability under the guaranty of recourse obligations for acts that arise from and after the date of such Transfer and Assumption and such Approved Replacement Guarantor(s) shall be the “Guarantor” for all purposes set forth in this Agreement); Permitted Borrower Transferee (or Pre-Approved Transferee) shall submit to Lender true, correct and complete copies of all documents reasonably requested by Lender concerning the organization and existence of Permitted Borrower Transferee (or Pre-Approved Transferee) and each Approved Replacement Guarantor (notwithstanding the requirements of this subclause (xi) and subclause (x) above, the original Guarantor shall have the option to remain as the Guarantor with respect to the environmental indemnity and the guaranty of recourse obligations delivered to Lender on the date hereof and as a result, an Approved Replacement Guarantor shall not be required, subject to all of the following being satisfied on or before the date of the consummation of such Transfer and Assumption: (A) original Guarantor delivering (x) a ratification and reaffirmation of each to Lender, (y) resolutions and authorizations from its board of directors authorizing the same and (z) such opinions in such form as Lender shall reasonably request, (B) Borrower and Permitted Borrower Transferee or Pre-Approved Transferee (as applicable) consenting to the same, (C) confirmation that original Guarantor continues to satisfy the net worth and liquidity covenants of the guaranty of recourse obligations, (D) the receipt of a Rating Agency Confirmation from each of the applicable Rating Agencies, and (E) Lender's consent thereto; all of the foregoing, collectively, the “Continuing Guarantor Conditions”);
(xii)    satisfactory Patriot Act, OFAC and similar searches shall have been received by Lender with respect to (A) each Approved Replacement Guarantor, (B) such Permitted Borrower Transferee or such Pre-Approved Transferee, (C) any Person that Controls such Permitted Borrower Transferee, or such Pre-Approved Transferee or owns an equity interest in Borrower which equals or exceeds ten percent (10%) and (D) any other Person reasonably required by Lender in order for Lender to fulfill its then-current Patriot Act compliance guidelines;
(xiii)    Lender shall have received a Rating Agency Confirmation from each of the applicable Rating Agencies (if required pursuant to a Pooling and Servicing Agreement entered into in connection with the Securitization of the Loan);
(xiv)    counsel to such Permitted Borrower Transferee (or such Pre-Approved Transferee) and each Approved Replacement Guarantor(s) shall deliver to Lender opinions in form and substance reasonably satisfactory to Lender as to such matters as Lender shall require, which may include opinions as to substantially the same matters as were required in connection with the origination of the Loan (including a new substantive non-consolidation opinion);
(xv)    Borrower shall cause to be delivered to Lender, an endorsement (relating to the change in the identity of the vestee and execution and delivery of the Transfer and Assumption documents) to the Title Insurance Policy in form and substance acceptable to Lender, in Lender’s reasonable discretion;
(xvi)    such Permitted Borrower Transferee (or Pre-Approved Transferee) and/or Borrower, as the case may be, shall deliver to Lender, upon such conveyance, a transfer fee equal to .050% of the Outstanding Principal Balance;
(xvii)    if a New Mezzanine Loan is outstanding at the time of the Transfer and Assumption, the proposed Transfer and Assumption shall not constitute or cause a default under the New Mezzanine Loan; Borrower shall pay all of Lender’s reasonable out-of-pocket costs and expenses in connection with the Transfer and Assumption. Lender may, as a condition to evaluating any requested consent to a transfer, require that Borrower post a cash deposit with Lender in an amount equal to Lender’s anticipated costs and expenses in evaluating any such request for consent;

(xviii)    if the transferee is not a Permitted Borrower Transferee or Pre-Approved Transferee, Lender shall have approved such transferee in its sole discretion and a Rating Agency Confirmation from each of the applicable Rating Agencies shall have been received;
(xix)    Borrower shall have otherwise received Lender’s written consent to such Transfer and Assumption (which consent shall not be unreasonably withheld so long as all of the other conditions set forth in this Section 7.1(a) are satisfied and receipt of a Rating Agency Confirmation from each of the applicable Rating Agencies (if required pursuant to a Pooling and Servicing Agreement entered into in connection with the Securitization of the Loan)); and
(xx)    the amount of any PIPS (or other work required as the result of such transfer) shall be pre-funded into the FF&E Deposit Account as required by Section 4.34(a) and/or Section 4.34(b), as applicable.
Section 7.2    Permitted Transfers. Notwithstanding anything to the contrary contained in Section 4.2 of this Agreement or in any other Loan Document, the following Transfers (herein, the “Permitted Transfers”) shall be permitted hereunder:
(a)    a Lease entered into in accordance with the Loan Documents;
(b)    a Transfer and Assumption in accordance with Section 7.1;
(c)    a Permitted Encumbrance;
(d)    the transfer of the holders of direct or indirect legal, beneficial or equitable interests of original Guarantor provided that Strategic Hotels & Resorts, Inc.(the "REIT") remains a publicly listed and traded company and original Guarantor remains the "umbrella" operating partnership of the REIT;
(e)    the transfer of publicly traded shares in any indirect equity owner of Borrower listed on a public exchange and widely traded;
(f)    provided that no Event of Default shall then exist, a Transfer of a direct or indirect interest in Borrower shall be permitted without Lender’s consent provided that:
(i)    such Transfer shall not (x) cause the transferee, together with its Affiliates, to increase its direct or indirect interest in Borrower to an amount which equals or exceeds forty-nine percent (49%) or (y) result in a change in Control of Borrower;

(ii)     Borrower shall continue to be a Special Purpose Bankruptcy Remote Entity in compliance with the SPE Covenants;
(iii)    if such Transfer would cause the transferee, together with its Affiliates, to increase its direct or indirect interest in Borrower to an amount which equals or exceeds ten percent (10%), (x) such transferee is a Qualified Transferee and (y) Borrower shall provide to Lender thirty (30) days prior written notice thereof;
(iv)    after giving effect to such Transfer, Guarantor shall continue to control the day to day operations of Borrower and shall continue to own at least fifty one percent (51%) of all equity interests (direct or indirect) of Borrower; and
(v)    subject to and not in limitation of the conditions set forth in Section 4.34(a), the Property shall continue to be operated as a Luxury Brand and managed by a Qualified Manager pursuant to the existing Management Agreement or a Management Agreement approved pursuant to Section 4.34(a) and such transfer will not violate either such Management Agreement;
(vi)    any Franchise Agreement shall be for a Luxury Brand and shall be subject to approval pursuant to Section 4.34(b) and such transfer will not violate such Franchise Agreement; and
(vii)    the amount of any PIP (or other work required as the result of such transfer) shall be pre-funded into the FF&E Deposit Account as required by Section 4.34(a) and/or Section 4.34(b), as applicable.
Notwithstanding anything to the contrary contained in this Section 7.2, if, as a result of any Permitted Transfer, Guarantor no longer Controls Borrower and owns any direct or indirect interest in Borrower (or if there were two or more Guarantors immediately prior to such Permitted Transfer, no Guarantor any longer Controls Borrower or any such Guarantor no longer has a direct or indirect interest in Borrower), it shall also be a condition hereunder that one or more Approved Replacement Guarantors shall execute and deliver a guaranty of recourse obligations (in the same form as the guaranty of recourse obligations delivered to Lender by Guarantor on the date hereof) and an environmental indemnity agreement (in the same form as the environmental indemnity agreement delivered to Lender by Guarantor on the date hereof) on or prior to the date of such Permitted Transfer pursuant to which, in each case, the Approved Replacement Guarantor(s) agree(s) to be liable under each such guaranty of recourse obligations and environmental indemnity agreement from and after the date of such Permitted Transfer (whereupon the previous guarantor shall be released from any further liability under the guaranty of recourse obligations from acts that arise from and after the date of such Permitted Transfer and such Approved Replacement Guarantor(s) shall be the “Guarantor” for all purposes set forth in this Agreement). Notwithstanding the foregoing, the original

Guarantor shall have the option to remain as the Guarantor with respect to the environmental indemnity and the guaranty of recourse obligations delivered to Lender on the date hereof and as a result, an Approved Replacement Guarantor shall not be required in connection with such Permitted Transfer, subject the satisfaction of all of the Continuing Guarantor Conditions on or before the date of the consummation of such Permitted Transfer.
In connection with any Transfer pursuant to this Section 7, including any Transfer and Assumption, the replacement guaranty of recourse obligations delivered to Lender by such Approved Replacement Guarantor shall also include ongoing covenants regarding net worth and liquidity reasonably satisfactory to Lender.
Notwithstanding anything to the contrary contained in this Section 7.2, no Transfer shall be a Permitted Transfer unless such Transfer is made in compliance with the then applicable Management Agreement and, as applicable, Franchise Agreement.
Section 7.3    Cost and Expenses; Searches; Copies.
(a)    Borrower shall pay all costs and expenses of Lender in connection with any Transfer, whether or not such Transfer is deemed to be a Permitted Transfer, including, without limitation, all reasonable fees and expenses of Lender’s counsel, whether internal or outside, and the cost of any required counsel opinions related to REMIC or other securitization or tax issues and any Rating Agency fees.
(b)    Borrower shall provide Lender with copies of all organizational documents (if any) relating to any Permitted Transfer.
(c)    In connection with any Permitted Transfer, to the extent a transferee shall own ten percent (10%) or more of the direct or indirect ownership interests in Borrower immediately following such transfer (provided such transferee owned less than ten percent (10%) of the direct or indirect ownership interests in Borrower as of the Closing Date), Borrower shall deliver (and Borrower shall be responsible for any reasonable out of pocket costs and expenses in connection therewith), customary searches reasonably requested by Lender in writing (including credit, judgment, lien, litigation, bankruptcy, criminal and watch list) reasonably acceptable to Lender with respect to such transferee.
ARTICLE 8

DEFAULTS
Section 8.1    Events of Default. Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i)    if (A) the Obligations are not paid in full on the Maturity Date, (B) any regularly scheduled monthly payment of interest, and, if applicable, principal due under the Note is not paid in full on the applicable Monthly Payment Date, (C) any prepayment of principal due under this Agreement or the Note is not paid when due, (D) the Prepayment Fee is not paid when due, or (E) any deposit to the Reserve Funds is not made on the required deposit date therefor;
(ii)    if any other amount payable pursuant to this Agreement, the Note or any other Loan Document (other than as set forth in the foregoing clause (i)) is not paid in full when due and payable in accordance with the provisions of the applicable Loan Document, with such failure continuing for ten (10) Business Days after Lender delivers written notice thereof to Borrower;
(iii)    if any of the Taxes or Other Charges are not paid when due (provided that it shall not be an Event of Default if there are sufficient funds in the Tax Account to pay such amounts when due, no other Event of Default is then continuing and Servicer fails to make such payment in violation of this Agreement);
(iv)    if the Policies required by Section 5.1 are not kept in full force and effect, or if certificates evidencing any of such insurance policies are not delivered to Lender within fifteen (15) Business Days following Lender's request therefor;
(v)    a Transfer other than a Permitted Transfer occurs;
(vi)    if any certification, representation or warranty made by Borrower or Guarantor herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date such representation or warranty was made;
(vii)    if a Borrower or Guarantor shall make an assignment for the benefit of creditors;
(viii)    if a receiver, liquidator or trustee shall be appointed for Borrower or Guarantor or if Borrower or Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower or Guarantor, or if any proceeding for the dissolution or liquidation of Borrower or Guarantor shall be instituted, or if Borrower is substantively consolidated with any Person (other than a substantive consolidation with Fee Borrower into Lessee Borrower); provided, however, if such appointment, adjudication, petition, proceeding or consolidation was involuntary and not consented to by Borrower or Guarantor, upon the same not being discharged, stayed or dismissed within ninety (90) days following its filing;
(ix)    if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;
(x)    if any of the assumptions contained in the Insolvency Opinion, or in any other non-consolidation opinion delivered to Lender in connection with the Loan, or in any other non-consolidation opinion delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect;
(xi)    a breach of the covenants set forth in Sections 4.4, 4.23, 4.31, 4.32(b) or 4.32(c) hereof; provided however, a breach of covenants in Section 4.4 shall not constitute an Event of Default if (1) such breach or violation was inadvertent and immaterial, is susceptible of cure and would not be reasonably likely to result in a material adverse effect on Borrower’s status as a Special Purpose Bankruptcy Remote Entity and (2) within ten (10) Business Days of the occurrence of such breach or violation, Borrowers cure such breach or violation, provides Lender with satisfactory evidence of same and delivers a letter from Perkin Coie LLP, affirming without qualification that such breach or violation does not affect the conclusion of the Insolvency Opinion delivered at the Closing; and
(xii)    if Borrower shall be in default under any mortgage or security agreement covering any part of the Property whether it be superior, pari passu or junior in Lien to the Mortgage;
(xiii)    subject to Borrower’s right to contest set forth in Section 4.3 of this Agreement, if the Property becomes subject to any mechanic’s, materialman’s or other Lien except a Permitted Encumbrance or a Lien for Taxes not then due and payable;
(xiv)    the alteration, improvement, demolition or removal of any of the Improvements without the prior consent of Lender, other than in accordance with this Agreement and the Leases at the Property entered into in accordance with the Loan Documents;
(xv)    if, without Lender’s prior written consent or otherwise permitted by Section 4.34(a) hereof (and subject to the terms thereof), (i) the Management Agreement is terminated, (ii) Borrower fails to notify Lender of a written default notice provided under the Management Agreement, (iii) Borrower breaches any covenant contained in Section 4.3.4(a)(i), (ii), (iii), (iv), or (vii) and such breach continues for ten (10) Business Days after Lender's written notice thereof, (iv) there is a material change in the Management

Agreement; or (v) if there shall be a material default by Borrower under the Management Agreement beyond any applicable notice or grace period;
(xvi)    if, without Lender’s prior written consent or otherwise permitted by Section 4.34(b) hereof (and subject to the terms thereof), (i) Borrower enters into a Franchise Agreement, (ii) after a Franchise Agreement approved pursuant to Section 4.34(b) is in effect at the Property, there is a material change in the Franchise Agreement, (iii) after a Franchise Agreement approved pursuant to Section 4.34(b) is in effect at the Property, if there shall be a material default by Borrower under the Franchise Agreement beyond any applicable notice or grace period or (iv) Borrower violates any other covenant contained in Section 4.34(b);
(xvii)    if Borrower or any Person owning a direct or indirect ownership interest in Borrower shall be convicted of a Patriot Act Offense by a court of competent jurisdiction;
(xviii)    if Borrower shall fail to pay any charges, fees, assessments or other amounts, including without limitation, the Common Charges, after the expiration of any applicable notice and cure periods set forth in the Condominium Documents (provided, however, if adequate funds are available in the Common Charges Account for such payment, the failure by Lender to allocate such funds to such payments shall not constitute an Event of Default), imposed upon Borrower under the Condominium Documents or by the Board of Directors or Association, or any of the Condominium Documents shall be modified, changed, altered, amended, terminated or supplemented without Lender’s consent except as expressly permitted by this Agreement;
(xix)    if any Board members representing the Hotel Unit votes (or refrains from voting) on any matter in a manner that is inconsistent with the requirements of Section 4.35(g), Section 4.35(h), Section 5.2, Section 5.3 and Section 5.4 of this Agreement;
(xx)    if Borrower breaches any covenant contained in Section 4.9 hereof to deliver the Required Records and such breach continues for ten (10) Business Days after Lender's written notice thereof;
(xxi)     if any of the terms, covenants or conditions of the Operating Lease shall in any manner be modified, changed, supplemented, altered or amended without the consent of Lender except as otherwise permitted by this Agreement;
(xxii)    if there shall be a default under any of the other Loan Documents beyond any applicable cure periods contained in such Loan Documents, whether as to Borrower, Guarantor or the Property, or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Obligations or to permit Lender to accelerate the maturity of all or any portion of the Obligations;
(xxiii)    Guarantor breaches any of the Guarantor Financial Covenants;
(xxiv)    in the event that the Hotel ceases to be operated as a Luxury Brand (other than as a result of a Casualty or a Condemnation); or
(xxv)    if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement or any other Loan Document not specified in subsections (i) to (xxiv) above, and such Default shall continue for ten (10) days after written notice to Borrower from Lender, in the case of any such Default which can be cured by the payment of a sum of money, or for thirty (30) days after written notice to Borrower from Lender in the case of any other such Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such 30-day period, and provided further that Borrower shall have commenced to cure such Default within such 30-day period shall and thereafter diligently and expeditiously proceed to cure the same, such 30-day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed ninety (90) days.
Section 8.2    Remedies.
8.2.1    Acceleration. During the continuance of an Event of Default (other than an Event of Default described in clauses (vii), (viii) or (ix) of Section 8.1 above) and at any time thereafter, Lender may, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, take such action, without notice or demand (and Borrower hereby expressly waives any such notice or demand), that Lender deems advisable to protect and enforce its rights against Borrower and in and to the Property, including declaring the Obligations to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and the Property, including all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vii), (viii) or (ix) of Section 8.1 above, the Obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable in full, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.
8.2.2    Remedies Cumulative. During the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Obligations shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to the Property. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law or contract or as set forth herein or in the other Loan Documents or by equity. Without limiting the generality of the foregoing, if an Event of Default is continuing (i) Lender shall not be subject to any “one action” or “election of remedies” law or rule, and (ii) all Liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property and the Mortgage has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Obligations or the Obligations have been paid in full. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.
8.2.3    Severance.
(a)    During the continuance of an Event of Default, Lender shall have the right from time to time to partially foreclose the Mortgage in any manner and for any amounts secured by the Mortgage then due and payable as determined by Lender in its sole discretion, including the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose the Mortgage to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire Outstanding Principal Balance, Lender may foreclose the Mortgage to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Mortgage as Lender may elect. Notwithstanding one or more partial foreclosures, the Property shall remain subject to the Mortgage to secure payment of the sums secured by the Mortgage and not previously recovered.
(b)    During the continuance of an Event of Default, Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after written notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power.
(c)    During the continuance of an Event of Default, any amounts recovered from the Property or any other collateral for the Loan after an Event of Default may be applied by Lender toward the payment of any interest and/or principal of the Loan and/or any other amounts due under the Loan Documents, in such order, priority and proportions as Lender in its sole discretion shall determine.
8.2.4    Lender’s Right to Perform. If Borrower fails to perform any covenant or obligation contained herein and such failure to perform may likely result, in Lender's good faith opinion, in imminent harm to the Property, other property or persons using the Property, forfeiture of the Property, closure of all or any material portion of the Hotel, loss of insurance coverage, or may materially and adversely affect the Loan (or Borrower's ability to repay it) and such failure shall continue for a period of five (5) Business Days after Borrower’s receipt of written notice thereof from Lender, without in any way limiting Lender’s right to exercise any of its rights, powers or remedies as provided hereunder, or under any of the other Loan Documents, Lender may, but shall have no obligation to, perform, or cause the performance of, such covenant or obligation, and all costs, expenses, liabilities, penalties and fines of Lender incurred or paid in connection therewith shall be payable by Borrower to Lender upon written demand and if not paid shall be added to the Obligations (and to the extent permitted under applicable laws, secured by the Mortgage and the other Loan Documents) and shall bear interest thereafter at the Default Rate. Notwithstanding the foregoing, Lender shall have no obligation to send written notice to Borrower of any such failure.
ARTICLE 9

SALE AND SECURITIZATION OF MORTGAGE
Section 9.1    Sale of Mortgage and Securitization.
(a)    Lender shall have the right (i) to sell or otherwise transfer the Loan or any portion thereof as a whole loan, (ii) to sell participation interests in the Loan, or (iii) to securitize the Loan or any portion thereof in a single asset securitization or a pooled loan securitization. (The transactions referred to in clauses (i), (ii) and (iii) are each hereinafter referred to as a “Secondary Market Transaction” and the transactions referred to in clause (iii) shall hereinafter be referred to as a “Securitization”. Any certificates, notes or other securities issued in connection with a Secondary Market Transaction are hereinafter referred to as “Securities”). At Lender’s election, each note and/or component comprising the Loan may be subject to one or more Secondary Market Transactions.
(b)    If requested by Lender, Borrower shall assist Lender in satisfying the market standards to which Lender customarily adheres or which may be required in the marketplace, by prospective investors, the Rating Agencies, applicable Legal Requirements and/or otherwise in the marketplace in connection with any Secondary Market Transactions, including to:
(i)    (A) provide updated financial and other information with respect to the Property, the business operated at the Property, Borrower and the Manager, including, without limitation, the information set forth on Exhibit B attached hereto, (B) provide updated budgets and rent rolls (including itemized percentage of floor area occupied and percentage of aggregate base rent for each Tenant) relating to the Property, and (C) provide updated appraisals, market studies, environmental reviews and reports (Phase I’s and, if appropriate, Phase II’s), property condition reports and other due diligence investigations of the Property (the “Updated Information”), together, if customary, with appropriate verification of the Updated Information through letters of auditors or opinions of counsel acceptable to the Rating Agencies and reasonably acceptable to Lender;
(ii)    provide opinions of counsel, which may be relied upon by Lender, trustee in any Securitization, underwriters, NRSROs and their respective counsel, agents and representatives, as to non-consolidation, fraudulent conveyance and true sale or any other opinion customary in Secondary Market Transactions or required by the Rating Agencies with respect to the Property, the Loan Documents, and Borrower and its Affiliates, which counsel and opinions shall be acceptable to the Rating Agencies and reasonably acceptable to Lender;
(iii)    provide updated, as of the closing date of any Secondary Market Transaction, representations and warranties made in the Loan Documents and such additional representations and warranties as the Rating Agencies may require; and
(iv)    (A) review any Disclosure Document or any interim draft thereof furnished by Lender to Borrower with respect to information contained therein that was furnished to Lender by or on behalf of Borrower in connection with the preparation of such Disclosure Document or in connection with the underwriting or closing of the Loan, including financial statements of Borrower and Guarantor, operating statements and rent rolls with respect to the Property, and (B) within three (3) Business Days following Borrower’s receipt thereof, provide to Lender in writing any revisions to such Disclosure Document or interim draft thereof necessary or advisable to insure that such reviewed information does not contain any untrue statement of a material fact or omit to state any material fact necessary to make statements contained therein not misleading.
(c)    If, at the time a Disclosure Document is being prepared for a Securitization, Lender expects that Borrower alone or Borrower and one or more Affiliates of Borrower (including any guarantor or other Person that is directly or indirectly committed by contract or otherwise to make payments on all or a part of the Loan) collectively, or the Property alone or the Property and Related Properties collectively, will be a Significant Obligor, Borrower shall furnish to Lender upon request the following financial information:
(xii)    if Lender expects that the principal amount of the Loan together with any Related Loans, as of the cut-off date for such Securitization, may equal or exceed ten percent (10%) (but less than twenty percent (20%)) of the aggregate principal amount of all mortgage loans included or expected to be included in the Securitization, net operating income for the Property and the Related Properties for the most recent Fiscal Year and interim period as required under Item 1112(b)(1) of Regulation AB (or, if the Loan is not treated as a non-recourse loan under Instruction 3 for Item 1101(k) of Regulation AB, selected financial data meeting the requirements and covering the time periods specified in Item 301 of Regulation S-K and Item 1112(b)(1) of Regulation AB), or
(xiii)    if Lender expects that the principal amount of the Loan together with any Related Loans, as of the cut-off date for such Securitization, may equal or exceed twenty percent (20%) of the aggregate principal amount of all mortgage loans included or expected to be included in the Securitization, the financial statements required under Item 1112(b)(2) of Regulation AB (which includes, but may not be limited to, a balance sheet with respect to the entity that Lender determines to be a Significant Obligor for the two most recent Fiscal Years and applicable interim periods, meeting the requirements of Rule 3-01 of Regulation S-X, and statements of income and statements of cash flows with respect to the Property for the three most recent Fiscal Years and applicable interim periods, meeting the requirements of Rule 3-02 of Regulation S-X (or if Lender determines that the Property is the Significant Obligor and the Property (other than properties that are hotels, nursing homes, or other properties that would be deemed to constitute a business and not real estate under Regulation S-X or other legal requirements) was acquired from an unaffiliated third party and the other conditions set forth in Rule 3-14 of Regulation S-X have been met, the financial statements required by Rule 3-14 of Regulation S-X)).

(d)    Further, if requested by Lender, Borrower shall, promptly upon Lender’s request, furnish to Lender financial data or financial statements meeting the requirements of Item 1112(b)(1) or (2) of Regulation AB, as specified by Lender, for any Tenant of the Property if, in connection with a Securitization, Lender expects there to be, as of the cutoff date for such Securitization, a concentration with respect to such Tenant or group of Affiliated Tenants within all of the mortgage loans included or expected to be included in the Securitization such that such Tenant or group of Affiliated Tenants would constitute a Significant Obligor. Borrower shall furnish to Lender, in connection with the preparation of the Disclosure Documents and on an ongoing basis, financial data and/or financial statements with respect to such Tenants meeting the requirements of Item 1112(b)(1) or (2) of Regulation AB, as specified by Lender, but only for so long as such entity or entities are a Significant Obligor and either (x) filings pursuant to the Exchange Act in connection with or relating to the Securitization (an “Exchange Act Filing”) are required to be made under applicable Legal Requirements or (y) comparable information is required to otherwise be “available” to holders of the Securities under Regulation AB or applicable Legal Requirements.
(e)    If Lender determines that Borrower alone or Borrower and one or more Affiliates of Borrower collectively, or the Property alone or the Property and Related Properties collectively, are a Significant Obligor, then Borrower shall furnish to Lender, on an ongoing basis, selected financial data or financial statements meeting the requirements of Item 1112(b)(1) or (2) of Regulation AB, as specified by Lender, but only for so long as such entity or entities are a Significant Obligor and either (x) Exchange Act Filings are required to be made under applicable Legal Requirements or (y) comparable information is required to otherwise be “available” to holders of the Securities under Regulation AB or applicable Legal Requirements.
(f)    Any financial data or financial statements provided pursuant to this Section 9.1 shall be furnished to Lender within the following time periods:
(i)    with respect to information requested in connection with the preparation of Disclosure Documents for a Securitization, within ten (10) Business Days after written notice from Lender; and
(ii)    with respect to ongoing information required under Section 9.1(d) and (e) above, (1) not later than thirty (30) days after the end of each fiscal quarter of Borrower and (2) not later than seventy-five (75) days after the end of each Fiscal Year of Borrower.
(g)    If requested by Lender, Borrower shall provide Lender, promptly, and in any event within three (3) Business Days following Lender’s request therefor, with any other or additional financial statements, or financial, statistical or operating information, as Lender shall reasonably determine to be required pursuant to Regulation S-K or Regulation S-X, as applicable,

Regulation AB, or any amendment, modification or replacement thereto or other Legal Requirements relating to a Securitization or as shall otherwise be reasonably requested by the Lender.
(h)    If requested by Lender, whether in connection with a Securitization or at any time thereafter during which the Loan and any Related Loans are included in a Securitization, Borrower shall provide Lender, promptly upon request, a list of Tenants (including all affiliates of such Tenants) that in the aggregate (1) occupy 10% or more (but less than 20%) of the total floor area of the improvements or represent 10% or more (but less than 20%) of aggregate base rent, and (2) occupy 20% or more of the total floor area of the improvements or represent 20% or more of aggregate base.
(i)    All financial statements provided by Borrower pursuant to this Section 9.1(c), (d), (e) or (f) shall be prepared in accordance with GAAP, and shall meet the requirements of Regulation S-K or Regulation S-X, as applicable, Regulation AB, and other applicable Legal Requirements. All financial statements relating to a Fiscal Year shall be audited by Independent Accountants in accordance with generally accepted auditing standards, Regulation S-X or Regulation S-K, as applicable, Regulation AB, and all other applicable Legal Requirements, shall be accompanied by the manually executed report of the Independent Accountants thereon, which report shall meet the requirements of Regulation S-K or Regulation S-X, as applicable, Regulation AB, and all other applicable Legal Requirements, and shall be further accompanied by a manually executed written consent of the Independent Accountants, in form and substance acceptable to Lender, to the inclusion of such financial statements in any Disclosure Document and any Exchange Act Filing and to the use of the name of such Independent Accountants and the reference to such Independent Accountants as “experts” in any Disclosure Document and Exchange Act Filing (or comparable information is required to otherwise be available to holders of the Securities under Regulation AB or applicable Legal Requirements), all of which shall be provided at the same time as the related financial statements are required to be provided. All other financial statements shall be certified by the chief financial officer of Borrower, which certification shall state that such financial statements meet the requirements set forth in the first sentence of this paragraph.
(j)    In connection with any Secondary Market Transaction, Lender shall have the right, and Borrower hereby authorizes Lender, to disclose any and all information in Lender’s possession regarding Borrower, Guarantor, any Manager, the Property and/or the Loan in any Disclosure Document, in any promotional or marketing materials that are prepared by or on behalf of Lender in connection with such Secondary Market Transaction or in connection with any oral or written presentation made by or on behalf of Lender, including without limitation, to any actual or potential investors and any Rating Agencies and other NRSROs.

Section 9.2    Securitization Indemnification.
(a)    Borrower understands that information provided to Lender by Borrower and its agents, counsel and representatives may be included in preliminary and final disclosure documents in connection with any Secondary Market Transaction, including a Securitization, including an offering circular, a prospectus, prospectus supplement, private placement memorandum or other offering document (each, a “Disclosure Document”) and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and may be made available to investors or prospective investors in the Securities, investment banking firms, NRSROs, accounting firms, law firms and other third-party advisory and service providers relating to any Secondary Market Transaction, including a Securitization. Borrower also understands that the findings and conclusions of any third-party due diligence report obtained by the Lender, the Issuer or the Securitization placement agent or underwriter may be made publicly available if required, and in the manner prescribed, by Section 15E(s)(4)(A) of the Exchange Act and any rules promulgated thereunder.
(b)    Borrower hereby agrees to indemnify Lender (and for purposes of this Section 9.2, Lender shall include the initial lender, its successors and assigns, and their respective officers and directors) and each Person who controls the Lender within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Lender Group”), the issuer of the Securities (the “Issuer” and for purposes of this Section 9.2, Issuer shall include its officers, director and each Person who controls the Issuer within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), and any placement agent or underwriter with respect to the Securitization, each of their respective officers and directors and each Person who controls the placement agent or underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Underwriter Group”) for any losses, claims, damages or liabilities (collectively, the “Liabilities”) to which Lender, the Lender Group, the Issuer or the Underwriter Group may become subject insofar as the Liabilities arise out of, or are based upon, (A) any untrue statement or alleged untrue statement of any material fact contained in the information provided to Lender by Borrower and its agents, counsel and representatives, (B) the omission or alleged omission to state therein a material fact required to be stated in such information or necessary in order to make the statements in such information, in light of the circumstances under which they were made, not misleading, or (C) a breach of the representations and warranties made by Borrower in Section 3.1.31 of this Agreement (Full and Accurate Disclosure). Borrower also agrees to reimburse Lender, the Lender Group, the Issuer and/or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Lender Group, the Issuer and/or the Underwriter Group in connection with investigating or defending the Liabilities. Borrower’s liability under this paragraph will be limited to Liability that arises out of, or is based upon, an untrue statement or omission made in reliance upon, and in conformity with, information furnished to

Lender by or on behalf of Borrower in connection with the preparation of the Disclosure Document or in connection with the underwriting or closing of the Loan, including financial statements of Borrower, operating statements and rent rolls with respect to the Property. This indemnification provision will be in addition to any liability which Borrower may otherwise have. Borrower acknowledges and agrees that any Person that is included in the Lender Group, the Issuer and/or the Underwriter Group that is not a direct party to this Agreement shall be deemed to be a third-party beneficiary to this Agreement with respect to this Section 9.2(b).
(c)    In connection with any Exchange Act Filing or other reports containing comparable information that is required to be made “available” to holders of the Securities under Regulation AB or applicable Legal Requirements, Borrower agrees to (i) indemnify Lender, the Lender Group, the Issuer and the Underwriter Group for Liabilities to which Lender, the Lender Group, the Issuer and/or the Underwriter Group may become subject insofar as the Liabilities arise out of, or are based upon, an alleged untrue statement or alleged omission or an untrue statement or omission made in reliance upon, and in conformity with, information furnished to Lender by or on behalf of Borrower in connection with the preparation of the Disclosure Document or in connection with the underwriting or closing of the Loan, including financial statements of Borrower, operating statements and rent rolls with respect to the Property, and (ii) reimburse Lender, the Lender Group, the Issuer and/or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Lender Group, the Issuer and/or the Underwriter Group in connection with defending or investigating the Liabilities.
(d)    Promptly after receipt by an indemnified party under this Section 9.2 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 9.2, notify the indemnifying party in writing of the commencement thereof, but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to the indemnifying party. In the event that any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party pursuant to the immediately preceding sentence of this Section 9.2(d), such indemnifying party shall not pay for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party at the cost of the indemnifying party. The indemnifying party shall not be liable for the expenses of more than one separate counsel unless an indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to any other indemnified party. Without the prior written consent of Lender (which consent shall not be unreasonably withheld or delayed), no indemnifying party shall settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any indemnified party is an actual or potential party to such claim, action, suit or proceeding) unless the indemnifying party shall have given Lender reasonable prior written notice thereof and shall have obtained an unconditional release of each indemnified party hereunder from all liability arising out of such claim, action, suit or proceedings, and such settlement requires no statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of the Indemnified Party.
(e)    In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in Section 9.2(b) or (c) is for any reason held to be unenforceable as to an indemnified party in respect of any Liabilities (or action in respect thereof) referred to therein which would otherwise be indemnifiable under Section 9.2(b) or (c), the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Liabilities (or action in respect thereof); provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (i) the Issuer’s and Borrower’s relative knowledge and access to information concerning the matter with respect to which the claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; and (iii) any other equitable considerations appropriate in the circumstances. Lender and Borrower hereby agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation.
(f)    The liabilities and obligations of both Borrower and Lender under this Section 9.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.
Section 9.3    Severance.
9.3.1    Severance Documentation. Lender, without in any way limiting Lender’s other rights hereunder, in its sole and absolute discretion, shall have the right, at any time (whether prior to or after any sale, participation or Securitization of all or any portion of the Loan), to require

Borrower (at no material cost to Borrower) to execute and deliver “component” notes and/or modify the Loan in order to create one or more senior and subordinate notes (i.e., an A/B or A/B/C structure) and/or one or more additional components of the Note or Notes (including the implementation of one or more New Mezzanine Loans (in accordance with Section 9.3.2 below)), reduce the number of components of the Note or Notes, revise the interest rate for each component, reallocate the principal balances of the Notes and/or the components, increase or decrease the monthly debt service payments for each component or eliminate the component structure and/or the multiple note structure of the Loan (including the elimination of the related allocations of principal and interest payments), provided that the Outstanding Principal Balance of all components immediately after the effective date of such modification equals the Outstanding Principal Balance immediately prior to such modification and the weighted average of the interest rates for all components immediately after the effective date of such modification equals the interest rate of the original Note immediately prior to such modification. At Lender’s election, each note comprising the Loan may be subject to one or more Securitizations. Lender shall have the right to modify the Note and/or Notes and any components in accordance with this Section 9.3 and, provided that such modification shall comply with the terms of this Section 9.3, it shall become immediately effective.
9.3.2    New Mezzanine Loan Option. Lender, without in any way limiting Lender’s other rights hereunder, in its sole and absolute discretion, shall have the right, at any time (whether prior to or after any Secondary Market Transaction), to create one or more mezzanine loans (each, a “New Mezzanine Loan”), to establish different interest rates and to reallocate the Outstanding Principal Balance and Monthly Interest Payment Amount of the Loan to the Loan and such New Mezzanine Loan(s) and to require the payment of the Loan and any New Mezzanine Loan(s) in such order of priority as may be designated by Lender; provided, that the outstanding principal balance of the Loan and such New Mezzanine Loan(s) immediately after the effective date of the creation of such New Mezzanine Loan(s) equals the Outstanding Principal Balance immediately prior to such modification and the weighted average of the interest rates for the Loan and such New Mezzanine Loan(s) immediately after the effective date of the creation of such New Mezzanine Loan(s) equals the interest rate of the original Note immediately prior to such modification. Borrower shall cause the formation of one or more special purpose, bankruptcy remote entities as required by Lender in order to serve as the borrower under any New Mezzanine Loan (each, a “New Mezzanine Loan Borrower”) and the applicable organizational documents of Borrower shall be amended and modified as necessary or required in the formation of any New Mezzanine Loan Borrower.

9.3.3    Cooperation; Execution; Delivery. Borrower shall reasonably cooperate with all reasonable requests of Lender in connection with this Section 9.3. If requested by Lender, Borrower shall promptly execute and deliver such documents as shall be required by Lender and any Rating Agency in connection with any modification or New Mezzanine Loan pursuant to this Section 9.3, all in form and substance satisfactory to Lender and satisfactory to any applicable Rating Agency, including, the severance of security documents if requested and/or, in connection with the creation of any New Mezzanine Loan: (i) execution and delivery of a promissory note and loan documents necessary to evidence such New Mezzanine Loan, (ii) execution and delivery of such amendments to the Loan Documents as are necessary in connection with the creation of such New Mezzanine Loan, (iii) delivery of opinions of legal counsel with respect to due execution, authority and enforceability of any modification documents or documents evidencing or securing any New Mezzanine Loan, as applicable and (iv) with respect to any New Mezzanine Loan, delivery of an additional Insolvency Opinion for the Loan and a substantive non-consolidation opinion; each as reasonably acceptable to Lender, prospective investors and/or the Rating Agencies. In the event Borrower fails to execute and deliver such documents to Lender within five (5) Business Days following such request by Lender, Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect such transactions, Borrower hereby ratifying all that such attorney shall do by virtue thereof. It shall be an Event of Default under this Agreement, the Note, the Mortgage and the other Loan Documents if Borrower fails to comply with any of the terms, covenants or conditions of this Section 9.3 after expiration of ten (10) Business Days after written notice thereof.
Section 9.4    Costs and Expenses. Notwithstanding anything to the contrary contained in this Article 9, Borrower shall be responsible for the costs with respect to (i) any transaction described in Section 9.3 (a “Severance Transaction”) only if such Severance Transaction is completed on or before three (3) months after the date hereof and (ii) a Securitization only if the Securitization is completed on or before two years after the date hereof. Severance Transactions completed after the third (3rd) month anniversary of the date hereof or Securitization completed two years after the date hereof shall be at Lender’s cost, other than expenses of Borrower’s counsel, accountants and consultants engaged by Borrower. This section is not intended to limit in any way Borrower's obligations set forth in Section 9.2.
ARTICLE 10

MISCELLANEOUS
Section 10.1    Exculpation. Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the Obligations contained in the Note, this Agreement, the Mortgage or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Mortgage and the other Loan Documents, or in the Property, the Gross Revenues or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, in the Gross Revenues and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Mortgage and the other Loan Documents, shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Mortgage or the other Loan Documents. The provisions of this Section 10.1 shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Mortgage; (c) affect the validity or enforceability of any of the Loan Documents or any guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (d) impair the right of Lender to obtain the appointment of a receiver; (e) impair the enforcement of the Assignment of Leases; (f) impair the enforcement of the Environmental Indemnity; (g) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize the security granted by the Mortgage or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against the Property; or (h) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation incurred by Lender (including attorneys’ fees and costs reasonably incurred) (collectively, “Losses”) arising out of or in connection with the following (all such liability and obligation of Borrower for any or all of the following being referred to herein as “Borrower’s Recourse Liabilities”):
(i)    fraud, willful misconduct, intentional misrepresentation or failure to disclose a material fact by or on behalf of Borrower, Guarantor, any Affiliate of Borrower or Guarantor in connection with the Loan, including by reason of any claim under the Racketeer Influenced and Corrupt Organizations Act (RICO);
(ii)    any violation of municipal Legal Requirements relating to the sufficiency and condition of the parking at the Property; provided, that Borrower’s Recourse Liabilities under this clause 10.1(ii) shall be of no force or effect with respect to any Losses incurred by Lender from and after the date that Borrower provides evidence reasonably satisfactory to Lender (either through delivery of a reasonably satisfactory legal opinion, or letter from municipal authorities, or other proof reasonably satisfactory to Lender) that the parking at the Property is adequate and either in compliance with municipal Legal Requirements or a legal non-conforming use;
(iii)    removal or disposal of any portion of the Property other than in the ordinary course of business or as expressly permitted by the Loan Documents;
(iv)    any physical waste of the Property resulting from the acts or omissions of Borrower, Guarantor or any of their respective Affiliates;
(v)    the forfeiture by Borrower of the Property, or any portion thereof, because of the conduct of criminal activity by Borrower or Guarantor or any of their respective Affiliates in connection therewith;
(vi)    the misappropriation or conversion by or on behalf of Borrower, Guarantor or their respective Affiliates of (A) any Insurance Proceeds paid by reason of any loss, damage or destruction to the Property, (B) any Awards or other amounts received in connection with the Condemnation of all or a portion of the Property, or (C) any Gross Revenues (including Rents, Insurance Proceeds, security deposits, advance deposits or any other deposits and Lease Termination Payments) or (D) any other funds due under the Loan Documents, including, in connection with any of the foregoing, by reason of failure to comply with Section 6.1 hereof, breach of the Clearing Account Agreement, the Cash Management Agreement or breach of Borrower’s obligation set forth in the Management Agreement to deposit Gross Revenues into the Manager Accounts;
(vii)    failure to pay charges for labor or materials or other charges that can create Liens on any portion of the Property;
(viii)    Intentionally Deleted;
(ix)    the failure to pay Taxes unless such failure to pay Taxes is attributable to Lender’s determination not to release funds specifically reserved for such purpose(s) from the Cash Management Accounts controlled by Lender
(x)    any and all documentary taxes, intangible taxes, stamp taxes or transfer taxes (collectively, “Transfer Taxes”) in connection with the origination of the Loan;
(xi)    failure to obtain and maintain the fully paid for Policies in accordance with Section 5.1.1 hereof unless such failure obtain and maintain such Policies is the result of the failure of Borrower to pay insurance premiums for such Policies during such time that an Acceptable Blanket Policy is not effect and Borrower’s failure to pay for such premiums is attributable to Lender’s determination not to release funds specifically reserved for insurance premiums from the Cash Management Deposit Account controlled by Lender;
(xii)    any default under or termination of the Management Agreement (including, without limitation, the amount of damages or any termination fees due but not paid by Borrower thereunder (or, if paid through offsets from reserve accounts, the amount so paid by virtue of such offsets shall be recourse to Borrower) by, or as a result of a breach or default under the Management Agreement by Borrower, Guarantor or their respective Affiliates,
(xiii)    in the event that a replacement Management Agreement with a Qualified Manager to operate the Hotel at the Property as a Luxury Brand is not in effect prior to the effectiveness of such termination (it being agreed that Borrower shall only have the right to send a termination notice to Manager prior to Lender’s approval of a replacement Manager and a replacement Management Agreement only for so long as Borrower is a Close Control Affiliate of the original Guarantor);
(xiv)    at such time as a Franchise Agreement in it effect at the Property, any defaults under the Franchise Agreement (other than personal and non-curable defaults existing prior to the acquisition of the Property by Lender or its designee or nominee whether by foreclosure, deed in lieu of foreclosure or otherwise);
(xv)    Borrower’s indemnification of Lender set forth in Section 9.2 hereof;
(xvi)    physical damage to the Property from the willful misconduct or gross negligence of Borrower, Guarantor or any of their respective Affiliates;
(xvii)    a breach of the covenants set forth in Section 4.4 hereof (other than a breach of those covenants set forth in clauses (f), (j) and (v) of Schedule V attached hereto) or a breach of any of the representations set forth in the “Recycled SPE Certificate” delivered to Lender in connection with the Loan that does not result in the substantive consolidation of the assets and liabilities of Borrower with any other Person (other than a substantive consolidation of Fee Borrower with Lessee Borrower) as a result of such breach;
(xviii)    the failure to pay Common Charges; unless funds to pay such Common Charges were, at the time in question, available in the Common Charges Account and Lender failed to pay (or make such Common Charges Funds available to pay) such Common Charges; and/or
(xix)    any cost or expense incurred by Lender in connection with the enforcement of its rights and remedies hereunder or under any other Loan Document.
Notwithstanding anything to the contrary in this Agreement or any of the other Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Obligations or to require that all collateral shall continue to secure all of the Obligations owing to Lender in accordance with the Loan Documents, and (B) the Obligations shall be fully recourse to Borrower in the event that any of the following occur (each, a “Springing Recourse Event”): (i) a breach of the covenants set forth in Section 4.4 hereof (other than a breach of those covenants set forth in clauses (f), (j) and (v) of Schedule V attached hereto) or a breach of any of the representations set forth in the “Recycled SPE Certificate” delivered to Lender in connection with the Loan that results in the substantive consolidation of the assets and liabilities of Borrower with any other Person as a result of such breach or any breach of clauses (a), (b), (d) or (n) of Schedule V attached hereto (other than a substantive consolidation of the Fee Borrower with the Lessee Borrower); (ii) Borrower fails to obtain Lender’s prior consent to any subordinate financing secured by the Property or other voluntary Lien encumbering the Property; (iii) Borrower fails to obtain Lender’s prior consent to any Transfer of the Property or any interest therein or any Transfer of any direct or indirect interest in Borrower, in either case as required by this Agreement; (iv) Borrower files a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (v) Borrower is substantively consolidated with any other Person (other than a substantive consolidation of the Fee Borrower with the Lessee Borrower), unless such consolidation was involuntary and not consented to by Borrower, or Guarantor and is discharged, stayed or dismissed within ninety (90) days following the occurrence of such consolidation; (vi) the filing of an involuntary petition against Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law by any other Person in which Borrower colludes with or otherwise assists such Person, and/or Borrower solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower by any Person; (vii) Borrower files an answer consenting to, or otherwise acquiescing in, or joining in, any involuntary petition filed against it by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (viii) Borrower or any Affiliate, officer, director or representative which controls Borrower consents to, or acquiesces in, or joins in, an application for the appointment of a custodian, receiver, trustee or examiner for Borrower or any portion of the Property; (ix) Borrower makes an assignment for the benefit of creditors or admits, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due (any of the events described in clauses (iv), (v), (vi), (vii), (viii) and this clause (ix) being referred to individually or collectively, as a "Bankruptcy Event") or (x) if Guarantor (or any Person comprising Guarantor), Borrower or any Affiliate of any of the foregoing, in connection with any enforcement action or exercise or assertion of any right or remedy by or on behalf of Lender under or in connection with the Guaranty, the Note, the Mortgage or any other Loan Document, seeks a defense, judicial intervention or injunctive or other equitable relief of any kind, or asserts in a pleading filed in connection with a judicial proceeding any defense against Lender or any right in connection with any security for the Loan unless such action, exercise or assertion was taken in good faith and on a sound legal and factual basis.
Section 10.2    Survival; Successors and Assigns. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Obligations are outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.
Section 10.3    Lender’s Discretion; Rating Agency Review Waiver.
(a)    Whenever pursuant to this Agreement Lender exercises any right given to it to approve or disapprove any matter, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove such matter or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive. Prior to a Securitization, whenever pursuant to this Agreement the Rating Agencies are given any right to approve or disapprove any matter, or any arrangement or term is to be satisfactory to the Rating Agencies, the decision of Lender to approve or disapprove such matter or to decide whether arrangements or terms are satisfactory or not satisfactory, based upon Lender’s determination of Rating Agency criteria, shall be substituted therefor.
(b)    Whenever, pursuant to this Agreement or any other Loan Documents, a Rating Agency Confirmation or other action is required from each applicable Rating Agency, in the event that any applicable Rating Agency “declines review”, “waives review” or otherwise indicates in writing or otherwise to Lender’s or Servicer’s satisfaction that no Rating Agency Confirmation will or needs to be issued with respect to the matter in question (each, a “Review Waiver”), then the Rating Agency Confirmation requirement shall be deemed to be satisfied with respect to such matter. It is expressly agreed and understood, however, that receipt of a Review Waiver (i) from any one Rating Agency shall not be binding or apply with respect to any other Rating Agency and (ii) with respect to one matter shall not apply or be deemed to apply to any subsequent matter for which Rating Agency Confirmation is required.
Section 10.4    Governing Law.
(a)    THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, AND MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE NOTE DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION AND ENFORCEMENT OF THE LIEN AND SECURITY INTEREST CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED ACCORDING TO, THE LAW OF THE STATE, COMMONWEALTH OR DISTRICT, AS APPLICABLE, IN WHICH THE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, COMMONWEALTH OR DISTRICT, AS APPLICABLE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE NOTE, AND THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
(b)    ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY SUCH

COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:
Corporation Service Company
1180 Avenue of the Americas, Suite 210
New York, NY  10036
AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND BORROWER AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR. NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST BORROWER IN ANY OTHER JURISDICTION. .
Section 10.5    Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party or parties against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on, Borrower shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder or under any other Loan Document, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount. Lender shall have the right to waive or reduce any time periods that Lender is entitled to under the Loan Documents in its sole and absolute discretion.
Section 10.6    Notices. All notices, demands, requests, consents, approvals or other communications (any of the foregoing, a “Notice”) required, permitted or desired to be given hereunder shall be in writing and shall be sent by facsimile (with answer back acknowledged) or by registered or certified mail, postage prepaid, return receipt requested, or delivered by hand or by reputable overnight courier, addressed to the party to be so notified at its address hereinafter set forth, or to such other address as such party may hereafter specify in accordance with the provisions of this Section 10.6. Any Notice shall be deemed to have been received: (a) three (3) days after the date such Notice is mailed, (b) on the date of sending by facsimile if sent during business hours on a Business Day (otherwise on the next Business Day), (c) on the date of delivery by hand if delivered during business hours on a Business Day (otherwise on the next Business Day), and (d) on the next Business Day if sent by an overnight commercial courier, in each case addressed to the parties as follows:

If to Lender:	German American Capital Corporation 60 Wall Street, 10th Floor New York, NY 10005 Attention: Robert W. Pettinato, Jr. Facsimile No. (212) 797-4489
and to:	German American Capital Corporation 60 Wall Street, 10th Floor New York, NY 10005 Attention: General Counsel Facsimile No. (646)736-5721
with a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 Attention: Audrey Sokoloff, Esq. Telecopy No.: (917) 777-2170 Confirmation No.: (212) 735-3000
with a copy to:	Midland Loan Services Inc. 10851 Mastin, Suite 300 Overland Park, KS 66210 Attention: Shelly Carrel Telecopy No.: 913-253-9001 Confirmation No.: 913-253-9249

If to Borrower:
SHC Chopin Plaza, LLC

DTRS InterContinental Miami, LLC

c/o Strategic Hotels & Resorts, Inc.

200 W. Madison Street

Suite 1700

Chicago Illinois 60606

Attention: Chief Financial Officer and General Counsel

Facsimile No. (312) 658-5799

with a copy to:	Perkins Coie LLP 131 South Dearborn Street, Suite 1700 Chicago, IL 60603-5559 Attention: Bruce A. Bonjour, Esq. Telefax No.: (312) 324-9650
Any party may change the address to which any such Notice is to be delivered by furnishing ten (10) days written notice of such change to the other parties in accordance with the provisions of this Section 10.6. Notices shall be deemed to have been given on the date as set forth above, even if there is an inability to actually deliver any such Notice because of a changed address of which no Notice was given, or there is a rejection or refusal to accept any Notice offered for delivery. Notice for any party may be given by its respective counsel. Additionally, Notice from Lender may also be given by Servicer and Lender hereby acknowledges and agrees that Borrower shall be entitled to rely on any Notice given by Servicer as if it had been sent by Lender.
Section 10.7    Waiver of Trial by Jury. BORROWER AND LENDER EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND LENDER AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.

Section 10.8    Headings, Schedules and Exhibits. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. The Schedules and Exhibits annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.9    Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
Section 10.10    Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the Obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.
Section 10.11    Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.
Section 10.12    Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where, by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, neither Lender nor its agents shall be liable for any monetary damages and Borrower’s sole remedy shall be limited to commencing an action seeking injunctive relief or declaratory judgment. Any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.
Section 10.13    Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.
Section 10.14    No Joint Venture or Partnership; No Third Party Beneficiaries.
(a)    Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.
(b)    The Loan Documents are solely for the benefit of Lender and Borrower (and the Lender Group, the Issuer and the Underwriter Group with respect to Section 9.2(b)) and nothing contained in any Loan Document shall be deemed to confer upon anyone other than the Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained therein.
Section 10.15    Publicity. Except as required under any Securities law and press releases in connection with any filings required by the Securities law, all news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, the Affiliate of Lender that acts as the issuer with respect to a Securitization or any of their other Affiliates shall be subject to the prior written reasonable approval of Lender. Lender shall have the right to issue any of the foregoing without Borrower’s approval and Borrower authorizes Lender to issue press releases, advertisements and other promotional materials in connection with Lender’s own promotional and marketing activities, including in connection with a Secondary Market Transaction, and such materials may describe the Loan in general terms or in detail and Lender’s participation therein in the Loan.
Section 10.16    Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s members or partners, as applicable, and others with interests in Borrower, and of the Property, and shall not assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Obligations without any prior or different resort for collection, or of the right of Lender to the payment of the Obligations out of the net proceeds of the Property in preference to every other claimant whatsoever.
Section 10.17    Certain Waivers. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents or otherwise to offset any obligations to make the payments required by the Loan Documents. No failure by Lender to perform any of its obligations hereunder shall be a valid defense to, or result in any offset against, any payments which Borrower is obligated to make under any of the Loan Documents. Without limiting any of the other provisions contained herein, Borrower hereby unconditionally and irrevocably waives, to the maximum extent not prohibited by applicable law, any rights it may have to claim or recover against Lender in any legal action or proceeding any special, exemplary, punitive or consequential damages.
Section 10.18    Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan, without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.
Section 10.19    Brokers and Financial Advisors. Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower shall indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, losses, costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising out of a claim by any Person that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein. The provisions of this Section 10.19 shall survive the expiration and termination of this Agreement and the payment of the Obligations.
Section 10.20    Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto and their respective affiliates in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, including any confidentiality agreements or any similar agreements between or among any such parties, whether oral or written, are superseded by the terms of this Agreement and the other Loan Documents.
Section 10.21    Servicer.
(a)    At the option of Lender, the Loan may be serviced by a servicer or special servicer (the “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Lender and Servicer. Borrower shall not be responsible for any set-up fees or any other initial costs relating to or arising under the Servicing Agreement. Borrower shall be responsible for payment of the annual master servicing fee due to the Servicer under the Servicing Agreement.
(b)    Other than as set forth in Section 10.21(a) above, Borrower shall pay all of the fees and expenses of the Servicer and any reasonable third-party fees and expenses in connection with the Loan, including any prepayments, releases of the Property, approvals under the Loan Documents requested by Borrower, other requests under the Loan, defeasance, assumption of Borrower’s obligations or modification of the Loan, as well as any fees and expenses in connection with the special servicing or work-out of the Loan or enforcement of the Loan Documents, including, special servicing fees, operating or trust advisor fees (if the Loan is a specially serviced loan or in connection with a workout), work-out fees, liquidation fees, reasonable attorneys’ fees and expenses and other reasonable fees and expenses in connection with the modification or restructuring of the Loan.
Section 10.22    Joint and Several Liability. If more than one Person has executed this Agreement as “Borrower,” the representations, covenants, warranties and obligations of all such Persons hereunder shall be joint and several.
Section 10.23    Creation of Security Interest. Notwithstanding any other provision set forth in this Agreement, the Note, the Mortgage or any of the other Loan Documents, Lender may at any time create a security interest in all or any portion of its rights under this Agreement, the Note, the Mortgage and any other Loan Document (including the advances owing to it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.
Section 10.24    Taxes. Any and all payments by Borrower hereunder and under the other Loan Documents shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on Lender’s income, and franchise taxes imposed on Lender by the law or regulation of any Governmental Authority (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to in this Section 10.24 as “Applicable Taxes”). If Borrower shall be required by law to deduct any Applicable Taxes from or in respect of any sum payable hereunder to Lender, the following shall apply: (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 10.24), Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. Payments pursuant to this Section 10.24 shall be made within ten (10) days after the date Lender makes written demand therefor.
Section 10.25    Assignments and Participations. In addition to any other rights of Lender hereunder, the Loan, the Note, the Loan Documents and/or Lender’s rights, title, obligations and interests therein may be sold, assigned, participated or otherwise transferred by Lender and any of its successors and assigns to any Person at any time in its sole and absolute discretion, in whole or in part, whether by operation of law (pursuant to a merger or other successor in interest) or otherwise without notice to or consent from Borrower or any other Person. Upon such assignment, all references to Lender in this Agreement and in any Loan Document shall be deemed to refer to such assignee or successor in interest and such assignee or successor in interest shall thereafter stand in the place of Lender in all respects. Except as expressly permitted herein, Borrower may not assign its rights, title, interests or obligations under this Agreement or under any of the Loan Documents.
Section 10.26    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.
Section 10.27    Set-Off. In addition to any rights and remedies of Lender provided by this Agreement and by law, Lender shall have the right in its sole discretion, without prior notice to Borrower, any such notice being expressly waived by Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Lender or any Affiliate thereof to or for the credit or the account of Borrower; provided however, Lender may only exercise such right during the continuance of an Event of Default. Lender agrees promptly to notify Borrower after any such set-off and application made by Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

[No Further Text On This Page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.
LENDER:

GERMAN AMERICAN CAPITAL CORPORATION
By:     /s:/ James F. Griffith
    James F. Griffith
    Managing Director
By:     /s:/ William Moyer
    William Moyer
    Director

[signatures continue on following page]

FEE BORROWER:

SHC CHOPIN PLAZA, LLC, a Delaware limited liability company

By:     /s:/ Jonathan Stanner
    Jonathan P. Stanner
Vice President, Capital Markets, Acquisitions & Treasurer

By signing below, Lessee Borrower agrees that in consideration of the substantial benefit that it will receive from Lender making the Loan to Fee Borrower, to comply with and shall be obligated with respect to all of the terms, conditions, obligations and restrictions agreed to by "Lessee Borrower" and "Borrower" as set forth herein:
LESSEE BORROWER:

DTRS INTERCONTINENTAL MIAMI, LLC, a Delaware limited liability company

By:     /s:/ Jonathan Stanner
    Jonathan P. Stanner
Vice President, Capital Markets, Acquisitions & Treasurer

SCHEDULE I

RENT ROLL
(Attached)

Sch. I-1

SCHEDULE II

REQUIRED REPAIRS

Items Included in Immediate Repairs	Action	Estimated Costs	Completion Dates
Flatwork, Exterior Stairs and Railings	Repair / Engineering Study	$16,000	Dec-14
Vertical Transportation	Refurbish	$133,333	Ongoing renovation to be completed Dec. 2016
Fire Sprinklers and Standpipes	Repair / Re-Inspect Following Repairs	$9,000	Dec-14
Common Areas	Replace	$2,500	Dec-14
Total Immediate Repairs		$160,833

Sch. II-1

SCHEDULE III

ORGANIZATIONAL CHART
(Attached)

Sch. III-1

SCHEDULE IV

EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES
With respect to Sections 3.1.17(iii) and (vii), Borrower holds rent deposits in the following amounts:

1.	$1,000 (Bayfront Flowers)
$1,200 (Speed Auto)

Sch. IV-1

SCHEDULE V
DEFINITION OF SPECIAL PURPOSE BANKRUPTCY REMOTE ENTITY
Borrower hereby represents and warrants to, and covenants with, Lender that since the date of its formation and at all times on and after the date hereof and until such time as the Obligations shall be paid and performed in full:
(a)Borrower (i) has been, is, and will be organized solely for the purpose of acquiring, developing, owning, holding, selling, leasing, transferring, exchanging, managing and operating the Property, entering into this Agreement with the Lender, refinancing the Property in connection with a permitted repayment of the Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing, and (ii) has not owned, does not own, and will not own any asset or property other than (A) the Property, and (B) incidental personal property necessary for the ownership or operation of the Property.
(b)    Borrower has not engaged and will not engage in any business other than the ownership, management and operation of the Property and Borrower will conduct and operate its business as presently conducted and operated.
(c)    Borrower has not and will not enter into any contract or agreement with any Affiliate of Borrower, except upon terms and conditions that are intrinsically fair, commercially reasonable, and no less favorable to it than would be available on an arms-length basis with third parties other than any such party.
(d)    Borrower has not incurred and will not incur any Indebtedness other than Permitted Indebtedness.
(e)    Borrower has not made and will not make any loans or advances to any third party (including any Affiliate or constituent party), and has not and shall not acquire obligations or securities of its Affiliates.
(f)    Borrower has been, is, and intends to remain solvent and Borrower has paid and intends to pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets; provided that the foregoing shall not require any direct or indirect member, partner or shareholder of Borrower to make any additional capital contributions to Borrower.
(g)    Borrower has done or caused to be done, and will do, all things necessary to observe organizational formalities and preserve its existence, and Borrower has not, will not (i) terminate or fail to comply with the provisions of its organizational documents, or (ii) unless (A) Lender has consented and (B) following a Securitization of the Loan, the applicable Rating

Sch. V-1

Agencies have issued a Rating Agency Confirmation, amend, modify or otherwise change its operating agreement or other organizational documents except as and to the extent expressly permitted by the Loan Documents.
(h)    Except to the extent that Borrower is (i) required to file consolidated tax returns by law; or (ii) treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable law, (1) Borrower has maintained and will maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates and any other Person; (2) Borrower’s assets will not be listed as assets on the financial statement of any other Person; it being understood that Borrower’s assets may be included in a consolidated financial statement of its Affiliates provided that (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of Borrower and such Affiliates and to indicate that Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person, and (ii) such assets shall be listed on Borrower’s own separate balance sheet; and (3) Borrower will file its own tax returns (to the extent Borrower is required to file any tax returns) and will not file a consolidated federal income tax return with any other Person. Borrower has maintained and shall maintain its books, records, resolutions and agreements in accordance with this Agreement.
(i)    Borrower has been, will be, and at all times has held and will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate of Borrower or any constituent party of Borrower (recognizing that Borrower may be treated as a “disregarded entity” for tax purposes and is not required to file tax returns for tax purposes under applicable law)), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its Affiliates as a division or department or part of the other and shall, to the extent reasonably necessary for the operation of its business, maintain and utilize separate stationery, invoices and checks bearing its own name.
(j)    Borrower has maintained and intends to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided that the foregoing shall not require any direct or indirect member, partner or shareholder of Borrower to make any additional capital contributions to Borrower.
(k)    Neither Borrower nor any constituent party of Borrower has sought or will seek or effect the liquidation, dissolution, winding up, consolidation or merger, in whole or in part, of Borrower.

Sch. V-2

(l)    Borrower has not and will not commingle the funds and other assets of Borrower with those of any Affiliate or constituent party or any other Person, and has held and will hold all of its assets in its own name.
(m)    Borrower has and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or constituent party or any other Person.
(n)    Except to the extent expressly permitted by the Agreement, Borrower has not and will not assume or guarantee or become obligated for the debts of any other Person and does not and will not hold itself out to be responsible for or have its credit available to satisfy the debts or obligations of any other Person.
(o)    The organizational documents of Borrower shall provide that the business and affairs of Borrower shall be (A) managed by or under the direction of a board of one or more directors designated by Borrower’s sole member (the “Sole Member”) or (B) a committee of managers designated by Sole Member (a “Committee”) or (C) by Sole Member, and at all times there shall be at least two (2) duly appointed Independent Directors or Independent Managers. In addition, the organizational documents of Borrower shall provide that no Independent Director or Independent Manager (as applicable) of Borrower may be removed or replaced without Cause and unless Borrower provides Lender with not less than three (3) Business Days’ prior written notice of (a) any proposed removal of an Independent Director or Independent Manager (as applicable), together with a statement as to the reasons for such removal, and (b) the identity of the proposed replacement Independent Director or Independent Manager, as applicable, together with a certification that such replacement satisfies the requirements set forth in the organizational documents for an Independent Director or Independent Manager (as applicable).
(p)    The organizational documents of Borrower shall also provide an express acknowledgment that Lender is an intended third-party beneficiary of the “special purpose” provisions of such organizational documents.
(q)    The organizational documents of Borrower shall provide that the board of directors, the Committee or Sole Member (as applicable) of Borrower shall not take any action which, under the terms of any certificate of formation, limited liability company operating agreement or any voting trust agreement, requires an unanimous vote of the board of directors (or the Committee as applicable) of Borrower unless at the time of such action there shall be (A) at least two (2) members of the board of directors (or the Committee as applicable) who are Independent Directors or Independent Managers, as applicable (and such Independent Directors or Independent Managers, as applicable, have participated in such vote) or (B) if there is no board of directors or Committee, then such Independent Managers shall have participated in such vote. The organizational documents

Sch. V-3

of Borrower shall provide that Borrower will not and Borrower agrees that it will not, without the unanimous written consent of its board of directors, its Committee or its Sole Member (as applicable), including, or together with, the Independent Directors or Independent Managers (as applicable) (i) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, (ii) seek or consent to the appointment of a receiver, liquidator or any similar official of Borrower or a substantial part of its business, (iii) take any action that might cause such entity to become insolvent, (iv) make an assignment for the benefit of creditors, (v) admit in writing its inability to pay debts generally as they become due, (vi) declare or effectuate a moratorium on the payment of any obligations, or (vii) take any action in furtherance of the foregoing. Borrower shall not take any of the foregoing actions without the unanimous written consent of its board of directors, its Committee or its Sole Member, as applicable, including (or together with) all Independent Directors or Independent Managers, as applicable. In addition, the organizational documents of Borrower shall provide that, when voting with respect to any matters set forth in the immediately preceding sentence of this clause (q), the Independent Directors or Independent Managers (as applicable) shall consider only the interests of Borrower, including its creditors. Without limiting the generality of the foregoing, such documents shall expressly provide that, to the greatest extent permitted by law, except for duties to Borrower (including duties to the members of Borrower solely to the extent of their respective economic interest in Borrower and to Borrower’s creditors as set forth in the immediately preceding sentence), such Independent Directors or Independent Managers (as applicable) shall not owe any fiduciary duties to, and shall not consider, in acting or otherwise voting on any matter for which their approval is required, the interests of (i) the members of Borrower, (ii) other Affiliates of Borrower, or (iii) any group of Affiliates of which Borrower is a part; provided, however, the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing.
(r)    The organizational documents of Borrower shall provide that, as long as any portion of the Obligations remains outstanding, upon the occurrence of any event that causes Sole Member to cease to be a member of Borrower (other than (i) upon an assignment by Sole Member of all of its limited liability company interest in Borrower and the admission of the transferee, if permitted pursuant to the organizational documents of Borrower and the Loan Documents, or (ii) the resignation of Sole Member and the admission of an additional member of Borrower, if permitted pursuant to the organizational documents of Borrower and the Loan Documents), each of the persons acting as an Independent Director or Independent Manager (as applicable) of Borrower shall, without any action of any Person and simultaneously with Sole Member ceasing to be a member of Borrower, automatically be admitted as members of Borrower (in each case, individually, a “Special Member” and collectively, the “Special Members”) and shall preserve and continue the existence of Borrower without dissolution. The organizational documents of Borrower shall further provide that for so long as any portion of the Obligations is outstanding, no Special Member may resign or transfer its rights as Special Member unless (i) a successor Special Member has been admitted to Borrower as

Sch. V-4

a Special Member, and (ii) such successor Special Member has also accepted its appointment as an Independent Director or Independent Manager (as applicable).
(s)    The organizational documents of Borrower shall provide that, as long as any portion of the Obligations remains outstanding, except as expressly permitted pursuant to the terms of this Agreement, (i) Sole Member may not resign, and (ii) no additional member shall be admitted to Borrower.
(t)    The organizational documents of Borrower shall provide that, as long as any portion of the Obligations remains outstanding: (i) Borrower shall be dissolved, and its affairs shall be wound up, only upon the first to occur of the following: (A) the termination of the legal existence of the last remaining member of Borrower or the occurrence of any other event which terminates the continued membership of the last remaining member of Borrower in Borrower unless the business of Borrower is continued in a manner permitted by its operating agreement or the Delaware Limited Liability Company Act (the “Act”), or (B) the entry of a decree of judicial dissolution under Section 18-802 of the Act; (ii) upon the occurrence of any event that causes the last remaining member of Borrower to cease to be a member of Borrower or that causes Sole Member to cease to be a member of Borrower (other than (A) upon an assignment by Sole Member of all of its limited liability company interest in Borrower and the admission of the transferee, if permitted pursuant to the organizational documents of Borrower and the Loan Documents, or (B) the resignation of Sole Member and the admission of an additional member of Borrower, if permitted pursuant to the organizational documents of Borrower and the Loan Documents), to the fullest extent permitted by law, the personal representative of such last remaining member shall be authorized to, and shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of such member in Borrower, agree in writing (I) to continue the existence of Borrower, and (II) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of Borrower, effective as of the occurrence of the event that terminated the continued membership of such member in Borrower; (iii) the bankruptcy of Sole Member or a Special Member shall not cause such Sole Member or Special Member, respectively, to cease to be a member of Borrower and upon the occurrence of such an event, the business of Borrower shall continue without dissolution; (iv) in the event of the dissolution of Borrower, Borrower shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of Borrower in an orderly manner), and the assets of Borrower shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act; and (v) to the fullest extent permitted by law, each of Sole Member and the Special Members shall irrevocably waive any right or power that they might have to cause Borrower or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of Borrower, to compel any sale of all or any portion of the assets of Borrower pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of Borrower.

Sch. V-5

(u)    Borrower shall conduct its business so that the assumptions made with respect to Borrower in the Insolvency Opinion shall be true and correct in all respects. In connection with the foregoing, Borrower hereby covenants and agrees that it will comply with or cause the compliance with, (i) all of the facts and assumptions (whether regarding Borrower or any other Person) set forth in the Insolvency Opinion, (ii) all of the representations, warranties and covenants on this Schedule V, and (iii) all of the organizational documents of Borrower.
(v)    Borrower has paid and intends to pay its own liabilities and expenses, including the salaries of its own employees (if any) from its own funds, and has maintained and shall maintain a sufficient number of employees (if any) in light of its contemplated business operations; provided that the foregoing shall not require any direct or indirect member, partner or shareholder of Borrower to make any additional capital contributions to Borrower.
(w)    Borrower has not permitted and will not permit any Affiliate or constituent party independent access to its bank accounts.
(x)    Borrower has compensated and shall compensate each of its consultants and agents from its funds for services provided to it and pay from its own assets all obligations of any kind incurred; provided that the foregoing shall not require any direct or indirect member, partner or shareholder of Borrower to make any additional capital contributions to Borrower.
(y)    Borrower has allocated and will allocate fairly and reasonably any overhead expenses that are shared with any Affiliate, including shared office space.
(z)    Except in connection with the Loan, Borrower has not pledged and will not pledge its assets for the benefit of any other Person.
(aa)    Borrower has and will have no obligation to indemnify its officers, directors, members or Special Members, as the case may be, or has such an obligation that is fully subordinated to the Debt and will not constitute a claim against it if cash flow in excess of the amount required to pay the Debt is insufficient to pay such obligation.
(ab)    Borrower has not, does not, and will not have any of its obligations guaranteed by any Affiliate (other than from the Guarantor with respect to the Loan).
As used herein:
“Cause” shall mean, with respect to an Independent Director or Independent Manager, (i) acts or omissions by such Independent Director or Independent Manager, as applicable, that constitute willful disregard of, or gross negligence with respect to, such Independent Director’s or Independent Manager’s, as applicable, duties, (ii) such Independent Director or Independent

Sch. V-6

Manager, as applicable, has engaged in or has been charged with or has been indicted or convicted for any crime or crimes of fraud or other acts constituting a crime under any law applicable to such Independent Director or Independent Manager, as applicable, (iii) such Independent Director or Independent Manager, as applicable, has breached its fiduciary duties of loyalty and care as and to the extent of such duties in accordance with the terms of Borrower’s organizational documents, (iv) there is a material increase in the fees charged by such Independent Director or Independent Manager, as applicable, or a material change to such Independent Director’s or Independent Manager’s, as applicable, terms of service, (v) such Independent Director or Independent Manager, as applicable, is unable to perform his or her duties as Independent Director or Independent Manager, as applicable, due to death, disability or incapacity, or (vi) such Independent Director or Independent Manager, as applicable, no longer meets the definition of Independent Director or Independent Manager, as applicable.
“Independent Director” or “Independent Manager” shall mean a natural person selected by Borrower (a) with prior experience as an independent director, independent manager or independent member, (b) with at least three (3) years of employment experience, (c) who is provided by a Nationally Recognized Service Company, (d) who is duly appointed as an Independent Director or Independent Manager and is not, will not be while serving as Independent Director or Independent Manager (except pursuant to an express provision in Borrower’s operating agreement providing for the appointment of such Independent Director or Independent Manager to become a “special member” upon the last remaining member of Borrower ceasing to be a member of Borrower) and shall not have been at any time during the preceding five (5) years, any of the following:
(i)    a stockholder, director (other than as an Independent Director), officer, employee, partner, attorney or counsel of Borrower, any Affiliate of Borrower or any direct or indirect parent of Borrower;
(ii)    a customer, supplier or other Person who derives any of its purchases or revenues from its activities with Borrower or any Affiliate of Borrower;
(iii)    a Person or other entity Controlling or under Common Control with any such stockholder, partner, customer, supplier or other Person described in clause (i) or clause (ii) above; or
(iv)    a member of the immediate family of any such stockholder, director, officer, employee, partner, customer, supplier or other Person described in clause (i) or clause (ii) above.
A natural person who otherwise satisfies the foregoing definition and satisfies subparagraph (i) by reason of being the Independent Director or Independent Manager of a “special purpose entity” affiliated with Borrower shall be qualified to serve as an Independent Director or Independent Manager of Borrower, provided that the fees that such individual earns from serving as Independent

Sch. V-7

Director or Independent Manager of affiliates of Borrower in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year.
A natural person who satisfies the foregoing definition other than clause (ii) shall not be disqualified from serving as an Independent Director or Independent Manager of Borrower if such individual is an independent director, independent manager or special manager provided by a Nationally Recognized Service Company that provides professional independent directors, independent managers and special managers and also provides other corporate services in the ordinary course of its business.
“Nationally Recognized Service Company” shall mean any of CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, National Corporate Research, Ltd., United Corporate Services, Inc., Independent Member Services LLC or such other nationally recognized company that provides independent director, independent manager or independent member services and that is reasonably satisfactory to Lender, in each case that is not an Affiliate of Borrower and that provides professional independent directors and other corporate services in the ordinary course of its business.

Sch. V-8

SCHEDULE VI
INTELLECTUAL PROPERTY

None.

Sch. VI-1

SCHEDULE VII
Intentionally Omitted

Sch. VII-1

SCHEDULE VIII

OPERATING LEASE

Sch. VIII-1

SCHEDULE IX

PRE-APPROVED MANAGERS/FRANCHISORS
Hilton Worldwide Inc.
Marriott International, Inc.
Starwood Hotels and Resorts Worldwide, Inc.
Four Seasons Hotels Limited
Hyatt Hotels Corporation
Current Manager

Sch. IX-1

SCHEDULE X

PRE-APPROVED TRANSFEREES

Hilton Hotels & Resorts
Host Hotels & Resorts
Marriott International, Inc.
Starwood Hotels and Resorts Worldwide, Inc.
GIC
Hyatt
Fairmont Hotels & Resorts
The Blackstone Group
KSL Capital
Loews Hotels
Sunstone Hotel Investors
Ryman Hospitality Properties
DiamondRock Hospitality Company
LaSalle Hotel Properties
Pebblebrook Hotel Trust

Sch. X-1

SCHEDULE XI

BOARD OF DIRECTORS

•	John Osborne- Vice President

•	Delber Mendez- Secretary

•	Robert Hill- Hotel GM

•	Lilian Butchart- Hotel Director of Finance

Sch. XI-1

EXHIBIT A

LEGAL DESCRIPTION

PARCEL 1
THE HOTEL UNIT OF MIAMI CENTER, A CONDOMINIUM, ACCORDING TO THE DECLARATION OF CONDOMINIUM THEREOF RECORDED IN OFFICIAL RECORDS BOOK 14008, PAGE 1398 OF THE PUBLIC RECORDS OF DADE COUNTY, FLORIDA, AND ALL SUBSEQUENT AMENDMENTS THERETO, TOGETHER WITH AN UNDIVIDED INTEREST IN THE COMMON ELEMENTS OF SAID CONDOMINIUM AS SET FORTH IN THE DECLARATION OF CONDOMINIUM.
PARCEL 2
TOGETHER WITH A NON-EXCLUSIVE EASEMENT WHICH BENEFITS THE HOTEL UNIT, IN AND TO THE OFFICE UNIT OF MIAMI CENTER, A CONDOMINIUM, ACCORDING TO THE DECLARATION OF CONDOMINIUM RECORDED IN OFFICIAL RECORDS BOOK 14008, PAGE 1398, PUBLIC RECORDS OF DADE COUNTY, FLORIDA, AS DESCRIBED IN THAT CERTAIN PARKING COVENANT AND COVENANT FOR HOTEL AMENITIES RUNNING WITH THE LAND, DATED FEBRUARY 23, 1989, AS REFERRED TO IN THE MEMORANDUM OF PARKING COVENANT AND COVENANT FOR HOTEL AMENITIES RUNNING WITH THE LAND, FILED FEBRUARY 27, 1989 IN OFFICIAL RECORDS BOOK 14010, AT PAGE 3198, PUBLIC RECORDS OF DADE COUNTY, FLORIDA.
PARCEL 3
TOGETHER WITH THOSE EASEMENTS WHICH BENEFIT THE HOTEL UNIT AS CREATED BY AND SET FORTH IN GRANT OF EASEMENTS AND DECLARATION OF RESTRICTIONS RECORDED IN OFFICIAL RECORDS BOOK 11102, PAGE 2247, PUBLIC RECORDS OF MIAMI-DADE COUNTY, FLORIDA.
PARCEL 4
TOGETHER WITH THOSE EASEMENTS WHICH BENEFIT THE HOTEL UNIT AS CREATED BY AND SET FORTH IN GRANT OF EASEMENTS AND DECLARATION OF RESTRICTIONS RECORDED IN OFFICIAL RECORDS BOOK 14686, PAGE 963, PUBLIC RECORDS OF MIAMI-DADE COUNTY, FLORIDA.

Ex. A - 1

PARCEL 5
TOGETHER WITH THAT EASEMENT WHICH BENEFIT THE HOTEL UNIT AS CREATED BY AND SET FORTH IN THAT CERTAIN NON-EXCLUSIVE EASEMENT FOR ENCORACHMENT RECORDED IN OFFICIAL RECORDS BOOK 18794, PAGE 99, PUBLIC RECORDS OF MIAMI-DADE COUNTY, FLORIDA.

Ex. A - 2

EXHIBIT B
Secondary Market Transaction Information
(A)    Any proposed program for the renovation, improvement or development of the Property, or any part thereof, including the estimated cost thereof and the method of financing to be used.
(B)    The general competitive conditions to which the Property is or may be subject.
(C)    Management of the Property.
(D)    Occupancy rate expressed as a percentage for each of the last five years.
(E)    Principal business, occupations and professions carried on in, or from the Property.
(F)    Number of Tenants occupying 10% or more of the total rentable square footage of the Property and principal nature of business of such Tenant, and the principal provisions of the leases with those Tenants including, but not limited to: rental per annum, expiration date, and renewal options.
(G)    The average effective annual rental per square foot or unit for each of the last three years prior to the date of filing.
(H)    Schedule of the lease expirations for each of the ten years starting with the year in which the registration statement is filed (or the year in which the prospectus supplement is dated, as applicable), stating:
(1)    The number of Tenants whose leases will expire.
(2)    The total area in square feet covered by such leases.
(3)    The annual rental represented by such leases.
(4)    The percentage of gross annual rental represented by such leases.

Ex. B - 1